Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of December 6, 2018

among

SUMMIT HOTEL OP, LP,

as Borrower,

SUMMIT HOTEL PROPERTIES, INC.,

as Parent Guarantor,

THE OTHER GUARANTORS NAMED HEREIN,

as Subsidiary Guarantors,

THE INITIAL LENDERS, INITIAL ISSUING BANKS AND SWING LINE BANKS NAMED HEREIN,

as Initial Lenders, Initial Issuing Banks and Swing Line Banks,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

with

BANK OF AMERICA, N.A.,

REGIONS BANK,

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents,

and

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

REGIONS CAPITAL MARKETS,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and as Joint Bookrunners

i

ii

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Unencumbered Assets
Schedule III	-	Approved Managers
Schedule IV	-	Existing Letters of Credit
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(f)	-	Material Litigation
Schedule 4.01(n)	-	Existing Debt
Schedule 4.01(o)	-	Existing Liens
Schedule 4.01(p)	-	Real Property
Part I	-	Owned Assets
Part II	-	Leased Assets
Part III	-	Management Agreements
Part IV	-	Franchise Agreements
Schedule 4.01(q)	-	Environmental Concerns
Schedule 4.01(w)	-	Plans and Welfare Plans

EXHIBITS

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Issuance of Letter of Credit
Exhibit D	-	Form of Guaranty Supplement
Exhibit E	-	Form of Assignment and Acceptance
Exhibit F-1	-	Form of Opinion of Kleinberg, Kaplan, Wolff & Cohen, P.C.
Exhibit F-2	-	Form of Opinion of Venable LLP
Exhibit F-3	-	Form of Opinion of Hagen, Wilka & Archer, LLP
Exhibit G	-	Form of Section 2.12(e) U.S. Tax Compliance Certificate

iii

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of December 6, 2018 (this “Agreement”) among SUMMIT HOTEL OP, LP, a Delaware limited partnership (the “Borrower”), SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Parent” or the “Parent Guarantor”), the entities listed on the signature pages hereof as the subsidiary guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 5.01(j), 5.01(x) or 7.05, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), the Swing Line Banks (as hereinafter defined), DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), BANK OF AMERICA, N.A., REGIONS BANK and U.S. BANK NATIONAL ASSOCIATION, as the initial issuers of Letters of Credit (as hereinafter defined) (the “Initial Issuing Banks”), DBNY, as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), BANK OF AMERICA, N.A., REGIONS BANK and U.S. BANK NATIONAL ASSOCIATION, as co-syndication agents, with DEUTSCHE BANK SECURITIES INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, REGIONS CAPITAL MARKETS and U.S. BANK NATIONAL ASSOCIATION as joint lead arrangers (the “Arrangers”) and as joint bookrunners.

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceding Lender” has the meaning specified in Section 2.17(d).

“Accession Agreement” has the meaning specified in Section 2.17(d)(i).

“Additional Margin Amounts” has the meaning specified in the definition of Applicable Margin.

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted Consolidated EBITDA” means Consolidated EBITDA for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, minus an amount equal to the aggregate Deemed FF&E Reserves for all Consolidated Assets owned by the Parent Guarantor and its Consolidated Subsidiaries.

“Adjusted Net Operating Income” or “Adjusted NOI” means, with respect to any Unencumbered Asset, (a) the Net Operating Income attributable to such Unencumbered Asset less (b) the Deemed FF&E Reserve for such Unencumbered Asset, less (c) the Deemed Management Fee for such Unencumbered Asset, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its office at 60 Wall Street, New York, New York 10005, ABA No. 021-001-033, for further credit to Commercial Loan Division, Account No. 60200119, Reference:  Summit Hotel OP, LP, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

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“Advance” means a Revolving Credit Advance, a Term Loan Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 35% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:(a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Parent Guarantor or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” for Revolving Credit Advances means, at any date of determination, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Pricing Level	Leverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	< 3.5:1.0	0.40%	1.40%
II	≥ 3.5:1.0, but < 4.0:1.0	0.45%	1.45%
III	≥ 4.0:1.0, but < 4.5:1.0	0.55%	1.55%
IV	≥ 4.5:1.0, but < 5.0:1.0	0.65%	1.65%
V	≥ 5.0:1.0, but < 5.5:1.0	0.75%	1.75%
VI	≥ 5.5:1.0, but < 6.0:1.0	0.95%	1.95%
VII	≥ 6.0:1.0	1.15%	2.15%

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The Applicable Margin for a Term Loan Advance shall be five basis points less than the Applicable Margin for a Revolving Credit Advance as of the applicable date of determination.

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Margin shall initially be at Pricing Level IV on the Closing Date, (b) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (i) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the Leverage Ratio, (c) the Applicable Margin shall be at Pricing Level VII during any period that an increase in the maximum ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value in accordance with the proviso in Section 5.04(b)(i) is in effect, and (d) the Applicable Margin shall be at Pricing Level VII for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (b) of this proviso.  If (i) the Leverage Ratio used to determine the Applicable Margin for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or certificate delivered pursuant to Section 5.03(b) or (c), and (ii) as a result thereof, the Applicable Margin paid to the Lenders and/or the Issuing Bank, as the case may be, at any time pursuant to this Agreement is lower than the Applicable Margin that would have been payable to the Lenders and/or the Issuing Bank, as the case may be, had the Applicable Margin been calculated on the basis of the correct Leverage Ratio, the Applicable Margin in respect of such period will be adjusted upwards automatically and retroactively, and the Borrower shall pay to each Lender and/or the Issuing Bank, as the case may be, such additional amounts (“Additional Margin Amounts”) as are necessary so that after receipt of such amounts such Lender and/or the Issuing Bank, as the case may be, receives an amount equal to the amount it would have received had the Applicable Margin been calculated during such period on the basis of the correct Leverage Ratio.  Additional Margin Amounts shall be payable within (10) days after delivery by the Administrative Agent to the Borrower of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail the Administrative Agent’s calculation of the amount of any Additional Margin Amounts owed to the Lenders and/or the Issuing Bank.  The payment of Additional Margin Amounts pursuant to this Agreement shall be in addition to, and not in limitation of, any other amounts payable by the Borrower pursuant to the Loan Documents.

“Applicable Ownership Percentage” means (i) for each Unencumbered Asset owned by the Borrower or a wholly owned Subsidiary (direct or indirect) of the Borrower, 100% and (ii) for each Unencumbered Asset owned by a Subsidiary of the Borrower that is not wholly owned (directly or indirectly) by the Borrower, the greater of (a) the Borrower’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or (b) the Borrower’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary, in each case determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary Guarantor.

3

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), and (k); provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(c).

“Approved Franchisor” means, with respect to any Hotel Asset, a nationally recognized hotel brand franchisor that has entered into a written franchise agreement (i) substantially in the form customarily used by such franchisor at such time or (ii) in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent confirms that each of the existing franchisors of the Hotel Assets shown on Part IV of Schedule 4.01(p) hereto are satisfactory to the Administrative Agent and shall be considered an Approved Franchisor.

“Approved Manager” means a nationally recognized hotel manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the management of limited service, select service and full service hotels that have been rated “upscale” “upper midscale” or “midscale” or better by Smith Travel Research and (b) that is engaged pursuant to a written management agreement (i) in form and substance reasonably satisfactory to the Administrative Agent or (ii) substantially similar, in form and substance, to the management agreements entered into by the Loan Parties in effect as of the Closing Date.  The Administrative Agent confirms that as of the Closing Date the existing managers of the Hotel Assets shown on Schedule III hereto are satisfactory to the Administrative Agent and are deemed Approved Managers.  For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Hotel Assets, Development Assets and Joint Venture Assets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit E hereto.

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“Assumed Unsecured Interest Expense” means the greater of (a) the actual Interest Expense on Unsecured Indebtedness of the Parent Guarantor and its Consolidated Subsidiaries, or (b) the outstanding principal balance of all Unsecured Indebtedness of the Parent Guarantor and its Consolidated Subsidiaries, multiplied by the greater of (i) the sum of the one month LIBOR as of the last day of the most recent fiscal quarter plus the Applicable Margin, or (ii) 6.00%, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by DBNY in New York, New York, from time to time, as DBNY’s “prime rate”, (b) ½ of 1% per annum above the Federal Funds Rate and (c) the one-month Eurodollar Rate plus 1% per annum; provided, however, that for the avoidance of doubt, in no circumstance shall the Base Rate be less than zero percent per annum (0.00%).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Certification” means, if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a certification of beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with U.S. Bank, N.A., 777 East Wisconsin Avenue, Milwaukee, WI 53202, ABA No. 075000022, Account No. 182380523155 or such other account as the Borrower shall specify in writing to the Administrative Agent.

5

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type or Term Loan Advances of the same Type made by the Lenders or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalization Rate” means (i) 7.25% for any Assets located in the central business districts of New York, Washington D.C., San Francisco, Boston, Chicago, Los Angeles, San Diego or Miami, and (ii) 7.75% for all other Assets.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means an interest-bearing account of the Borrower maintained with the Administrative Agent, in each case in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“Cash Collateralize” means, in respect of an Obligation, provide and pledge (as a first priority perfected security interest) U.S. Dollars, (a) in the Cash Collateral Account (or with respect to a Defaulting Lender, a Defaulting Lender Cash Collateral Account) or, (b) in such other account as may be otherwise required by the Administrative Agent, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

6

“Change of Control” means the occurrence of any of the following:  (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) there is a change in the composition of the Parent Guarantor’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of  Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the sole member of and the direct legal and beneficial owner of all of the limited liability company interests in, Summit Hotel GP, LLC and/or Summit Hotel GP, LLC ceases to be the sole general partner of and the direct legal and beneficial owner of all of the general partnership interests in, the Borrower or (e) the Parent Guarantor ceases to be the direct or indirect beneficial owner of more than 60% of the limited partnership interests in the Borrower; or (f) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it; or (g) the Borrower ceases to be the direct or indirect legal and beneficial owner of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases an Unencumbered Asset; or (h) the Borrower ceases to be the direct legal and beneficial owner of all of the Equity Interests in TRS Holdco; or (i) TRS Holdco ceases to be the direct legal and beneficial owner of all of the Equity Interests in each TRS Lessee.

“Closing Date” means the date hereof.

“Closing Authorizing Resolution” has the meaning specified in Section 3.01(a)(v).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commitment” means a Revolving Credit Commitment, a Term Loan Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.17(b).

“Commitment Increase” has the meaning specified in Section 2.17(a).

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

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“Consolidated EBITDA” means, for the most recently completed four fiscal quarters, without duplication, for the Parent Guarantor and its Consolidated Subsidiaries, Consolidated net income or loss for such period, plus (w) the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period (excluding, however, Consolidated Interest Expense and taxes attributable to unconsolidated subsidiaries of the Parent Guarantor and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, (iii) any non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash charges were deducted in determining Consolidated net income or loss for such period, and (iv) any other non-recurring charges in such period, minus (x) to the extent included in determining Consolidated net income or loss for such period, the amount of non-recurring non-cash gains during such period, plus (y) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period, (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, (iii) any non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash were deducted in determining Consolidated net income or loss for such period, and (iv) any other non-recurring charges in such period, minus (z) to the extent included in determining Consolidated net income or loss for such period, the amount of non-recurring non-cash gains during such period, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period; provided that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding Real Property) in the ordinary course of business; provided further that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, Consolidated EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to (A) in the case of an acquired Asset that is a newly constructed Hotel Asset with no operating history, the Pro Forma EBITDA, if any, of such Asset, or (B) in the case of any other acquired Asset, such acquired Asset’s actual Consolidated EBITDA (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Parent Guarantor or such Subsidiary and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual Consolidated EBITDA generated by the Asset so disposed of during such four fiscal quarter period; provided further that in the case of a Hotel Asset that shall be repositioned and where such Asset is fully closed for renovations, upon the re-opening of such Asset, all Consolidated EBITDA allocable to such Asset prior to the re-opening shall be excluded from the calculation of Consolidated EBITDA and instead Consolidated EBITDA will be increased by the amount of Pro Forma EBITDA of such Asset, if any, (it being understood, for the avoidance of doubt, that such Asset’s actual Consolidated EBITDA from (including) and after the re-opening date shall not be excluded); provided further still that no more than 10% of Consolidated EBITDA shall be Pro Forma EBITDA (provided, that to the extent such limitation is exceeded, the amount of such of Pro Forma EBITDA shall be removed from the calculation of Consolidated EBITDA to the extent of such excess).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case, of the Parent Guarantor and its Subsidiaries for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Consolidated Fixed Charges” means, for the most recently completed four fiscal quarters, for the Parent Guarantor and its Consolidated Subsidiaries, the sum (without duplication) of (i) Consolidated Interest Expense for such period, plus (ii) the scheduled principal amount of all amortization payments (but not final balloon payments at maturity) for such period on all Consolidated Indebtedness; plus (iii) cash distributions on Preferred Interests payable by the Borrower for such period and distributions made by the Borrower in such period for the purpose of paying dividends on Preferred Interests issued by the Parent Guarantor.

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“Consolidated Indebtedness” means, at any time, the Indebtedness of the Parent Guarantor and its Consolidated Subsidiaries; provided, however, that Consolidated Indebtedness shall also include, without duplication, the JV Pro Rata Share of Indebtedness for each Joint Venture.

“Consolidated Interest Expense” means, for the most recently completed four fiscal quarters, the sum of (a) the aggregate cash interest expense of the Parent Guarantor and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP, including capitalized interest and the portion of any payments made in respect of capitalized lease liabilities allocable to interest expense, but excluding (i) deferred financing costs, (ii) other non-cash interest expense and (iii) any capitalized interest relating to construction financing for an Asset to the extent an interest reserve or a loan “holdback” is maintained in respect of such capitalized interest pursuant to the terms of such financing as reasonably approved by the Administrative Agent, plus (b) such Persons’ JV Pro Rata Share of the items described in clause (a) above of its Joint Ventures for such period.

“Consolidated Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining such stockholders’ equity):  (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a Consolidated basis.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“DBNY” has the meaning specified in the recital of parties to this Agreement.

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“DBSI” has the meaning specified in the recital of parties to this Agreement.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; provided further that as used in the definition of  “Consolidated Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (b) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.

“Debtor Relief Laws” means any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Subsidiary” has the meaning specified in Section 6.01(f).

“Deemed FF&E Reserve” means, with respect to any Asset or Assets for the consecutive four fiscal quarters most recently ended, an amount equal to 4% of the Gross Hotel Revenues for such fiscal period.

“Deemed Management Fee” means, with respect to any Asset for the consecutive four fiscal quarters most recently ended, the greater of (i) an amount equal to 3.0% of the Gross Hotel Revenues of such Asset for such fiscal period and (ii) all actual management fees payable in respect of such Asset during such fiscal period.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a rate equal to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i).

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“Defaulting Lender” means, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Commitments within two Business Days of the date any such Commitment was required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding the Advance has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice) or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Line Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Commitment hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(a)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Bank and each Lender.

“Defaulting Lender Cash Collateral Account” means the interest-bearing account of a Defaulting Lender maintained with the Administrative Agent, in each case in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“Designated Person” has the meaning specified in Section 4.01(x).

“Development Assets” means all Real Property acquired for development into Hotel Assets that, in accordance with GAAP, would be classified as development property on a Consolidated balance sheet of the Parent Guarantor and its Subsidiaries.

“Division” and “Divide” each refer to a division of a limited liability company into two or more newly formed or existing limited liability companies pursuant a plan of division or otherwise.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) with respect to the Revolving Credit Facility or the Term Loan Facility, (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (viii) any other Person approved by the Administrative Agent and each Issuing Bank, and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (v) of this definition and is approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition; and provided further that that neither a Defaulting Lender nor any Affiliate of a Defaulting Lender nor any natural person shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

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“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London interbank offered rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or, if for any reason such rate is not available, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Deutsche Bank AG and with a term equivalent to such Interest Period would be offered by Deutsche Bank AG’s principal London office to prime banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that in no circumstance shall the Eurodollar Rate be less than 0% per annum.

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“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” has the meaning specified in Section 2.12(a).

“Existing Debt” means Indebtedness of each Loan Party and its Subsidiaries outstanding on the Closing Date.

“Existing Letters of Credit” means the letters of credit and bank guarantees listed on Schedule IV hereto issued under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of January 15, 2016, among Borrower, Parent Guarantor, the Subsidiary Guarantors party thereto, DBNY, as administrative agent, and the other Lender Parties party thereto, as amended, supplemented or otherwise modified to date.

“Extension Date” has the meaning specified in Section 2.16.

“Extension Fee” has the meaning specified in Section 2.08(d).

“Facility” means the Revolving Credit Facility, the Term Loan Facility, the Swing Line Facility or the Letter of Credit Facility.

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“Facility Exposure” means, at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Advances, plus (b) the amount of the Letter of Credit Exposure, plus (c) all Obligations of the Loan Parties in respect of Guaranteed Hedge Agreements, valued at the Agreement Value thereof.

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to section 1471(b) of the Internal Revenue Code).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means any separate letter agreement executed and delivered by the Borrower or an Affiliate of the Borrower and to which the Administrative Agent or an Arranger is a party, as the same may be amended, restated or replaced from time to time.

“FF&E” means all “furniture, furnishings and equipment” (as such phrase is commonly understood in the hotel industry) and all appurtenances and additions thereto and substitutions or replacements thereof owned by the applicable Loan Party and now or hereafter attached to, contained in or used in connection with the use, occupancy, operation or maintenance of the applicable Hotel Asset, including, without limitation, any and all fixtures, furnishings, equipment, furniture, and other items of tangible personal property, appliances, machinery, equipment, signs, artwork (including paintings, prints, sculpture and other fine art), office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, drying, bars, restaurants, spas, public rooms, health and recreational facilities, linens, dishware, two-way radios, all partitions, screens, awnings, shades, blinds, rugs, carpets, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; generators, boilers, compressors and engines; gas and electric machinery and equipment; facilities used to provide utility services; garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; attached floor coverings, window coverings, curtains, drapes and rods; storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; visual and electronic surveillance systems; and swimming pool heaters and equipment, fuel, water and other pumps and tanks; irrigation equipment; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets and all equipment, fixtures, furnishings, and articles of personal property now or hereafter attached to or used in or about any such Hotel Asset which is or may be used in or related to the planning, development, financing or operation thereof and all renewals of or replacements or substitutions for any of the foregoing.

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

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“Franchise Agreements” means (a) the Franchise Agreements set forth on Part IV of Schedule 4.01(p) hereto, and (b) any written franchise agreement in respect of a Hotel Asset after the Closing Date.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Exposure with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 9.10 and (b) with respect to any Swing Line Bank, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by such Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which:  (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Hotel Revenues” means all revenues and receipts of every kind derived from operating such Asset or Assets, as the case may be, and parts thereof, including, without limitation, income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; parking; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Asset or Assets); service charges, to the extent not distributed to the employees at such Asset or Assets as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance, all as determined in accordance with GAAP; provided, however, that Gross Hotel Revenues shall not include gratuities to employees of such Asset or Assets; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such Asset or Assets.

“Guaranteed Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

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“Guarantor Deliverables” means each of the items set forth in Section 5.01(j).

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j), Section 5.01(x) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit D hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any entity that is a Lender Party or an Affiliate of a Lender Party at the time it enters into a Guaranteed Hedge Agreement in its capacity as a party to such Guaranteed Hedge Agreement.

“Hotel Asset” means Real Property (other than any Joint Venture Asset) that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Indebtedness” of any Person means the sum of (without duplication) (i) all Debt for Borrowed Money and for the deferred purchase price of property or services (excluding ordinary payable and accrued expenses and deferred purchase price which is not yet a liquidated sum), (ii) the aggregate amount of all Capitalized Leases Obligations, (iii) all indebtedness of the types described in clause (i) or (ii) of this definition of Persons other than the Parent Guarantor and its Consolidated Subsidiaries secured by any Lien on any property owned by the Parent Guarantor or any of its Consolidated Subsidiaries, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such indebtedness or, if not stated or if indeterminable, in an amount equal to the fair market value of the property to which such Lien relates, as determined in good faith by such Person), (iv) all Contingent Obligations, and (v) the net termination value (if negative) of all indebtedness in respect of Hedge Agreements;

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” has the meaning specified in Section 2.12(a).

“Information” has the meaning specified in Section 9.11.

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“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Banks” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Initial Maturity Date” means March 31, 2023 for the Revolving Credit Facility.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Expense” means, with respect to a Person for a given period, without duplication, (a) total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s JV Pro Rata Share of Interest Expense of its Joint Venture for such period.  Interest Expense shall include the interest component of Obligations in respect of Capitalized Leases and shall exclude the amortization of any deferred financing fees.

“Interest Period” means (a) for each Eurodollar Rate Advance comprising part of the same Borrowing consisting of Term Loan Advances, (i) the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the first day of the month corresponding to the duration of the Interest Period selected by the Borrower pursuant to the following sentence, and (ii) thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the first day of the month corresponding to the duration of the Interest Period selected by the Borrower pursuant to the following sentence.  The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)          the Borrower may not select any Interest Period with respect to any such Term Loan Advance that ends after the Termination Date;

(ii)         Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration; and

(iii)        whenever the last day of any such Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)        whenever the first day of any such Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

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(b) for each Eurodollar Rate Advance comprising part of the same Borrowing consisting of Revolving Credit Advances, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)          the Borrower may not select any Interest Period with respect to any such Revolving Credit Advance that ends after the Termination Date;

(ii)         Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(iii)        whenever the last day of any such Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)        whenever the first day of any such Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (iii) or (iv) of the definition of “Indebtedness” in respect of any Person, and (b) the purchase or other acquisition of any real property.

“Issuing Bank” means the Initial Issuing Banks and any other Lender approved as an Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Joint Venture” means any joint venture (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

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“JV Pro Rata Share” means, with respect to any Subsidiary of a Person (other than a wholly-owned Subsidiary) or any Joint Venture of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Joint Venture or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Joint Venture, in each case determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Joint Venture.

“KeyBank Facilities” means, collectively, the term loan facilities established pursuant to (i) that certain First Amended and Restated Credit Agreement, dated as of February 15, 2018, among Borrower, Parent Guarantor, the other guarantors party thereto, KeyBank, as administrative agent, and the other lenders party thereto, as amended, supplemented or otherwise modified to date, and (ii) that certain Credit Agreement, dated as of September 26, 2017, among Borrower, Parent Guarantor, the other guarantors party thereto, KeyBank, as administrative agent, and the other lenders party thereto, as amended, supplemented or otherwise modified to date.

“L/C Related Documents” has the meaning specified in Section 2.04(b)(ii)(A).

“L/C Account Collateral” has the meaning specified in Section 2.18(a).

“Lender Party” means any Lender, any Swing Line Bank or any Issuing Bank.

“Lenders” means the Initial Lenders, each Acceding Lender that shall become a party hereto pursuant to Section 2.17 and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit Advance that have not yet been reimbursed at such time.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“Leverage Ratio” means, at any date of determination, the ratio of Total Indebtedness to Consolidated EBITDA as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

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“Leverage Ratio Increase Election” means an election by notice from the Borrower to the Administrative Agent to increase the maximum Leverage Ratio in accordance with the proviso in Section 5.04(a)(i), which election may only be made contemporaneously with the closing of a Specified Acquisition and shall otherwise be subject to the limitations set forth in such proviso.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Letter of Credit Agreement, (e) each Guaranty Supplement (f) each Guaranteed Hedge Agreement, and (g) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement; in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Management Agreements” means (a) the Management Agreements set forth on Part III of Schedule 4.01(p) hereto (as supplemented from time to time in accordance with the provisions hereof), and (b) any Management Agreement in respect of an Unencumbered Asset entered into after the Closing Date in compliance with Section 5.01(p).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, or (d) the value, use or ability to sell or refinance any Unencumbered Asset.

“Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of $10,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.  Without limitation of the foregoing, the Operating Leases, the Management Agreements and the Franchise Agreements shall be deemed to comprise Material Contracts hereunder.

“Material Debt” means (a) Recourse Debt of the Borrower that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $15,000,000 or more, either individually or in the aggregate or (b) any other Indebtedness of any Loan Party or any Subsidiary of a Loan Party (other than Indebtedness described in clause (c) below) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $75,000,000 or more, either individually or in the aggregate, or (c) any Unsecured Indebtedness of the Parent Guarantor or any of its Subsidiaries; in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Indebtedness outstanding under this Agreement; provided, however, in any case Material Debt shall not include (x) any guaranty of Debt for Borrowed Money with an outstanding balance, individually or in the aggregate, of $15,000,000 or less, (y) Non-Recourse Guarantees, unless and until a claim for payment has been made under any such Non-Recourse Guarantee or (z) unless and until a claim for payment has been made thereunder, any guarantees or indemnities of payment Obligations under any Qualifying Ground Lease, Franchise Agreements or other related agreements not constituting Debt for Borrowed Money and approved by the Administrative Agent.  For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

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“Material Litigation” has the meaning specified in Section 3.01(e).

“Material Renovation” means any renovation of an Unencumbered Asset the completion of which causes 25% or more of the rooms located in such Asset to be unavailable for use for a period of forty-five (45) consecutive days or longer.

“Minimum Collateral Amount” means, at any time, (i) with respect to collateral consisting of cash or deposit account balances posted or to be posted under Section 9.10, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (b) a provision in any agreement governing unsecured Indebtedness generally prohibiting the encumbrance of assets shall not constitute a Negative Pledge so long as such provision is generally consistent with a comparable provision of the Loan Documents.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Operating Income, in each case for consecutive four fiscal quarters most recently ended.

“New Property” means each Hotel Asset acquired by the Parent Guarantor or any Subsidiary or any Joint Venture (as the case may be) from the date of acquisition for a period of four full fiscal quarters after the acquisition thereof; provided, however, that, upon the Seasoned Date for any New Property (or any earlier date selected by the Borrower), such New Property shall be converted to a Seasoned Property and shall cease to be a New Property.

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“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt for Borrowed Money may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.  For the avoidance of doubt, Debt for Borrowed Money that refinances Existing Debt shall be permitted as Non-Recourse Debt, so long as such Debt for Borrowed Money meets all the requirements of Non-Recourse Debt.

“Non-Recourse Guarantee” shall mean a Customary Carve-Out Agreement consisting of a guaranty or indemnity of Non-Recourse Debt.

“Note” means a Revolving Note or a Term Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(c).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(c).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, provided that in no event shall the Obligations of the Loan Parties under the Loan Documents include the Excluded Swap Obligations.

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“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in the definition of Sanctions.

“Operating Expenses” means, with respect to any Unencumbered Asset for any applicable measurement period, the actual costs and expenses of owning, operating, managing, and maintaining such Unencumbered Asset during such period, including, without limitation, repairs, real estate and chattel taxes and bad debt expenses, but excluding (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on Debt for Borrowed Money, (iii) income taxes or other taxes in the nature of income taxes, (iv) distributions to the shareholders, members or partners of the Unencumbered Asset owner and (v) capital expenditures, payments (without duplication) for FF&E or into FF&E reserves or management fees actually paid or payable during such period, all as determined in accordance with GAAP.

“Operating Income” means, with respect to any Unencumbered Asset for any applicable measurement period, all income received from any Person during such period in connection with the ownership or operation of the Property, including, without limitation, (i) the Gross Hotel Revenues, (ii) all amounts payable pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting such Unencumbered Asset (but excluding any management agreements), and (iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such period, all as determined in accordance with GAAP.

“Operating Lease” means any operating lease of an Unencumbered Asset between the applicable Loan Party that owns such Unencumbered Asset (whether in fee simple or subject to a Qualifying Ground Lease) and the applicable TRS Lessee that leases such Unencumbered Asset, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 2.03(c)(i).

“Participant Register” has the meaning specified in Section 9.07(g).

“Patriot Act” has the meaning specified in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or are otherwise subject to a Good Faith Contest and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; and (e) Tenancy Leases.

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“Permitted Recourse Debt” means Recourse Debt that is either (a) Unsecured Indebtedness that does not result in a Default or an Event of Default under the financial covenants set forth in Section 5.04(b), provided that the aggregate principal amount of any such Unsecured Indebtedness, other than the Unsecured Indebtedness under the KeyBank Facilities, that has a scheduled maturity date or commitment termination date prior to the one year anniversary of the latest Termination Date under the Credit Agreement (taking into account any extensions thereof) shall in no event exceed $125,000,000, or (b) Indebtedness (i) secured by (x) a Lien on the Equity Interests of a Property-Level Subsidiary that directly or indirectly does not hold any fee or leasehold interest in any Unencumbered Asset, or (y) a mortgage Lien granted by such Property-Level Subsidiary, as mortgagor, pursuant to the terms of the loan documents evidencing such Recourse Debt, (ii) in an aggregate principal amount not to exceed 10% of Total Asset Value at any time outstanding, and (iii) that does not result in Default or Event of Default under the financial covenants set forth in Sections 5.04(a)(v) and 5.04(a)(vi).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(c).

“Potential Unencumbered Asset” means a Hotel Asset that is (i) owned by a Subsidiary Guarantor on the date hereof and (ii) that meets all of the Unencumbered Asset Pool Conditions other than clause (f) of the definition of Unencumbered Asset Pool Conditions.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Forma EBITDA” means, for any Asset, an amount equal to 90% of such Asset’s forecasted EBITDA for the first four full fiscal quarters of such Asset’s operation (following the fiscal quarter during which such Asset opens, in the case of a newly built Asset, or re-opens, in the case of a repositioned Asset), as determined by the Parent Guarantor and calculated in a manner consistent with the definition of Consolidated EBITDA and as reasonably approved by the Administrative Agent; provided, however, that (a) Pro Forma EBITDA for the fourth full fiscal quarter of such Asset’s operation shall be adjusted to be (x) the amount of Pro Forma EBITDA for such fourth full fiscal quarter multiplied by (y) a fraction the numerator of which is the number of days in the fiscal quarter during which such Asset opens or re-opens, as applicable, from and including the first day of such fiscal quarter to but excluding the opening or re-opening date of such Asset, as applicable, and the denominator of which is the total number of days in such fiscal quarter during which such Asset opens or re-opens, and (b) Pro Forma EBITDA shall be adjusted on the last day of each fiscal quarter, beginning with last day of the first full fiscal quarter of such Asset’s operation to remove the forecasted EBITDA attributable to such fiscal quarter; and on the last day of the fourth full fiscal quarter of such Asset’s operation, Pro Forma EBITDA for such Asset shall be equal to zero.  For the avoidance of doubt, until such Asset has four full fiscal quarters of actual Consolidated EBITDA, it is intended that Consolidated EBITDA include (1) the actual Consolidated EBITDA attributable to such Asset for the period commencing on the opening date or re-opening date, as applicable, for such Asset and ending on the last date of the fiscal quarter during which such Asset opened or re-opened and (2) a correspondingly adjusted amount of Pro Forma EBITDA for the fourth full fiscal quarter of such Asset’s operation.

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“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposed Unencumbered Asset” has the meaning specified in Section 5.01(k).

“Proposed Increased Commitment” has the meaning specified in Section 2.17(b).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, (a) in the case of the Revolving Credit Facility, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination), and (b) in the case of the Term Loan Facility, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Term Loan Commitment at such time (or, if the Term Loan Commitments shall have expired, been fully funded or been terminated, such Lender’s Facility Exposure at such time with respect to the Term Loan Facility) and the denominator of which is the aggregate amount of the Lenders’ Term Loan Commitments at such time (or, if the Term Loan Commitments shall have expired, been fully funded or been terminated, the aggregate Facility Exposure at such time with respect to the Term Loan Facility).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Lender” has the meaning specified in Section 2.17(e).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualifying Ground Lease” means a ground lease of Real Property that is in full force and effect and not subject to any default and that the Administrative Agent determines, in its reasonable discretion, to be a financeable ground lease and that contains the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground lease) of 30 years or more from the date the related Hotel Asset becomes an Unencumbered Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor, provided however, if the lessor’s consent is received, then this condition shall be deemed satisfied; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

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“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recourse Debt” means Indebtedness for which the Parent Guarantor or any of its Subsidiaries has personal or recourse liability in whole or in part, exclusive of Non-Recourse Debt and any Indebtedness for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements, and provided that no claim shall have been made under such Customary Carve-Out Agreements.

“Refinancing Debt” means, with respect to any Indebtedness, any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, such Indebtedness, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Unencumbered Assets, and (ii) are not otherwise prohibited by the Loan Documents, (b) the principal amount of such Indebtedness shall not exceed the principal amount of the Indebtedness being extended, refunded or refinanced plus the amount of any applicable premium and expenses, and (c) the other material terms, taken as a whole, of any such Indebtedness are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms governing the Indebtedness being extended, refunded or refinanced.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for U.S. federal income tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Replacement Lender” has the meaning specified in Section 9.01(b).

“Required Lenders” means, at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time.  For purposes of this definition, (x) the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments and (y) any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

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“Restricted Payments” has the meaning specified in Section 5.02(g).

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.  The aggregate Revolving Credit Commitments of the Lenders on the Closing Date shall be $400,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time, and, where the context requires, shall include reference to the subfacilities thereof.

“Revolving Lender” means a Lender having a Revolving Credit Commitment, whether funded or unfunded.

“Revolving Note” shall mean a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender under the Revolving Credit Facility.

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent Guarantor or such Subsidiary, as the case may be, to such Person.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Sanctions Laws” has the meaning specified in Section 4.01(x).

“Sanctions” means any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Screen Rate” has the meaning specified in Section 2.07(d)(i).

“Seasoned Date” means, with respect to each Hotel Asset acquired by the Parent Guarantor or any Subsidiary or any Joint Venture (as the case may be), the date which is four full fiscal quarters after the acquisition date thereof.

“Seasoned Property” means each Hotel Asset acquired by the Parent Guarantor or any Subsidiary or any Joint Venture (as the case may be) which has been owned for a period of more than four full fiscal quarters after the acquisition thereof.

“Secured Indebtedness” means, with respect to the Parent Guarantor and its Subsidiaries as of a given date, the portion of Total Indebtedness that is secured in any manner by any Lien on any property or any Equity Interests in any direct or indirect Subsidiary of the Parent Guarantor or any Joint Venture.

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“Secured Parties” means the Administrative Agent and the Lender Parties.

“Secured Recourse Indebtedness” means the portion of Secured Indebtedness that is not Non-Recourse Debt.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Selling Lender” has the meaning specified in Section 2.17(e).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Smith Travel Research” means Smith Travel Research or a substitute lodging industry research company proposed by the Borrower and approved by the Administrative Agent.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means an acquisition of a portfolio of Hotel Assets (whether by purchasing such properties directly or by acquiring an entity or entities that owns such properties) with a minimum gross purchase price of $150,000,000.

“Specified Operating Lessees” means those certain Subsidiaries of TRS Holdco which, without a capital contribution, would not be Solvent; provided, however, the Borrower shall provide notice to the Administrative Agent identifying the name of such Specified Operating Lessee.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

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“Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Successor Rate Conforming Changes” means, with respect to any proposed successor benchmark rate pursuant to clause (ii) of Section 2.07(d), any conforming changes to (a) the definitions of Base Rate and Interest Period, (b) timing and frequency of determining rates and making payments of interest and (c) other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to (i) reflect the adoption of such successor benchmark rate and (ii) permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such successor benchmark rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Supplemental Agent” has the meaning specified in Section 8.01(b).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Advance” means an advance made by (a) the Swing Line Banks pursuant to Section 2.01(d) or (b) any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means each of DBNY, Bank of America, N.A., Regions Bank and U.S. Bank National Association, in its capacity as the Lender of Swing Line Advances, and its successors and permitted assigns in such capacity.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Banks pursuant to Section 2.01(d) or the Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to (i) DBNY, $6,250,000, (ii) Bank of America, N.A., $6,250,000, (iii) U.S. Bank National Association, $6,250,000 and (iv) Regions Bank, $6,250,000, as each such amount may be reduced at or prior to such time pursuant to Section 2.05.  The aggregate Swing Line Commitments shall not exceed $25,000,000.

“Swing Line Facility” has the meaning specified in Section 2.01(d).

“Taxes” has the meaning specified in Section 2.12(a).

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

“Term Loan” shall mean the term loan to the Borrower from the Term Loan Lenders in an aggregate principal amount equal to $200,000,000 on the Closing Date, as the same may be increased as provided in Section 2.17.

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“Term Loan Advance” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Loan Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term Loan Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.  The aggregate Term Loan Commitments of the Lenders on the Closing Date shall be $200,000,000.

“Term Loan Facility” shall mean, at any time, the aggregate amount of the Term Loan Commitments at such time.

“Term Loan Lender” means a Lender having a Term Loan Commitment, whether funded or unfunded.

“Term Note” shall mean a promissory note of the Borrower payable to the order of any Term Loan Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender under the Term Loan Facility.

“Termination Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) March 31, 2023, subject to the extension thereof pursuant to Section 2.16 and (ii) the date of termination in whole of the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments pursuant to Section 2.05 or 6.01, and (b) with respect to the Term Loan Facility, the earlier of (i) April 1, 2024, and (ii) the date of termination in whole of the Term Loan Commitments pursuant to Section 6.01.

“Test Date” means (a) the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance or the issuance or renewal of any Letter of Credit, (c) the date of the addition of any Proposed Unencumbered Asset to the Unencumbered Asset Pool pursuant to Section 5.01(k), (d) the effective date of any merger permitted under Section 5.02(d), (e) the effective date of any Transfer permitted under Section 5.02(e)(ii)(C), and (f) with respect to an extension of the Termination Date pursuant to Section 2.16, the Extension Date.

“Total Asset Value” means, without duplication, the sum of (a) the following amounts with respect to the following assets owned by the Parent Guarantor or any of its Subsidiaries:  (i) for each Seasoned Property, (x) (1) the Adjusted NOI for such Seasoned Property for the four quarters most recently ended prior to such date of determination divided by (2) the applicable Capitalization Rate, and (y) for each New Property, the acquisition cost of such New Property (until the Seasoned Date, or earlier at the Borrower’s election); (ii) the amount of all Unrestricted Cash and Cash Equivalents held by the Borrower and all Guarantors; and (iii) the undepreciated book value of all Development Assets and Unimproved Land; plus (b) (i) the applicable JV Pro Rata Share of any Joint Venture of the Parent Guarantor of any asset described in clause (a) above and (ii) the gross book value of any Investments consisting of loans, advances and extensions of credit to any Person permitted under Section 5.02(f)(iv)(C); provided, however, that the following asset concentration restrictions shall apply to the calculation of Total Asset Value:  (A) the maximum value allocable to Joint Venture Assets shall not exceed 15% of Total Asset Value; (B) the maximum value allocable to Development Assets shall not exceed 15% of Total Asset Value based on the total budgeted costs attributable to such Development Assets; (C) the maximum value allocable to Unimproved Land shall not exceed 5% of Total Asset Value; (D) the maximum value allocable to Investments consisting of loans, advances and extensions of credit to any Person permitted under Section 5.02(f)(iv)(C) shall not exceed 15% of Total Asset Value; (E) the maximum value allocable to improved Real Property that does not constitute Hotel Assets shall not exceed 5% of Total Asset Value; and (F) the maximum value allocable to items (A) to (E) above shall not exceed 30% of Total Asset Value (provided further that in each case, to the extent such limitation is exceeded, the value of such assets shall be removed from the calculation of the Total Asset Value to the extent of such excess).

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“Total Unencumbered Asset Value” means, at any date of determination, the sum of the Unencumbered Asset Values of all Unencumbered Assets; provided, however, that no less than twenty (20) Hotel Assets must, at all times, qualify as Unencumbered Assets or the Total Unencumbered Asset Value shall be deemed to be zero ($0.00).

“Total Indebtedness” means, at any date of determination, all Consolidated Indebtedness of the Parent Guarantor and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, plus the JV Pro Rata Share of Indebtedness of any Joint Venture.

“Trading with the Enemy Act” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto.

“Transfer” has the meaning specified in Section 5.02(e)(i).

“TRS Holdco” means Summit Hotel TRS, Inc.

“TRS Lessee” means a lessee of an Unencumbered Asset pursuant to an Operating Lease.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unencumbered Adjusted NOI” means aggregate Adjusted NOI for all Unencumbered Assets.

“Unencumbered Assets” means (a) the Hotel Assets listed on Schedule II hereto on the Closing Date, (b) together with those Hotel Assets which are designated by the Borrower and for which the applicable conditions (as may be determined by the Administrative Agent in its sole discretion) in Section 3.01 and, if applicable, Section 5.01(k) have been satisfied and as the Administrative Agent, in its sole discretion, shall have elected to treat as Unencumbered Assets for purposes of this Agreement, (c) but excluding, in each case, any such Unencumbered Assets removed pursuant to Section 5.02(e)(ii)(C).

“Unencumbered Asset Pool” means all of the Unencumbered Assets.

“Unencumbered Asset Pool Amount” means, at any date of determination, the maximum total amount available under the Facility, which shall at all times be the lowest of (i) the aggregate Commitments of the Lenders, (ii) the Total Unencumbered Asset Value times 60%, less all Consolidated Unsecured Indebtedness (exclusive of the Facility Exposure) and (iii) the principal amount that when drawn under the Facility would result in Assumed Unsecured Interest Expense, calculated on a pro forma basis for the next consecutive four fiscal quarters of the Parent Guarantor after taking such draws into account, equal to 50% of Unencumbered Adjusted NOI.

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“Unencumbered Asset Pool Conditions” means, with respect to any Unencumbered Asset or Proposed Unencumbered Asset, that such Asset (a) is a Hotel Asset located in the United States of America; (b) is a limited service, select service or full service hotel that is rated “upscale”, “upper midscale”, “midscale” or better by Smith Travel Research; (c) is wholly owned, directly or indirectly, by the Borrower or a Subsidiary of the Borrower either in fee simple absolute or subject to a Qualifying Ground Lease and is leased to the applicable TRS Lessee (which is wholly-owned by TRS Holdco) pursuant to an Operating Lease; (d) is fully operating, open to the public, and not under significant development, redevelopment or Material Renovation; (e) is free of all material structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse effect on the value, use or ability to sell or refinance such Asset; (f) is operated by an Approved Manager or any other property manager approved by the Administrative Agent pursuant to a Management Agreement approved by the Required Lenders; (g) other than with respect to Unencumbered Assets for which aggregate Unencumbered Asset Value accounts for no more than 25% of Total Unencumbered Asset Value, is operated under a nationally recognized brand subject to a Franchise Agreement with an Approved Franchisor or any other franchisor approved by the Required Lenders; (h) is not subject to mezzanine Indebtedness financing; (i) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; and (j) is 100% owned by the Borrower or a Subsidiary Guarantor that satisfies the requirements of Section 5.02(p) and (1) none of the Borrower’s or the Parent Guarantor’s direct or indirect Equity Interests in such Subsidiary is subject to any Lien (other than Permitted Liens) or any Negative Pledge and (2)(x) on or prior to the date such Asset is added to the Unencumbered Asset Pool, such Subsidiary shall have become a Guarantor hereunder, and (y) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person:  (i) to create Liens on such Asset and on the Equity Interests in such Subsidiary as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Asset (provided that any restrictions of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to cause a failure to satisfy the conditions set forth in (y)(i) and (ii) above); and (k) is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Hotel Asset or any portion thereof; provided, however, that if two Hotel Assets are located on a single tax lot, the Borrower may elect to treat such Hotel Assets for all purposes of this Agreement as one Hotel Asset, in which case, such Hotel Asset shall be deemed to comply with this clause (k) and such two components of such Hotel Asset shall be included in and removed from the Unencumbered Assets simultaneously and both must meet all Unencumbered Asset Pool Conditions for either component to qualify as an Unencumbered Asset.

“Unencumbered Asset Designation Package” means, with respect to any Proposed Unencumbered Asset, the following items, each in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:  (a) a description of such Asset in detail satisfactory to the Administrative Agent, (b) a projected cash flow analysis of such Asset, (c) a statement of operating expenses for such Asset for the immediately preceding 36 consecutive calendar months, or such shorter period that the Asset has been open for business, (d) an operating expense and capital expenditures budget for such Asset for the next succeeding 12 consecutive months, and (e) if such Asset is then the subject of an acquisition transaction, a copy of the purchase agreement with respect thereto and a schedule of the proposed sources and uses of funds for such transaction.

“Unencumbered Asset Value” means, with respect to any Unencumbered Asset, at any date of determination,

(a)          for each Seasoned Property, (i) the Applicable Ownership Percentage of the Adjusted NOI for such Seasoned Property for the four quarters most recently ended prior to such date of determination divided by (ii) the applicable Capitalization Rate, and

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(b)          for each New Property, the Applicable Ownership Percentage of the acquisition cost of such New Property (until the Seasoned Date, or earlier at the Borrower’s election).

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of such Person.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“Unsecured Leverage Ratio Increase Election” means an election by notice from the Borrower to the Administrative Agent to increase the maximum ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value in accordance with the proviso in Section 5.04(b)(i), which election may only be made contemporaneously with the closing of a Specified Acquisition and shall otherwise be subject to the limitations set forth in such proviso.

“Unused Fee” has the meaning specified in Section 2.08(a).

“Unused Revolving Credit Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(c) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Voya Note” means that certain promissory note given by Summit Hospitality I, LLC to Voya Retirement Insurance and Annuity Company in the amount of $25,726,432.87 in connection with the Amended and Restated Loan Agreement by and among Summit Hospitality 22, LLC, Summit Hospitality I, LLC, Summit Hospitality 116, LLC and Summit Hotel OP, LP as borrowers and Voya Retirement Insurance and Annuity Company as lender, dated as of September, 24, 2015.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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Section 1.02.         Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

Section 1.03.         Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

Article II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01.         The Advances and the Letters of Credit. (a) The Revolving Credit Advances.  Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Revolving Credit Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time.  Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and shall consist of Revolving Credit Advances made simultaneously by the Revolving Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each such Lender’s Unused Revolving Credit Commitment in effect from time to time and prior to the Termination Date, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b)          The Term Loan Advances. Each Term Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Term Loan Advance”) to the Borrower in an amount equal to such Lender’s Term Loan Commitment.  Each Borrowing shall consist of Term Loan Advances made simultaneously by the Term Loan Lenders ratably according to their Term Loan Commitments. The Borrower may prepay Term Loan Advances pursuant to Section 2.06(a).  Subject to the terms and conditions of this Agreement, including Section 2.17, the Term Loan shall be funded to the Borrower on the Closing Date.  The Borrower shall not have the right to reborrow any portion of the Term Loan that is repaid or prepaid.

(c)          Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit and to continue any Existing Letters of Credit (set forth on Schedule IV hereto) (collectively, the “Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 60 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Letter of Credit Commitment at such time, and (iii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Lenders at such time.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided, however, that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date.  If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(d) and request the issuance of additional Letters of Credit under this Section 2.01(c).

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(d)          Swing Line Advances. The Borrower may request the Swing Line Banks to make, and each Swing Line Bank severally agrees to make, on the terms and conditions hereinafter set forth, its ratable share of a Swing Line Advance to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $25,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Lenders at such time.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d).

Section 2.02.         Making the Advances. (a) Except as otherwise provided in Section 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 1:00 P.M. (New York City time) on the date one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility to which such Borrowing relates, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments in respect of such applicable Facility of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that in the case of advances under the Revolving Credit Facility, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by any Swing Line Bank or Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Swing Line Bank or Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

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(b)          Each Swing Line Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to each Swing Line Bank and the Administrative Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier or e-mail, in each case specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the fifth Business Day after the requested date of such Borrowing and (B) the Termination Date).  Each Swing Line Bank shall, before 1:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make its ratable share thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.  Upon written demand by the Swing Line Banks, with a copy of such demand to the Administrative Agent, each other Revolving Lender shall purchase from the Swing Line Banks on a ratable basis, and the Swing Line Banks shall sell and assign to each such other Revolving Lender, on a ratable basis, such other Revolving Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Banks, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Revolving Lender.  The Borrower hereby agrees to each such sale and assignment.  Each Revolving Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 12:00 Noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Banks to any other Revolving Lender of a portion of a Swing Line Advance, each Swing Line Bank severally represents and warrants to such other Revolving Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Banks until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  If such Revolving Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Banks on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Revolving Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Banks shall be reduced by such amount on such Business Day.

(c)          Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than seven separate Interest Periods in effect hereunder at any time.

(d)          Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

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(e)          Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)          The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03.         Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or e-mail or by means of the Approved Electronic Platform.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telex, telecopier or e-mail, in each case in substantially in the form of Exhibit C hereto, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If (y) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (z) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Section 2.03(a).

(b)          Letter of Credit Reports. Each Issuing Bank shall furnish to the Administrative Agent (i) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (ii) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.  The Administrative Agent shall collect and furnish such reports to each Lender.

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(c)          Letter of Credit Participations; Drawing and Reimbursement.

(i)          Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Revolving Lender, and each Revolving Lender (in its capacity under this Section 2.03(c), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, to the extent of such Participant’s Pro Rata Share of the Available Amount of such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Credit Commitments or the Revolving Lenders’ respective Pro Rata Shares pursuant to Section 9.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(c) to reflect the new Pro Rata Shares of the assignor and assignee Revolving Lenders, as the case may be.

(ii)         In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation with respect to the other Revolving Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for the Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(iii)        The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.  In the event that the Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.04(c), the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. dollars and in same day funds.  Upon such notification by the Administrative Agent to any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If such Revolving Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Revolving Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.  If and to the extent that any Revolving Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.

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(iv)        Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (iii) above, the Issuing Bank shall pay to the Administrative Agent for the account of each such Participant that has paid its Pro Rata Share thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(d)          Failure to Make Letter of Credit Advances. The failure of any Revolving Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Letter of Credit Advance to be made by such other Revolving Lender on such date.

Section 2.04.         Repayment of Advances.  (a)  Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(b)          Term Loan Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders on the Termination Date in respect of the Term Loan Facility the aggregate outstanding principal amount of the Term Loan Advances then outstanding.

(c)          Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of (i) the Swing Line Bank and (ii) each other Revolving Lender that has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b), the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the fifth Business Day after the requested date of such Swing Line Borrowing) and the Termination Date in respect of the Revolving Credit Facility.

(d)          Letter of Credit Advances.

(i)          The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Lender that has made a Letter of Credit Advance on the same day on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)         The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Revolving Lender to reimburse the Issuing Bank with respect thereto) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)         any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

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(C)         the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)         any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)         payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F)         any exchange, release or non-perfection of any collateral in any material respect, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

Section 2.05.         Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of any such Facility (i) shall be in an aggregate amount of $5,000,000 (or, in the case of the Swing Line Facility, $250,000) or an integral multiple of $250,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility.

(b)          Mandatory. (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii)         The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii)        The Term Loan Facility shall be permanently reduced from time to time by the amount of each payment or prepayment of principal made in respect of such Facility.

Section 2.06.         Prepayments. (a) Optional. The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

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(b)          Mandatory. (i) The Borrower shall, if applicable, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances, to the extent applicable, and the Term Loan Advances comprising part of the same Borrowings, the Swing Line Advances and the Letter of Credit Advances, in each case in an amount sufficient, and only to the extent necessary to cause (A) the sum of the Revolving Credit Advances, the Swing Line Advances and the Letter of Credit Exposure not to exceed the Revolving Credit Facility on such Business Day, (B) the Leverage Ratio not to exceed the applicable maximum Leverage Ratio set forth in Section 5.04(a)(i) on such Business Day, (C) Consolidated Unsecured Indebtedness of the Parent Guarantor not to exceed the Unencumbered Asset Pool Amount on such Business Day, and (D) the Facility Exposure not to exceed the aggregate Commitments of the Lenders on such Business Day.  If all Advances have been prepaid and are not sufficient to cause the Borrower to comply with each of (A), (B), (C) and (D), the Borrower shall make a deposit in the Cash Collateral Account in an amount sufficient to do the same.

(ii)         The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.  To the extent the funds on deposit in the Cash Collateral Account shall at any time exceed the total amount required to be deposited therein pursuant to the terms of this Agreement, the Administrative Agent shall, promptly upon request by the Borrower and provided that no Default or Event of Default shall then have occurred or be continuing or would result therefrom, return such excess amount to the Borrower.

(iii)        Any prepayments of the Facilities made pursuant to clauses (i) and (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full, fourth deposited in the Cash Collateral Account to Cash Collateralize 100% of the Available Amount of the Letters of Credit then outstanding and fifth applied to prepay the Term Loan then outstanding until the Term Loan is paid in full.  Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Revolving Lenders, as applicable.

(iv)        All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.07.         Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)          Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

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(ii)         Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)          Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and the Default Rate and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the Default Rate.

(c)          Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender in respect of the applicable Facility of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

(d)          Interest Rate Determination. (i) Subject to clause (ii) below, if the Reuters Screen LIBOR01 Page (or a successor page) (the “Screen Rate”) is unavailable and the Administrative Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances, as provided in the definition of Eurodollar Rate,

(A)         the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(B)         each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(C)         the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

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(ii)         Notwithstanding clause (a)(ii) or (d)(i) of this Section 2.07 or any other provision of this Agreement, if the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have reasonably determined, that (A) adequate and reasonable means do not exist for ascertaining the Screen Rate for any requested Interest Period, including because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (B) the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be made available, or be used for determining interest rates for loans; or (C) the Eurodollar Rate is no longer a widely recognized benchmark rate for newly originated loans in U.S. dollars; or (D) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.07(d), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, then reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower shall negotiate in good faith and endeavor to establish an alternate rate of interest to the Screen Rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that gives due consideration to the then prevailing market convention for determining a rate of interest for similar syndicated loans denominated in U.S. dollars at such time, and shall, notwithstanding anything to the contrary in Section 9.01, enter into an amendment to this Agreement to reflect such alternate rate of interest, any proposed Successor Rate Conforming Changes, any adjustment to the Applicable Margin and such other related changes to this Agreement as the Administrative Agent and the Borrower may determine to be appropriate.  Such amendment shall become effective without any further action or consent of any party to this Agreement other than the Administrative Agent and the Borrower so long as the Administrative Agent shall not have received, within five Business Days after the date that a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (d)(ii) (but, in the case of the circumstances described in clause (B) of the first sentence of this clause (d)(ii), only to the extent the Screen Rate is not available or published at such time on a current basis), the interest rate applicable to all outstanding Eurodollar Loans shall be determined in accordance with clause (a)(ii) or (d)(i) of this Section 2.07, as applicable.  Notwithstanding the foregoing, if any alternate rate of interest established pursuant to this clause (d)(ii) shall be less than zero percent per annum (0.00%), such rate shall be deemed to be zero percent per annum (0.00%) for the purposes of this Agreement.

Section 2.08.         Fees. (a) Unused Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender that is a Revolving Lender and from the effective date specified in the Assignment and Acceptance or the Accession Agreement, as the case may be, pursuant to which it became a Revolving Lender in the case of each other Revolving Lender until the Termination Date in respect of the Revolving Credit Facility, payable in arrears quarterly on the last day of each March, June, September and December, commencing on the date hereof, and on the Termination Date in respect of the Revolving Credit Facility. The Unused Fee payable for the account of each Revolving Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Revolving Credit Commitment of such Revolving Lender during such period at the per annum equal to:

(i)          0.25% if the amount of the average daily aggregate Unused Revolving Credit Commitments is greater than 50% of the aggregate Revolving Credit Commitments; or

(ii)         0.20% if the amount of the average daily aggregate Unused Revolving Credit Commitments is equal to or less than 50% of the aggregate Revolving Credit Commitments.

The aggregate principal amount of Swing Line Advances then owing to any Swing Line Bank shall be considered excluded from the definition of aggregate Unused Revolving Credit Commitments for purposes of the calculation of the Unused Fee.

(b)          Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a commission, payable in arrears, without duplication, (a) quarterly on the last day of each March, June, September and December commencing December 31, 2018, (b) on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and (c) on the Termination Date in respect of the Revolving Credit Facility, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time for the applicable period at the rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time.

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(ii)         The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to the greater of (x) $1,500 and (y) 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c)          Other Fees. The Borrower shall pay to the Administrative Agent and the Arrangers for their own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent or any Arranger.

(d)          Extension Fee. If the term of the Revolving Credit Facility is extended pursuant to Section 2.16, the Borrower shall pay to the Administrative Agent on the applicable Extension Date, for the account of each Revolving Lender, a Facility extension fee (the “Extension Fee”), in an amount equal to 0.075% of each Revolving Lender’s Revolving Credit Commitment then outstanding.

Section 2.09.         Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c), each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility, and with respect to any proposed Term Loan Borrowing consisting a Conversion of Base Rate Advances to Eurodollar Rate Advances, such Conversion must occur only on the first day of an Interest Period. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and the Facility to which such Advances relate and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)          Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)         If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)        Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

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Section 2.10.         Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y), Taxes described in clauses (ii) and (iii) of the definition of Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized, has its Applicable Lending Office or otherwise has current or former connections (other than such connections arising from such Lender Party’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued shall be deemed an introduction or change of the type referred to in subclause (i) of this Section 2.10(a).

(b)          If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital or such liquidity requirement is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital or increase in liquidity to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) shall be deemed an introduction or change of the type referred to in Section 2.10(a) and this Section 2.10(b).

(c)          If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

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(d)          Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.11.         Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Acceding Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.17 and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement and recording of information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Acceding Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)          The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c)          All computations of interest based on part (a) of the definition of Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

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(d)          Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)          Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lender Parties in the following order of priority:

(i)          first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii)         second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;

(iii)        third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04, and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv)        fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v)         fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a), (b)(i) and (d) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi)        sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

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(vii)       seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date or any periodic scheduled payments due under any Guaranteed Hedge Agreement of which Administrative Agent has received not less than five (5) Business Days prior written notice, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii)      eighth, to the payment of any other accrued and unpaid interest comprising Obligations that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(ix)         ninth, to the payment of the principal amount of all of the outstanding Advances and any termination payments due under a Guaranteed Hedge Agreement of which Administrative Agent has received not less than five (5) Business Days prior written notice that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date, and to deposit into the Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by Section 6.02; and

(x)          tenth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lender Parties on such date.

Section 2.12.         Taxes.  (a) Any and all payments by any Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (collectively, “Taxes”), except as required by applicable law, excluding (i) in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized, has its Applicable Lending Office or otherwise has current or former connections (other than such connections arising from such Lender Party’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) or any political subdivision thereof) or any political subdivision thereof, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof, (ii) any U.S. federal withholding tax imposed on amounts payable to or for the account of any Lender Party with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date, including the Closing Date, on which such Lender Party acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.01(b)) or designates a new Applicable Lending Office, except in each case to the extent that, pursuant to this Section 2.12(a) or Section 2.12(c), amounts with respect to such Taxes were payable either to such Lender Party’s assignor immediately before such Person became a party hereto or to such Lender Party immediately before it changed its Applicable Lending Office, and (iii) in the case of each Lender Party, any U.S. federal withholding tax imposed pursuant to FATCA (all such excluded Taxes in respect of payments hereunder or under the Notes being referred to as “Excluded Taxes”, and all Taxes other than Other Taxes and Excluded Taxes being referred to as “Indemnified Taxes”). If any Loan Party shall be required by law (as determined in the good faith discretion of the applicable Loan Party) to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or the Administrative Agent, and unless such requirement arises from the failure of a Lender to furnish the documentation described and required to be provided in Section 2.12(f) or (g), (i) the sum payable by the such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

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(b)          In addition, each Loan Party shall pay any present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)          Without duplication of Sections 2.12(a) or 2.12(b), the Loan Parties shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes, and for the full amount of Indemnified Taxes and Other Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be), or required to be withheld or deducted from a payment to such Loan Party or the Administrative Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error. This indemnification shall be made within 10 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d)          Each Lender Party shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender Party (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender Party’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Lender Party, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by the Administrative Agent to the Lender Party from any other source against any amount due to the Agent under this paragraph (d).

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(e)          Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such receipt is issued therefor, or other evidence of payment thereof reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (e) and (g) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in section 7701 of the Internal Revenue Code.

(f)          Any Lender Party that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g) below) shall not be required if in the applicable Lender Party’s reasonable judgment such completion, execution or submission would subject such Lender Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender Party.

(g)          Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance or Accession Agreement pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party claiming the benefit of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code (x) a certificate in the form of Exhibit G hereto to the effect that such Lender Party is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) two duly completed copies of an IRS W-8BEN. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered an Excluded Tax unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered an Excluded Tax for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance or Accession Agreement pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States federal withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States federal withholding tax, if any, applicable with respect to the Lender Party assignee on such date. Upon the request of the Borrower, any Lender that is a United States person and is not an exempt recipient for U.S. backup withholding purposes shall deliver to the Borrower two copies of Internal Revenue Service form W-9 (or any successor form). If a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender Party shall promptly notify the Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption from or reduction of Taxes.

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(h)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Indemnified Taxes or Other Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. No party shall have any obligation to pursue, or any right to assert, any refund of Taxes or Other Taxes that may be paid by another party.

(i)          For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form or other document described, and required to be provided, in subsection (f) or (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or (g) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(j)          Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

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(k)          In the event that an additional payment is made under Section 2.12(a) or (c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender Party or the Administrative Agent, or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 2.13.         Sharing of Payments, Etc. (a) Sharing Within Each Facility. Subject to the provisions of Section 2.11(f), if, in connection with any particular Facility, any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party with respect to such Facility under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all applicable Lender Parties with respect to such Facility under the Loan Documents at such time) of payments on account of the Obligations due and payable to all such applicable Lender Parties under the Loan Documents at such time obtained by all such applicable Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all such applicable Lender Parties hereunder at such time) of payments on account of the Obligations owing (but not due and payable) to all such applicable Lender Parties under the Loan Documents at such time obtained by all of such applicable Lender Parties at such time, such Lender Party shall forthwith purchase from such other applicable Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all applicable Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

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(b)          Pro Rata Sharing Following Event of Default. Notwithstanding Section 2.13(a), following the occurrence and during the continuance of any Event of Default and the notional conversion of all Advances denominated in Eurodollars into Dollars pursuant to Section 2.11(f), subject to the provisions of Section 2.11(f), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties under the Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties under the Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties under the Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

(c)          The provisions of this Section 2.13 shall be subject to the provisions of Section 9.10(a)(ii).

Section 2.14.         Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, (i) working capital and general corporate purposes, (ii) the payment of capital expenditures, (iii) the acquisition of Assets as permitted by this Agreement, (iv) the repayment in full (or refinancing) of existing loans, including but not limited to those loans affecting Unencumbered Assets that are added to the Unencumbered Asset Pool after the Closing Date, and (v) the payment of fees and expenses related to the Facilities and the other transactions contemplated by the Loan Documents. The Borrower will not directly or indirectly use the Letters of Credit or the proceeds of the Advances, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such extensions of credit or proceeds, (A) to fund any activities or businesses of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

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Section 2.15.         Evidence of Debt.  (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that one or more promissory notes or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note or Notes, in substantially the form of Exhibit A-1 or Exhibit A-2 (as applicable) hereto, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment or Term Loan Commitment, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. To the extent no Note has been issued to a Lender Party, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)          The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Facility to which such Borrowing relates, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.16.         Extension of Revolving Credit Facility Termination Date. At least 90 days but not more than 120 days prior to the Termination Date in respect of the Revolving Credit Facility, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Revolving Credit Commitments then outstanding, up to two consecutive six-month extensions of the Termination Date. The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in respect of the Revolving Credit Facility in effect at such time shall, effective as at such Termination Date (the “Extension Date”), be extended for an additional six-month period, provided that the Borrower shall have paid the Extension Fees as described in Section 2.08(d), and on the applicable Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the Extension Date, stating that: (a) the representations and warranties contained in Section 4.01 are true and correct on and as of the Extension Date, (b) no Default or Event of Default has occurred and is continuing or would result from such extension, and (c) the Loan Parties are in compliance with the covenants contained in Section 5.04 immediately before and, on a pro forma basis, immediately after such extension, together with supporting information demonstrating such compliance. In the event that an extension of the Revolving Credit Facility is effected pursuant to this Section 2.16 (but subject to the provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Revolving Credit Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended. As of an Extension Date, any and all references in this Agreement, the Revolving Notes, if any, or any of the other Loan Documents to the “Termination Date” with respect to the Revolving Credit Commitments or the Revolving Credit Facility, shall refer to the Termination Date in respect of the Revolving Credit Facility as so extended.

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Section 2.17.         Increase in the Aggregate Commitments. (a) The Borrower may, at any time (but no more than once in any consecutive 12-month period), by written notice to the Administrative Agent, request either (i) an increase in the aggregate amount of the Revolving Credit Commitments, (ii) an increase in the aggregate amount of the Term Loan Commitments, in the form of an additional tranche within the Term Loan Facility, or (iii) an increase in the aggregate amount of the Revolving Credit Commitments and an increase in the aggregate amount of the Term Loan Commitments, in each case by not less than $5,000,000 (each such proposed increase, a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments in respect of all Facilities at any time exceed $900,000,000 in the aggregate, (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied, and (iii) with respect to any Term Loan Borrowing in connection with any Commitment Increase consisting of Eurodollar Rate Advances, such Borrowing must occur only on the first day of an Interest Period.

(b)          The Administrative Agent shall promptly notify the Lenders of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the Facility to which such Commitment Increase relates, (iii) the proposed Increase Date and (iv) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment in respect of the applicable Facility (the “Proposed Increased Commitment”). If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated to each Lender willing to participate therein in an amount equal to the Commitment Increase multiplied by the ratio of each Lender’s Proposed Increased Commitment to the aggregate amount of Proposed Increased Commitments.

(c)          Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)          On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.17(c) (an “Acceding Lender”) shall become a Lender party in respect of the applicable Increasing Facility to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received at or before 12:00 Noon (New York City time) on such Increase Date the following, each dated such date:

(i)          an accession agreement from each Acceding Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrower;

(ii)         confirmation from each Increasing Lender of the increase in the amount of its applicable Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower; and

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(iii)        such certificates or other information as may be required pursuant to Section 3.02.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrower, at or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.

(e)          On the Increase Date, to the extent the Advances in respect of the Increasing Facility then outstanding and owed to any Lender immediately prior to the effectiveness of the Commitment Increase shall be less than such Lender’s pro rata share (calculated immediately following the effectiveness of the Commitment Increase) of all Advances in respect of such Facility then outstanding and owed to all Lenders in respect of such Facility (each such Lender, including any Acceding Lender, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances in respect of such Facility then outstanding and owed to each Lender in respect of such Facility that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding and owed to each Lender in respect of such Facility shall equal such Lender’s pro rata share (calculated immediately following the effectiveness of the Commitment Increase on the Increase Date) of all Advances in respect of such Facility then outstanding and owed to all Lenders in respect of such Facility. The Administrative Agent shall calculate the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Date. Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date. The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Applicable Lending Office. If in connection with the transactions described in this Section 2.17 any Lender shall incur any losses, costs or expenses of the type described in Section 9.04(c), then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred.

Section 2.18.         Cash Collateral Account. (a) Grant of Security. The Borrower hereby pledges to the Administrative Agent, as collateral agent for the ratable benefit of the Lenders, and hereby grants to the Administrative Agent, for the ratable benefit of the Lender Parties, a security interest in, the Borrower’s right, title and interest in and to the Cash Collateral Account and all (i) funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account, (ii) promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent in substitution for or in addition to any or all of the then existing L/C Account Collateral and (iii) interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Account Collateral, in each of the cases set forth in clauses (i), (ii) and (iii) above, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (all of the foregoing, collectively, the “L/C Account Collateral”).

(b)          Maintaining the L/C Account Collateral. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment:

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(i)          the Borrower will maintain all L/C Account Collateral only with the Administrative Agent;

(ii)         the Administrative Agent shall have the sole right to direct the disposition of funds with respect to the Cash Collateral Account subject to the provisions of this Agreement, and it shall be a term and condition of such Cash Collateral Account that, except as otherwise provided herein, notwithstanding any term or condition to the contrary in any other agreement relating to the Cash Collateral Account, as the case may be, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Cash Collateral Account; and

(iii)        the Administrative Agent may (with the consent of the Required Lenders and shall at the request of the Required Lenders), at any time and without notice to, or consent from, the Borrower, transfer, or direct the transfer of, funds from the L/C Account Collateral to satisfy the Borrower’s Obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

(c)          Investing of Amounts in the Cash Collateral Account. The Administrative Agent will, from time to time (i) invest (A) amounts received with respect to the Cash Collateral Account in such Cash Equivalents credited to the Cash Collateral Account as the Borrower may select and the Administrative Agent may approve in its reasonable discretion, and (B) interest paid on the Cash Equivalents referred to in clause (i)(A) above, and (ii) reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the Cash Collateral Account. In addition, the Administrative Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the Cash Collateral Account.

(d)          Release of Amounts. So long as no Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent will pay and release to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Obligations of the Borrower under the Loan Documents such amount, if any, as is then on deposit in the Cash Collateral Account.

(e)          Remedies. Upon the occurrence and during the continuance of any Event of Default, in addition to the rights and remedies available pursuant to Article VI hereof and under the other Loan Documents, (i) the Administrative Agent may exercise in respect of the L/C Account Collateral all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected L/C Account Collateral), and (ii) the Administrative Agent may, without notice to the Borrower (except as required by law) and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Obligations of the Borrower under the Loan Documents against any funds held with respect to the L/C Account Collateral or in any other deposit account.

Article III
CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

Section 3.01.         Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a)          The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender Party:

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(i)	A Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(ii)	[Intentionally Omitted].

(iii)	As to each Unencumbered Asset:

(A)	[Intentionally Omitted],

(B)         evidence satisfactory to the Administrative Agent that the applicable owner or lessee, as applicable, of such Unencumbered Asset shall be in compliance with the requirements of Section 5.02(p),

(C)         [Intentionally Omitted],

(D)         [Intentionally Omitted],

(E)         [Intentionally Omitted],

(F)         certified copies of each Management Agreement, Franchise Agreement, and, to the extent applicable, Qualifying Ground Lease, in each case together with all amendments thereto, entered into with respect to each of the Unencumbered Assets,

(G)         copies of all leases (including, without limitation, all leases with Affiliates and Operating Leases) and Material Contracts relating to each of the Unencumbered Assets, and

(iv)        This Agreement duly executed by the Loan Parties and the other parties hereto.

(v)         Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party (the “Closing Authorizing Resolution”), and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(vi)        A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation. Notwithstanding the foregoing, if the information required in this subsection (vi) shall have previously been delivered to the Administrative Agent, the Administrative Agent will accept, in lieu of such materials (other than with respect to evidence of good standing and current payment of franchise taxes), a certificate from the applicable Loan Party that there has been no change to such materials since the date most recently provided to the Administrative Agent.

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(vii)       A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner or managing member, that such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate. Notwithstanding the foregoing, if the information required in this subsection (vii) shall have previously been delivered to the Administrative Agent, the Administrative Agent will accept, in lieu of such materials (other than with respect to evidence of good standing and current required annual reports), a certificate from the applicable Loan Party that there has been no change to such materials since the date most recently provided to the Administrative Agent.

(viii)      A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its President, a Vice President, Executive Chairman or Chief Manager and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(ix)         A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

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(x)          Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), audited annual financial statements for the year ending December 31, 2017 of the Parent Guarantor, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available and for the nine months then ended and financial projections for the Parent Guarantor’s consolidated operations.

(xi)          Evidence of insurance (which may consist of binders or certificates of insurance) with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties.

(xii)        An opinion of Kleinberg, Kaplan, Wolff & Cohen, P.C., New York counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit F-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiii)       An opinion of local counsel for the Loan Parties (A) from Venable LLP in substantially the form of Exhibit F-2 hereto, and (B) from Hagen, Wilka & Archer, LLP in substantially the form of Exhibit F-3 hereto, in each case covering such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiv)       A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit and dated and delivered not less than three (3) Business Days prior to the date of the Initial Extension of Credit.

(xv)        A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, stating that after giving effect to the Initial Extension of Credit the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants.

(xvi)       A breakage indemnity letter agreement executed by the Borrower in form and substance satisfactory to the Administrative Agent and dated and delivered to the Administrative Agent at least three (3) Business Days prior to the Closing Date.

(b)          The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.

(c)          The Lender Parties shall be satisfied that all Existing Debt shall be on terms and conditions reasonably satisfactory to the Lender Parties.

(d)          Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties since September 30, 2018.

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(e)          There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(f)          All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(g)          Each Subsidiary Guarantor shall have complied with the requirements of Section 5.02(p) and provided evidence of such compliance satisfactory to the Administrative Agent.

(h)          The Borrower shall have paid all accrued fees of the Administrative Agent and the Lender Parties and all reasonable, out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent).

(i)          (i) The Borrower and each Guarantor shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions, Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act, and (ii) if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, the Borrower shall have provided to the Administrative Agent (for further delivery by the Administrative Agent to the Lenders in accordance with its customary practice) a Beneficial Ownership Certification for the Borrower; in each case delivered at least five Business Days prior to the Closing Date.

(j)          The Existing Credit Agreement shall have been, or substantially simultaneously with the effectiveness hereof shall be, terminated and all Obligations thereunder paid in full.

Section 3.02.         Conditions Precedent to Each Borrowing, Issuance, Renewal, Extension and Increase. The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, the extension of Commitments pursuant to Section 2.16, and the right of the Borrower to request a Swing Line Borrowing or a Commitment Increase shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing, issuance, renewal, extension or increase (a), the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, the Swing Line Bank or such Issuing Bank (w) a Notice of Borrowing or Notice of Issuance, as applicable, dated the date of such Borrowing, issuance, renewal, extension or increase, (x) all items described in the definition of “Unencumbered Asset Designation Package” herein (to the extent not previously delivered with respect to each Unencumbered Asset pursuant to Section 5.01(k) or this Section 3.02), (y) in the case of an addition of any Person as an Additional Guarantor, all Guarantor Deliverables (to the extent not previously delivered pursuant to Section 5.01(k), Section 5.01(x) or this Section 3.02), and (z) a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing, issuance, renewal, extension or increase, stating that:

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(i)          the representations and warranties contained in each Loan Document are true and correct on and as of such date, before and after giving effect to (A) such Borrowing, issuance, renewal, extension or increase, and (B) in the case of any Borrowing or issuance or renewal, the application of the proceeds therefrom, as though made on and as of such date;

(ii)         no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, issuance, renewal, extension or increase or (B) in the case of any Borrowing or issuance or renewal, from the application of the proceeds therefrom; and

(iii)        for each Revolving Credit Advance, or Swing Line Advance made by the Swing Line Bank or issuance or renewal of any Letter of Credit, (A) the Total Unencumbered Asset Value equals or exceeds Consolidated Unsecured Indebtedness of the Parent Guarantor that will be outstanding after giving effect to such Advance, issuance or renewal, respectively, and (B) before and after giving effect to such Advance, issuance or renewal, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04(b), together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;

and (b) the Administrative Agent shall have received such other approvals or documents as any Lender Party through the Administrative Agent may reasonably request in order to confirm (i) the accuracy of the Loan Parties’ representations and warranties contained in the Loan Documents, (ii) the Loan Parties’ timely compliance with the terms, covenants and agreements set forth in the Loan Documents, (iii) the absence of any Default and (iv) the rights and remedies of the Lender Parties or the ability of the Loan Parties to perform their Obligations.

In the event that there shall exist a Defaulting Lender, the obligations of each Issuing Bank to issue a Letter of Credit and each Swing Line Bank to make a Swing Line Advance shall also be subject to the provisions of Section 9.10.

Section 3.03.         Determinations Under Section 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.         Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

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(a)          Organization and Powers; Qualifications and Good Standing. Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. The Parent Guarantor directly or indirectly owns all of the general partnership interests and more than 60% of the limited partnership interests in the Borrower. All Equity Interests in the Borrower that are directly or indirectly owned by the Parent Guarantor are owned free and clear of all Liens. The Parent Guarantor is organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.

(b)          Subsidiaries. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, and with respect to the Subsidiary Guarantors, TRS Holdco and the TRS Lessees, are owned by such Loan Party or Subsidiaries free and clear of all Liens, except for Liens created under the Loan Documents.

(c)          Due Authorization; No Conflict. The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d)          Authorizations and Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation the transactions contemplated by the Loan Documents, or (ii) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

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(e)          Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms.

(f)           Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect (other than the Material Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(g)          Financial Condition. The Consolidated balance sheets of the Parent Guarantor as at December 31, 2017 and the related Consolidated statements of income and Consolidated statements of cash flows of  the Parent Guarantor for the fiscal year then ended, accompanied by unqualified opinions of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheets of  the Parent Guarantor as at September 30, 2018, and the related Consolidated statements of income and Consolidated statements of cash flows of  the Parent Guarantor for the nine months then ended, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of such balance sheets as at September 30, 2018, and such statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of  the Parent Guarantor as at such dates and the Consolidated results of operations of  the Parent Guarantor for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.  Since December 31, 2017 there has been no Material Adverse Change.

(h)          Forecasts. The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(x) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance.

(i)           Full Disclosure. No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. The Loan Parties have disclosed to the Administrative Agent, in writing, any and all existing facts that have or may have (to the extent any of the Loan Parties can now reasonably foresee) a Material Adverse Effect, provided however, that the Loan Parties are not obligated to report on the potential Material Adverse Effect of any general economic condition.

(j)           Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

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(k)          Certain Governmental Regulations. Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner or managing member of any Loan Party, as applicable: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)           Materially Adverse Agreements. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m)         [Intentionally Omitted].

(n)          Existing Debt. Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Existing Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(o)          Liens. Set forth on Schedule 4.01(o) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Loan Party or any of its Subsidiaries that directly or indirectly own any Unencumbered Asset, and (ii) all Liens with a principal balance in excess of $250,000 on the property or assets of any Loan Party or any of its Subsidiaries securing Debt for Borrowed Money; in each case showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto, provided however, that easements and other real property restrictions, covenants and conditions of record (exclusive of Liens securing Debt) shall not be listed on Schedule 4.01(o).

(p)          Real Property. (i) Set forth on Part I of Schedule 4.01(p) hereto is a complete and accurate list of all Real Property owned in fee by any Loan Party or any of its Subsidiaries, showing as of the date hereof, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, record owner and book value thereof. Each such Loan Party or Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a).

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(i)          Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of all leases of Real Property under which any Loan Party or any of its Subsidiaries is the lessee, including, without limitation, the Operating Leases, showing as of the date hereof, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii)         Each Unencumbered Asset is operated and managed by an Approved Manager pursuant to a Management Agreement listed on Part III of Schedule 4.01(p).

(iii)        Each Unencumbered Asset satisfies all Unencumbered Asset Pool Conditions.

(q)          Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(q) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i)          Except as otherwise set forth on Part II of Schedule 4.01(q) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of each Loan Party and its Subsidiaries, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of each Loan Party and its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(ii)         Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in a Material Adverse Effect.

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(r)          Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(s)          Force Majeure. Neither the business nor the Assets of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(t)          Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u)          Solvency. Each Specified Operating Lessee is, after capital contributions by parent companies, Solvent. Each other Loan Party is, individually and together with its Subsidiaries, Solvent. As of the Closing Date, there are no Specified Operating Lessees.

(v)         Sarbanes-Oxley. No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(w)          ERISA Matters. (i) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Plans and Welfare Plans.

(i)          No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(ii)         Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)        Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

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(iv)        Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(x)           Sanctioned Persons. None of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge any Responsible Officer of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any of its respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any successor to OFAC carrying out similar function or any sanctions under similar laws or requirements administered by the United States Department of State, the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions Laws”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or other Sanctions Laws (each such person a “Designated Person”). Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws.

(y)          Anti-Corruption Laws. The Loan Parties and their respective Subsidiaries and, to the knowledge of any Responsible Officer of the Borrower, all directors, officers, employees, agents or Affiliates of any Loan Party or any of its respective Subsidiaries, are in compliance in all material respects with applicable Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act.

(z)           EEA Financial Institution. Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an EEA Financial Institution.

(aa)         Beneficial Ownership. The Borrower is in compliance in all material respects with any applicable requirements of the Beneficial Ownership Regulation. The information included in the most recent Beneficial Ownership Certification, if any, delivered by the Borrower is true and correct in all respects.

Article V
COVENANTS OF THE LOAN PARTIES

Section 5.01.         Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)          Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b)          Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

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(c)          Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d)          Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate, but in no event shall such amounts be lower or coverages be less comprehensive than the respective insurance amounts and coverages maintained by the Borrower and its Subsidiaries on the Closing Date approved by the Administrative Agent.

(e)          Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower that are not Loan Parties only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such existence, legal structure, legal name, rights, permits, licenses, approvals, privileges and franchises and such failure is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(f)          Visitation Rights. At any reasonable time and from time to time, permit any of the Administrative Agent or Lender Parties, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party (but, in each case not more frequently than one time per year unless an Event of Default shall have occurred and be continuing) , and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants.

(g)          Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)          Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)          Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, provided however, that all transactions pursuant to any operating leases that are in the standard form of operating lease used by the Borrower’s Subsidiaries, shall be deemed fair and reasonable.

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(j)          Covenant to Guarantee Obligations. (A) Concurrently with the delivery of Unencumbered Asset Designation Package pursuant to Section 5.01(k) with respect to a Proposed Unencumbered Asset owned or leased (including pursuant to an Operating Lease) by a Subsidiary of a Loan Party or (B) within 10 days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party which Subsidiary directly owns or leases an Unencumbered Asset (including pursuant to an Operating Lease), cause each such Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit D hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents (collectively, the “Guarantor Deliverables”).

(k)          Unencumbered Asset Pool Additions. With the Borrower’s written notice to the Administrative Agent that any Asset (a “Proposed Unencumbered Asset”) be added as an Unencumbered Asset, deliver (or cause to be delivered) to the Administrative Agent, at the Borrower’s expense, an Unencumbered Asset Designation Package with respect to such Proposed Unencumbered Asset. Provided that the Proposed Unencumbered Asset satisfies the Unencumbered Asset Pool Conditions and the Borrower, at its expense, delivers all applicable Guarantor Deliverables, the Proposed Unencumbered Asset shall be deemed added as an Unencumbered Asset to the Unencumbered Asset Pool.

(l)          Further Assurances. (i) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)         Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, file, and re-file such certificates, assurances and take such other actions as the Administrative Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, and (B) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Parties the rights granted or now or hereafter intended to be granted to the Lender Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(m)          Performance of Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in material accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so. Notwithstanding the above, nothing in this subsection (m) shall prohibit or reduce the rights of any Loan Party or any of their Subsidiaries to enter into, terminate, modify, amend, renew or otherwise deal with any Material Contract to the extent the same does not cause an Unencumbered Asset to not meet the Unencumbered Asset Pool Conditions and, in the aggregate, could not be reasonably be expected to result in a Material Adverse Effect.

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(n)          Compliance with Leases. (i) Make all payments and otherwise perform all material obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of the Borrower and Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualifying Ground Lease or an Operating Lease of an Unencumbered Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect), notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(ii)         With respect to any Qualifying Ground Lease related to any Unencumbered Asset:

(A)         pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(B)         timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(C)         do all things necessary to preserve and keep unimpaired such Qualifying Ground Lease and its rights thereunder;

(D)         diligently and continuously enforce the material obligations of the lessor or other obligor thereunder;

(E)         deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable Qualifying Ground Lease;

(F)         upon the Administrative Agent’s reasonable written request and at reasonable intervals, unless an Event of Default shall have occurred and be continuing, in which case, upon written request at any time, provide to the Administrative Agent any information or materials relating to such Qualifying Ground Lease and evidencing the applicable Subsidiary Guarantor’s due observance and performance of its material obligations thereunder;

(G)         in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable Qualifying Ground Lease within the applicable time period therefor in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(H)         at reasonable times and at reasonable intervals, deliver to the Administrative Agent (or, subject to the requirements of the subject Qualifying Ground Lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent), an estoppel certificate and consent agreement in relation to such Qualifying Ground Lease in form and substance reasonably acceptable to the Administrative Agent, in its discretion, and, in the case of the estoppel certificate, setting forth (i) the name of lessee and lessor under the Qualifying Ground Lease (if applicable); (ii) that such Qualifying Ground Lease is in full force and effect and has not been modified except to the extent the Administrative Agent has received notice of such modification; (iii) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (iv) whether such Person knows of any actual or alleged defaults or events of default under the applicable Qualifying Ground Lease;

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provided, that each Loan Party hereby agrees to execute and deliver to the Administrative Agent, within ten (10) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.

(o)          [Intentionally Omitted].

(p)          Management Agreements. At all times cause each Unencumbered Asset to be managed and operated by an Approved Manager.

(q)          [Intentionally Omitted].

(r)          Maintenance of REIT Status. In the case of the Parent Guarantor, at all times be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and at all times continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

(s)          Exchange Listing. In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, NYSE MKT or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.

(t)          Sarbanes-Oxley. Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley.

(u)          Sanctions and Anti-Corruption Laws. Maintain in effect policies and procedures designed to promote compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act, and promptly upon the written request of the Administrative Agent, furnish to the Administrative Agent and the Lenders any information that the Administrative Agent or any Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act.

(v)         Beneficial Ownership. Promptly following any change in beneficial ownership of the Borrower that would render any statement in the existing Beneficial Ownership Certification untrue or inaccurate, furnish to the Administrative Agent (for further delivery by the Administrative Agent to the Lenders in accordance with its customary practice) an updated Beneficial Ownership Certification for the Borrower.

(w)          Operating Leases. Promptly (i) perform and observe all of the covenants and agreements required to be performed and observed under the Operating Leases and do all things necessary to preserve and to keep unimpaired the Loan Parties’ rights thereunder; (ii) notify the Administrative Agent of any default under the Operating Leases of which any Loan Party is aware; (iii) deliver to the Administrative Agent a copy of any notice of default or other notice received by the Loan Parties under the Operating Leases; and (iv) enforce in all respects the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable lessor under each Operating Lease.

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(x)          Equal Treatment. (i) Cause the Facility to have equal support as any other Unsecured Indebtedness of any of the Loan Parties (whether as borrower, co-borrower, guarantor or otherwise).  Without limiting the generality of the foregoing, the Loan Parties shall cause any other Subsidiary or Joint Venture of any Loan Party that is a borrower or co-borrower, guarantees, or otherwise becomes obligated in respect of any Unsecured Indebtedness of any of the Loan Parties, whether as a borrower, co-borrower, guarantor or otherwise, to simultaneously duly execute and deliver to Administrative Agent a Guaranty Supplement in substantially the form of Exhibit D hereto or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Loan Parties’ Obligations under the Loan Documents.  Furthermore, the Borrower shall cause any such Person to satisfy all other representations, covenants and conditions in this Agreement with respect to Guarantors.  Furthermore, no Lien may be granted, suffered or incurred on any property, assets or revenue in favor of the lenders, trustees or holders under any Unsecured Indebtedness of any of the Loan Parties without effectively providing that all Obligations under the Loan Documents shall be secured equally and ratably with such Unsecured Indebtedness pursuant to agreements in form and substance reasonably satisfactory to the Administrative Agent.

(ii)         The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, a Person which has become a Guarantor solely pursuant to this Section 5.01(x) from the Guaranty so long as: (a) no Default or Event of Default shall then be in existence or would occur as a result of such release, (b) the Administrative Agent shall receive such written request at least five (5) Business Days prior to the requested date of such release (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion), and (c) such Person is no longer required to be a Guarantor pursuant to the terms of Section 5.01(x)(i) or any other provision of this Agreement.  Delivery by the Borrower to the Administrative Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  Notwithstanding the foregoing, the foregoing provisions shall not apply to the Parent Guarantor or any owner or lessee of an Unencumbered Asset, which may only be released as otherwise provided in this Agreement.

Section 5.02.         Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a)          Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries:

(i)          Liens created under the Loan Documents;

(ii)         Permitted Liens;

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(iii)        Liens described on Schedule 4.01(o) hereto;

(iv)        purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(A);

(v)         Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii)(B), provided that no such Lien shall extend to or cover any Unencumbered Assets or assets other than the assets subject to such Capitalized Leases;

(vi)        Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or so acquired by such Loan Party or such Subsidiary;

(vii)       Liens securing Non-Recourse Debt permitted under Section 5.02(b)(iii)(E);

(viii)      the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto in connection with any Refinancing Debt permitted under Section 5.02(b)(iii)(C);

(ix)         Liens securing Permitted Recourse Debt permitted under Section 5.02(b)(vi), which Liens do not affect any direct or indirect ownership interest in any Unencumbered Asset; and

(x)          Liens securing Debt of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (viii) above, provided that such Liens do not affect any Unencumbered Asset and the amount of Debt secured by such Liens shall not exceed $5,000,000 in the aggregate outstanding at any one time.

(b)          Indebtedness. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)          Indebtedness under the Loan Documents;

(ii)         in the case of any Loan Party or any Subsidiary of a Loan Party, Indebtedness owed to any Loan Party or any wholly owned Subsidiary of any Loan Party, provided that, in each case, such Indebtedness (y) shall be on terms reasonably acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, which promissory notes shall (unless payable to the Borrower) by their terms be subordinated to the Obligations of the Loan Parties under the Loan Documents;

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(iii)        in the case of each Loan Party (other than the Parent Guarantor) and its Subsidiaries,

(A)         Indebtedness secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $5,000,000 at any time outstanding,

(B)         (1) Capitalized Leases not to exceed in the aggregate $5,000,000 at any time outstanding, and (2) in the case of any Capitalized Lease to which any Subsidiary of a Loan Party is a party, any Contingent Obligation of such Loan Party guaranteeing the Obligations of such Subsidiary under such Capitalized Lease,

(C)         the Existing Debt described on Schedule 4.01(n) hereto and any Refinancing Debt extending, refunding or refinancing such Existing Debt,

(D)         Indebtedness in respect of Hedge Agreements entered into by the Borrower and designed to hedge against fluctuations in interest rates or foreign exchange rates incurred as required by this Agreement or incurred in the ordinary course of business and consistent with prudent business practices, and

(E)         Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets, the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement;

(iv)        in the case of the Parent Guarantor and the Borrower, Indebtedness under Customary Carve-Out Agreements;

(v)         endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vi)        Permitted Recourse Debt;

(vii)       in the case of the Parent Guarantor and the Borrower, any Contingent Obligations consisting of guarantees or indemnities of payment Obligations under any Qualifying Ground Lease, any Franchise Agreements or other agreements related to franchise licenses, management agreements or other agreements related to hotel management contracts, title insurance indemnifications or guarantees, or under any other documents, agreements or contracts approved by the Administrative Agent; and

(viii)      any other Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding in respect of all Loan Parties and their Subsidiaries and which is not secured by any Lien on any Unencumbered Asset.

(c)          Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to the transactions contemplated by the Loan Documents); or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development, licensing and management of Hotel Assets in the United States consistent with the requirements of the Loan Documents, and other business activities incidental thereto.

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(d)          Mergers, Etc. Merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02(e)), lease (but not including entry into Operating Leases between Subsidiary Guarantors and TRS Lessees) or otherwise dispose of (whether in one transaction or in a series of transactions or pursuant to a Division) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or Divide, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to (including pursuant to a Division), any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party other than the Parent Guarantor (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party is the surviving entity or (except in the case of a merger with the Borrower or the Parent Guarantor, which shall always be the surviving entity) such other Person is the surviving party and shall promptly become a Loan Party (provided further that the Parent Guarantor shall not merge with a Person that is not a Loan Party unless such merger is with a Person that would be in compliance with Section 5.01(r), and which is the general partner or other owner of a Person simultaneously merging with Borrower or a Subsidiary of Borrower, and the Parent Guarantor is the surviving entity), provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and the requirements in Sections 5.01(x) and 5.02(p) shall still be complied with. Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower and any Subsidiary that is the direct owner of an Unencumbered Asset) may liquidate, dissolve or Divide if the Borrower determines in good faith that such liquidation, dissolution or Division is in the best interests of the Borrower and the assets or proceeds from the liquidation, dissolution or Division of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower or the Parent Guarantor) that owns such Assets so long as Section 5.02(e) would otherwise permit the Transfer of all Assets owned by such Person at the time of such sale or transfer of such Equity Interests. Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent shall, upon the request of the Borrower, release such Guarantor from the Guaranty.

(e)          Sales, Etc. of Assets. (i) In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease or otherwise acquire any assets and (ii) in the case of the Loan Parties (other than the Parent Guarantor), sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease or otherwise acquire (each action described in clauses (i) and (ii) of this subsection (e), including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof), in each case other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(A)         the Transfer of any Asset or Assets, including unimproved land, that are not Unencumbered Assets from any Loan Party to another Loan Party (other than the Parent Guarantor) or from a Subsidiary of a Loan Party to another Subsidiary of such Loan Party or any other Loan Party (other than the Parent Guarantor),

(B)         the Transfer of any Asset or Assets that are not Unencumbered Assets to any Person that is not a Loan Party, provided that the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer, on or prior to the date of such Transfer or designation, as the case may be,

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(C)         the Transfer of any Unencumbered Asset or Unencumbered Assets to any Person, or the designation of an Unencumbered Asset or Unencumbered Assets as a non-Unencumbered Asset or non-Unencumbered Assets, in each case with the intention that such Unencumbered Asset or Unencumbered Assets, upon consummation of such Transfer or designation, shall no longer constitute an Unencumbered Asset or Unencumbered Assets, provided that:

(1)         immediately after giving effect to such Transfer or designation, as the case may be, the remaining Unencumbered Assets shall continue to satisfy the requirements set forth in clauses (a) through (k) of the definition of Unencumbered Asset Pool Conditions,

(2)         the Loan Parties shall be in compliance with the covenants contained in Section 5.04 on a pro forma basis immediately after giving effect to such Transfer or designation, and

(3)         on or prior to the date of such Transfer or designation, as the case may be, the Borrower shall have delivered to the Administrative Agent (A) a certificate signed by a Responsible Officer of the Borrower, stating that before and after giving effect to such Transfer or designation, as the case may be, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04(b), together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants, and (B) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating compliance with the foregoing clauses (1) through (3) and confirming that no Default or Event of Default shall exist on the date of such Transfer or will result therefrom, together with supporting information in detail reasonably satisfactory to the Administrative Agent, or

(D)         the Transfer of (1) obsolete or worn out FF&E in the ordinary course of business or (2) inventory in the ordinary course of business, which FF&E or inventory, as the case may be, is used or held in connection with an Unencumbered Asset.

Following (x) a Transfer of all Unencumbered Assets owned or leased by a Subsidiary Guarantor in accordance with Section 5.02(e)(ii)(C) or (y) the designation by a Subsidiary Guarantor of all Unencumbered Assets owned or leased by it as non-Unencumbered Assets pursuant to Section 5.02(e)(ii)(C), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release such Subsidiary Guarantor from the Guaranty.

(f)          Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i)          Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments (including pursuant to a Division) in Subsidiaries and, in the case of the Loan Parties (other than the Parent Guarantor) and their Subsidiaries (and Joint Ventures in which such Loan Parties and Subsidiaries hold any direct or indirect interest), Investments in Assets (including by asset or Equity Interest acquisitions, investments in Joint Ventures or Divisions), in each case subject, where applicable, to the limitations set forth in Section 5.02(f)(iv);

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(ii)         Investments in Cash Equivalents;

(iii)        Investments consisting of intercompany Indebtedness permitted under Section 5.02(b)(ii);

(iv)        Investments consisting of the following items:

(A)         Investments in unimproved land, Real Property that does not constitute Hotel Assets, and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement),

(B)         Investments in Joint Ventures of any Loan Party, and

(C)         Loans, advances and extensions of credit (including, without limitation, mezzanine loans) to any Person;

(v)         Investments outstanding on the date hereof in Subsidiaries that are not wholly-owned by any Loan Party;

(vi)        Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(iii)(D);

(vii)       To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $1,000,000 in the aggregate for all Loan Parties;

(viii)      Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Loan Parties not to exceed at any time $5,000,000; and

(ix)         Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g)          Restricted Payments. In the case of the Parent Guarantor and the Borrower, without the prior consent of the Required Lenders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, including, in each case, by way of a Division (collectively, “Restricted Payments”), subject to certain redemption rights of the holders of Equity Interests in the Borrower as more particularly described in the constitutive documents of the Borrower and certain redemption rights of the holders of certain preferred Equity Interests in the Parent Guarantor as described in the articles supplementary that authorize the issuance of the respective classes of such preferred shares, in each case as in effect on the date hereof; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Parent Guarantor and the Borrower may make Restricted Payments without the prior consent of the Required Lenders to holders of Equity Interests in the Parent Guarantor and the Borrower, as applicable, to the extent the same would not result in a Default under any provision of this Agreement.

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(h)          Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents, provided that (1) any amendment to any such constitutive document that would be adverse to any of the Lender Parties shall be deemed “material” for purposes of this Section; (2) any amendment to any such constitutive document that would designate such Subsidiary that is not a Loan Party as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section; and (3) in the case of Subsidiaries of the Borrower only, a Subsidiary may amend its constitutive documents if in the reasonable business judgment of such Subsidiary it is in its best economic interest to do so and such amendment is not otherwise prohibited by this Agreement and could not reasonably be expected to result in a Material Adverse Effect.

(i)          Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)          Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k)          Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Non-Recourse Debt or Permitted Recourse Debt, provided that the terms of such Indebtedness, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries directly or indirectly owning Unencumbered Assets, and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(l)          Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing, in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract, and in the case of (i) a Material Contract not affecting any Unencumbered Asset, in a manner that could reasonably be expected to have a Material Adverse Effect, and (ii) a Material Contract affecting any Unencumbered Asset, in a manner that could reasonably be expected to result in a breach of the Unencumbered Asset Pool Conditions.

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(m)          Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any Negative Pledge upon any of its property or assets, except (i) in connection with any Existing Debt, (ii) pursuant to the Loan Documents or (iii) in connection with (A) any Non-Recourse Debt or Permitted Recourse Debt, provided that the terms of such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Unencumbered Assets and are otherwise permitted by the Loan Documents (provided further that any restriction of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to violate the foregoing restriction), (B) any purchase money Indebtedness permitted under Section 5.02(b)(iii)(A) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (C) any Capitalized Lease permitted by Section 5.02(b)(iii)(B) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (D) any Indebtedness outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower).

(n)          Parent Guarantor as Holding Company. In the case of the Parent Guarantor, enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the Borrower; (ii) the performance of its duties as sole general partner of the Borrower; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity or subordinate debt Investments in the Borrower and its Subsidiaries, provided each such Investment shall be on terms acceptable to the Administrative Agent; (v) sales of Equity Interests of the Parent Guarantor not otherwise prohibited by this Agreement and (vi) activities incidental to each of the foregoing.

(o)          Development Assets Cap. If the aggregate budgeted costs attributable to all Development Assets exceeds 15% of Total Asset Value, commence the development of any Development Asset as to which development has not yet commenced.

(p)          Subsidiary Guarantor Requirements. Cause or permit any Subsidiary Guarantor to (i) incur Indebtedness other than trade payables in the ordinary course of business or otherwise permitted by Section 5.02(b); or (ii) own any Real Property other than Unencumbered Assets, provided, however, that during any period in which Summit Hospitality I, LLC is a Subsidiary Guarantor or an Additional Guarantor, the total outstanding Non-Recourse Debt of Summit Hospitality I, LLC shall, until the Voya Note is repaid, (A) consist only of Indebtedness outstanding on the date hereof and (B) not at any time exceed $25,000,000 in the aggregate.

(q)          Multiemployer Plans. Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan.

(r)          Ground Leases. With respect to any Qualifying Ground Lease related to any Unencumbered Asset:

(i)          waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(ii)         do, permit or suffer (1) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable Qualifying Ground Lease or (2) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable Qualifying Ground Lease;

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(iii)        cancel, terminate, surrender, modify or amend any of the provisions of any such Qualifying Ground Lease or agree to any termination, amendment, modification or surrender thereof without the prior written consent of the Administrative Agent;

(iv)        permit or consent to the subordination of such Qualifying Ground Lease to any mortgage or other leasehold interest of the premises related thereto; or

(v)         treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any Qualifying Ground Lease as terminated, cancelled or surrendered pursuant to Bankruptcy Law without the Administrative Agent’s prior written consent.

(s)          Transactions with Affiliates. Enter into any transaction with its Affiliates except (i) with respect to Assets which are not Unencumbered Assets, transactions occurring in the ordinary course of the business of owning and operating hotels, the Lender Parties agree that operating leases, loans, and guaranties of indebtedness are all in the ordinary course of business and (ii) with respect to Unencumbered Assets, subject to the consent of the Administrative Agent, not to be unreasonably withheld, transactions occurring in the ordinary course of the business of owning and operating hotels, and in each case in accordance with Section 5.01(i).

(t)          TRS Holdco and TRS Lessees. Permit TRS Holdco to enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the TRS Lessees; (ii) the performance of its duties as sole member of the TRS Lessees; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity or subordinate debt Investments in the TRS Lessees, provided each such Investment shall be on terms reasonably acceptable to the Administrative Agent; and (v) activities incidental to each of the foregoing.

(u)          Sanctioned Persons. Directly or indirectly use or permit or allow any of its Subsidiaries to directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any Designated Person or in any manner that would cause any of such persons to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Loan Parties that are used to pay any amount due pursuant to this Agreement or the other Loan Documents shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws.

(v)         More Restrictive Agreements. Enter into or modify any agreements or documents or permit or allow any of its Subsidiaries to enter into or modify any agreements or documents in each case pertaining to any existing or future Unsecured Indebtedness of such Loan Party or such Subsidiaries, if such agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Loan Parties or their respective Subsidiaries than those set forth in Section 5.01(o), 5.02(f)(iv), 5.02(g), 5.02(m), 5.02(o) or 5.04 (and including for the purposes hereof, all definitions used in or relating to such sections or definitions) of this Agreement, unless the Loan Parties, the Administrative Agent and the Required Lenders shall have simultaneously amended this Agreement to include such more restrictive provisions. Each of the Loan Parties agrees to deliver to the Administrative Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Unsecured Indebtedness of the Loan Parties and their respective Subsidiaries as the Administrative Agent from time to time may request.

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Section 5.03.         Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lender Parties in accordance with Section 9.02(b):

(a)          Default Notice. As soon as possible and in any event within five Business Days after the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(b)          Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Consolidated Subsidiaries, including therein Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an unqualified opinion acceptable to the Required Lenders of KPMG LLP, Ernst & Young LLP or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, and (y) a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, but only to the extent the Borrower is subject to Section 404, in each case certified in a manner to which the Required Lenders have not objected, together with (i) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(c)          Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

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(d)          [Intentionally Omitted].

(e)          Unencumbered Asset Financials. As soon as available and in any event within 45 days after the end of each quarter, financial information in respect of all Unencumbered Assets, in form and detail reasonably satisfactory to the Administrative Agent.

(f)           Annual Budgets. As soon as available and in any event within than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(g)          Material Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Material Litigation from that described on Schedule 4.01(f) hereto.

(h)          [Intentionally Omitted].

(i)           Real Property.  As soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in Section 4.01(p) as may be necessary for such Schedule to be accurate and complete.

(j)           [Intentionally Omitted].

(k)           Environmental Conditions. Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Unencumbered Asset or could reasonably be expected to result in a Lien against any Unencumbered Asset.

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(l)           Unencumbered Asset Value. Promptly after discovery of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Unencumbered Asset is subject, which could reasonably be expected to (i) have a material adverse effect on the value of an Unencumbered Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Unencumbered Asset which is not a Permitted Lien, notice to the Administrative Agent thereof.

(m)          Compliance with Unencumbered Asset Conditions. Promptly after obtaining actual knowledge of any condition or event which causes any Unencumbered Asset to fail to satisfy any of the Unencumbered Asset Pool Conditions (other than those Unencumbered Asset Pool Conditions, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders with respect to any particular Unencumbered Asset, to the extent of such waiver), notice to the Administrative Agent thereof.

(n)          [Intentionally Omitted].

(o)          Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(b), (c) or (f) following such change, Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(p)          Material Contract. As soon as available, a copy of any Material Contract entered into with respect to any Unencumbered Asset after the date hereof.

(q)          Other Information. Promptly, such other information respecting, and which is reasonably foreseeable to be material to, the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

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Section 5.04.         Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Parent Guarantor will:

(a)          Parent Guarantor Financial Covenants.

(i)          Maximum Leverage Ratio. Maintain as of each Test Date a Leverage Ratio of not greater than 6.50:1.00; provided, however, that on and after the date of any Leverage Ratio Increase Election, the Parent Guarantor shall maintain as of each Test Date occurring during the period ending not later than the last day of the third (3rd) consecutive fiscal quarter ending after the date of such Leverage Ratio Increase Election, a Leverage Ratio of not greater than 7.00:1.00; provided further that (A) such Leverage Ratio Increase Elections may only occur (1) prior to the Initial Maturity Date and (2) not more than two times during the term of the Facilities, and (B) such Leverage Ratio Increase Elections may not be consecutive.

(ii)         Minimum Consolidated Tangible Net Worth: Maintain at all times a Consolidated Tangible Net Worth of not less than the sum of (a) $1,149,979,129.00, plus (b) an amount equal to 75% of the net cash proceeds of all issuances or sales of Equity Interests of the Parent Guarantor or any of its Subsidiaries consummated after September 30, 2018.

(iii)        [Intentionally Omitted].

(iv)        Minimum Consolidated Fixed Charge Coverage Ratio. Maintain as of each Test Date a Consolidated Fixed Charge Coverage Ratio of not less than 1.50:1.00.

(v)         Maximum Secured Leverage Ratio. Maintain as of each Test Date a ratio of Secured Indebtedness to Total Asset Value equal to not more than 45%.

(vi)        Maximum Secured Recourse Leverage Ratio. Maintain as of each Test Date a ratio of Secured Recourse Indebtedness to Total Asset Value equal to not more than 10%.

(b)          Unencumbered Asset Pool Financial Covenants.

(i)          Maximum Unsecured Leverage Ratio. Maintain at all times a ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value equal to or less than 60%; provided, however, that on and after the date of any Unsecured Leverage Ratio Increase Election, the Parent Guarantor shall maintain as of each Test Date occurring during the period ending not later than the last day of the third (3rd) consecutive fiscal quarter ending after the date of such Unsecured Leverage Ratio Increase Election, a ratio of Consolidated Unsecured Indebtedness of the Parent Guarantor to Unencumbered Asset Value of equal to or less than 65%; provided further that (A) such Unsecured Leverage Ratio Increase Elections may only occur (1) prior to the Initial Maturity Date and (2) not more than two times during the term of the Facilities, and (B) such Unsecured Leverage Ratio Increase Elections may not be consecutive.

(ii)         Minimum Unsecured Interest Coverage Ratio. Maintain as of each Test Date a ratio of Unencumbered Adjusted NOI to Assumed Unsecured Interest Expense equal to or greater than 2.00x.

(iii)        Minimum Unencumbered Properties. Maintain at all times at least twenty (20) Unencumbered Assets in the Unencumbered Asset Pool.

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To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets (including in respect of revenues generated by such acquired or disposed of Assets), and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended. To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on a Test Date relating to an Advance, a merger permitted under Section 5.02(d), or a Transfer permitted under Section 5.02(e)(ii)(C), such calculations shall be made on a pro forma basis after giving effect to such Advance, merger, Transfer or such other event, as applicable. All such calculations shall be reasonably acceptable to the Administrative Agent.

Article VI
EVENTS OF DEFAULT

Section 6.01.         Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)          Failure to Make Payments When Due. (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same becomes due and payable or (iii) or any Loan Party shall fail to make any other payment under any Loan Document within five Business Days after the same becomes due and payable.

(b)          Breach of Representations and Warranties. Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)          Breach of Certain Covenants. (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (j), (n) (to the extent such failure would permit the lessor under the applicable Qualifying Ground Lease or Operating Lease to terminate such lease), (r), (s), (t), (u) or (v), 5.02, 5.03(a), (g), (k), (l), (m), (n), 5.04 or 9.10(d), or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.03(b), (c), (d), (e), (f), (h), (i), (j), (o), or (p) if such failure described in this clause (ii) shall remain unremedied for 15 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(d)          Other Defaults under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e)          Cross Defaults. (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) only with respect to Material Debt described in clause (a) or (b) of the definition thereof, such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof.

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(f)          Insolvency Events. Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent (including any Bail-In Action), or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided, however, that, if any of the events or circumstances described in this subsection (f) occur or exist with respect to a Subsidiary of the Borrower that is not a Loan Party (a “Debtor Subsidiary”), such event(s) or circumstance(s) shall not constitute a Default or an Event of Default so long as (i) such Debtor Subsidiary has no other Debt other than Non-Recourse Debt, (ii) such event(s) or circumstance(s) have not resulted in, and will not result in, any material liability, either individually or in the aggregate, to the Parent, the Borrower or any of their Subsidiaries (exclusive of the Debtor Subsidiary), and (iii) the total assets of such Debtor Subsidiary do not exceed $10,000,000 as of the date such event(s) occur or such circumstance(s) first exist; and (iv) no court of competent jurisdiction has issued an order substantively consolidating the assets and liabilities of such Debtor Subsidiary with those of any other Person; or

(g)          Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)          Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)          Unenforceability of Loan Documents. Any material provision of any Loan Document after delivery thereof pursuant to Section 3.01, 5.01(j) or 5.01(x) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

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(j)          [Intentionally Omitted].

(k)          Change of Control. A Change of Control shall occur; or

(l)          ERISA Events. Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.

Section 6.02.         Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or 2.18(e) or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under any Bankruptcy Law, such amount shall be automatically due and payable by the Borrower to the Cash Collateral Account, without presentment, demand, protest, or any notice of any kind. If at any time the Administrative Agent or the Issuing Bank determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Cash Collateral Account that the Administrative Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

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Article VII
GUARANTY

Section 7.01.         Guaranty; Limitation of Liability. (a)  Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, in each case exclusive of all Excluded Swap Obligations (such guaranteed Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection. Notwithstanding anything to the contrary herein, the Lender Parties shall immediately release the guaranty of any Guarantor at such time as the Guarantor has completed Transfers and/or designations in compliance with Section 5.02(e) such that the Guarantor does not own, directly or indirectly any one or more Unencumbered Assets.

(b)          Each Guarantor, the Administrative Agent and each other Lender Party and, by its acceptance of the benefits of this Guaranty, each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Voidable Transactions Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lender Parties and, by their acceptance of the benefits of this Guaranty, the other Lender Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)          Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

Section 7.02.         Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

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(a)          any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)          any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)          any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)          any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)          any failure of the Administrative Agent or any other Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Lender Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Lender Party to disclose such information);

(g)          the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 7.03.         Waivers and Acknowledgments. (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)          Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

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(c)          Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)          [Intentionally Omitted].

(e)          Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Lender Party.

(f)          Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04.         Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated, all Guaranteed Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination in whole of the Commitments and (c) the latest date of expiration or termination of all Letters of Credit and all Guaranteed Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred and (iv) all Letters of Credit and all Guaranteed Hedge Agreements shall have expired or been terminated, the Administrative Agent and the other Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

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Section 7.05.         Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

Section 7.06.         Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Lender Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arrangers, each other Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)          Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

Section 7.07.         Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)          Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless required pursuant to Section 7.07(d), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)          Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)          Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

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(d)          Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 7.08.         Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination in whole of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit and all Guaranteed Hedge Agreements, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their successors, transferees and assigns.

Section 7.09.         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article VIII
THE AGENTS

Section 8.01.         Authorization and Action. Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and as an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law, including without limitation, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a co-syndication agent, documentation agent, senior manager, joint lead arranger or joint bookrunner, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Lender Party under any of such Loan Documents. In its capacity as the Lender Parties’ contractual representative, the Administrative Agent is a “representative” of the Lender Parties as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.

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Section 8.02.         Agents’ Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided in Section 2.17 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03.         DBNY and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, DBNY shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include DBNY in its individual capacity. DBNY and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if DBNY were not the Administrative Agent or the Administrative Agent and without any duty to account therefor to the Lender Parties.

Section 8.04.         Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its respective directors, officers, agents or employees.

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Section 8.05.         Indemnification by Lender Parties. (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)          Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)          For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time. The failure of any Lender Party to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

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Section 8.06.         Successor Agents. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has been replaced as Administrative Agent and it (or its Affiliate) has been replaced as an Issuing Bank and released from all obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as an Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. In addition to the foregoing, if a Lender becomes, and during any period such Lender remains, a Defaulting Lender, any Issuing Bank or Swing Line Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. After the resignation of a Swing Line Bank hereunder, the retiring Swing Line Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Bank under this Agreement and the other Loan Documents with respect to Swing Line Advances issued by it prior to such resignation, but shall not be required to issue additional Swing Line Advances or to extend, renew or increase any existing Swing Line Advances.

Section 8.07.         Relationship of Agent and Lenders. The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

Article IX
MISCELLANEOUS

Section 9.01.          Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) release the Borrower with respect to the Obligations or, except to the extent expressly permitted under this Agreement, reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations, (iii) permit the Loan Parties to encumber the Unencumbered Assets, except as expressly permitted in the Loan Documents, (iv) amend this Section 9.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except as set forth in Section 2.17), (vi) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder, (vii) postpone or extend any date fixed for any payment of principal of, or interest on, any of the Advances or any fees or other amounts payable hereunder, or (viii) extend the Termination Date in respect of either Facility (except as provided by Section 2.16); provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

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(b)          In the event that any Lender (a “Non-Consenting Lender”) shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) (a “Replacement Lender”), provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, and (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent. The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07. Any Lender that becomes a Non-Consenting Lender agrees that, upon receipt of notice from the Borrower given in accordance with this Section 9.01(b) it shall promptly execute and deliver an Assignment and Acceptance with a Replacement Lender as contemplated by this Section. If such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Non-Consenting Lender receives all payments required to be paid to it by this Section 9.01(b), then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such assigning Lender.

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Section 9.02.         Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738, Attention: Christopher Eng and to Hagen, Wilka & Archer, LLP, 600 South Main Avenue, Suite 102, Sioux Falls, SD 57104, Attention: Jennifer L. Larsen or, if applicable, at ceng@shpreit.com and jlarsen@hwalaw.com (and in the case of transmission by e-mail, with a copy by U.S. mail to 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738, Attention: Christopher Eng and to Hagen, Wilka & Archer, LLP, 600 South Main Avenue, Suite 102, Sioux Falls, SD 57104, Attention: Jennifer L. Larsen); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to DBNY in its capacity as an Initial Issuing Bank, at its address at 60 Wall Street, 23rd Floor, New York, New York 10005-2858, Attention: Melissa Reeves, Trade Finance & Lending—Loan Operations, Standby Letter of Credit, telecopier number (646) 350-3183, or, if applicable, at melissa.reeves@db.com and sblc_unit_ny@list.db.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 60 Wall Street, 23rd Floor, New York, New York 10005-2858, Attention: Melissa Reeves, Trade Finance & Lending—Loan Operations, Standby Letter of Credit) with a copy to DBNY at its address at 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256, Attention: Sara Pelton, telecopier number (904)746-4860, sara.pelton@db.com; if to Bank of America, N.A in its capacity as an Initial Issuing Bank, at its address at One Fleet Way, 2nd Floor, Mail Code PA6-580-02-30, Scranton PA 18507, Attention: Global Trade Operations, telephone number 1 (800) 370-7519, telecopier number 1 (800) 755-8743, or, if applicable, at Scranton_standby_lc@bankofamerica.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to One Fleet Way, 2nd Floor, Mail Code PA6-580-02-30, Scranton PA 18507, Attention: Global Trade Operations); if to Regions Bank in its capacity as an Initial Issuing Bank, at its address at 1900 5th Avenue North, 15th Floor, Birmingham, AL 35203, Attention: Jule Ann Martin, telephone number (205) 326-5651, telecopier number (205) 261-7939, or, if applicable, at juleann.martin@regions.com or cast@regions.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1900 5th Avenue North, 15th Floor, Birmingham, AL 35203, Attention: Jule Ann Martin); if to U.S. Bank National Association in its capacity as Initial Issuing Bank, at its address at 13737 Noel Road Suite 800, Dallas, Texas 75240, Attention Patrick A. Trowbridge, telephone number (972) 581-1618, Patrick.trowbridge@usbank.com, with a copy to 1100 Abernathy Road, Suite 1250, Atlanta, GA 30328, Attention: Charlene Anderson, telephone number (770)512-3123, charlene.anderson@usbank.com; if to the Administrative Agent with respect to any Notice of Borrowing or DBNY in its capacity as a Swing Line Bank, agency.transactions@db.com, with a copy to DBNY at its address at 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256, Attention: Sara Pelton, telecopier number (904)746-4860, sara.pelton@db.com; and if to the Administrative Agent with respect to any other matter, to Deutsche Bank AG New York Branch, 60 Wall Street, 2nd Floor, New York, New York 10005, Attention: Philip Tancorra, email: Philip.tancorra@db.com and ldcm.loanmgmt@db.com; Phone No.: (212) 250-6576; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.

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(b)          Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to Philip.tancorra@db.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c)          Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on DebtDomain® or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)          THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e)          Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 9.03.         No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Section 9.04.         Costs and Expenses. (a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent or any Arranger as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for the Administrative Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02, 5.01(j) or 5.01(k), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and each Lender Party in connection with any work-out or the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)          Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)          If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), 2.10(d) or 2.17(e), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

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(d)          If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)          Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 9.05.         Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other party to a Loan Document against any and all of the Obligations of the Borrower or such other party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or any Note or Notes and although such obligations may be unmatured; provided, however, that in the event that any Defaulting Lender shall exercise any such right of set-off hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swing Line Bank and the Lenders, and (y) the Defaulting Lender shall promptly provide to the Administrative Agent a written notice describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower or such other party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have. Notwithstanding the above, the Administrative Agent and Lender Parties shall have no right to set off against deposits which are subject to a security interest or rights of another lender, or which are held for the benefit of any Person, including any Subsidiary, that is not party to a Loan Document.

Section 9.06.         Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender or such Initial Issuing Bank, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

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Section 9.07.         Assignments and Participations; Replacement Notes. (a) Each Lender may (and, if demanded by the Borrower in accordance with Section 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under each Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b) shall be an assignment of all rights and obligations of the assigning Lender under this Agreement, (v) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender in which case notice of such assignment shall be provided to the Administrative Agent, each Issuing Bank and the Borrower, no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, without the consent of the Administrative Agent, and (B) at any other time without the consent of the Administrative Agent and each Issuing Bank (which consent, in each case, shall not be unreasonably withheld or delayed), provided, however, that (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without prior notice to the Borrower, assign its rights and obligations under this Agreement to any other registered broker-dealer owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement, and (2) each Issuing Bank confirms that its consent (in such capacity as an Issuing Bank) shall not be required for any assignment by a Lender to Compass Bank (or any of its affiliates) as assignee pursuant to this Section 9.07, and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.

(b)          Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

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(c)          By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)          The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). In addition, the Administrative Agent shall maintain information in the Register regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or Exhibit A-2 (as applicable) hereto.

(f)          Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that such fee shall not be payable if the assigning Issuing Bank is making such assignment simultaneously with the assignment in its capacity as a Lender of all or a portion of its Revolving Credit Commitment to the same Eligible Assignee.

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(g)          Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates or any Defaulting Lender or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it) in a minimum gross amount of $5,000,000; provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.10 and 2.12 (subject to the requirements and limitation therein, including the requirements under Sections 2.12(f) and (g) (it being understood that the documentation required under Sections 2.12(f) and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment, provided that, such participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though such Participant were a Lender; provided, that such Participant shall be deemed to be subject to Section 2.13 as though it were a Lender. Each Lender Party that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender Party shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender Party shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)          Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party on the same terms as provided in Section 9.11.

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(i)          Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank of any other applicable jurisdiction.

(j)          Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form. Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

(k)          In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of the Defaulting Lender of Advances not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with the Defaulting Lender’s Pro Rate Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 9.07(l), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.08.         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.09.         No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

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Section 9.10.         Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)         any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 9.10(d); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 9.10(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swing Line Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or drawn under any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.01 and 3.02, as applicable, were satisfied (or waived in writing), such payment shall be applied solely to pay the Advances of, and amounts drawn on Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any the Advances of, and amounts drawn on Letters of Credit owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in the Letter of Credit Exposure and Swing Line Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 9.10(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 9.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        (A)         No Defaulting Lender shall be entitled to receive any Unused Fee or Extension Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

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(B)         Each Defaulting Lender shall be entitled to receive its Pro Rata Share of fees to be paid pursuant to Section 2.08(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 9.10(d).

(C)         With respect to any letter of credit fees under Section 2.08(b) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to the Administrative Agent that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure or Swing Line Advances that has been reallocated to any Non-Defaulting Lenders pursuant to Section 9.10(a)(iv), (y) pay to each Issuing Bank and Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        all or any part of such Defaulting Lender’s participation in Letter of Credit Exposure and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section in Section 3.01 and 3.02, as applicable, are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Facility Exposure allocable to any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitments. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         if the reallocation described in Section 9.10(a)(iv) cannot, or can only partially be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first prepay Swing Line Advances in an amount equal to the Swing Line Banks’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 9.10(d).

(b)          If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with Pro Rata Share of the Commitments under the applicable Facility (without giving effect to Section 9.10(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

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(c)          So long as any Lender is a Defaulting Lender, (i) the Swing Line Bank shall not be required to fund any Swing Line Advances unless it is satisfied that the participation therein will be fully allocated among non-Defaulting Lenders in a manner consistent with clause Section 9.10(a)(iv) and the Defaulting Lender shall not participate therein and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in the Letter of Credit Exposure related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the non-Defaulting Lenders in a manner consistent with Section 9.10(a)(iv) and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in a Defaulting Lender Cash Collateral Account accordance with Section 9.10(d).

(d)          Not in limitation of the Cash Collateralization provisions of Section 2.06(b) and Section 6.02:

(i)          at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 9.10(a)(iv) and any Cash Collateral deposited in a Defaulting Lender Cash Collateral Account by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)         the Borrower, and to the extent provided by any Defaulting Lender in a Defaulting Lender Cash Collateral Account, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to Section 9.10(d)(iii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral deposited in a Defaulting Lender Cash Collateral Account by the Defaulting Lender).

(iii)        notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 9.10(d) or Section 9.10(a)(v) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)        Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 9.10(d) following (1) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable), or (2) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided, however, that, subject to Section 9.10(a)(ii), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall not be released and shall be held to support future anticipated Fronting Exposure or other obligations.

(e)          The Borrower may terminate the Unused Revolving Credit Commitment of any Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 9.10(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, any Swing Line Bank or any Lender may have against such Defaulting Lender.

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Section 9.11.         Confidentiality. (a) Each of the Administrative Agent, the Lender Parties and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, consultants and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, (vii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (viii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ix) to any rating agency, (x) the CUSIP Service Bureau or any similar organization, (xi) with the consent of the Borrower or (xii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) is independently developed by a Lender or its Affiliate or (C) becomes available to the Administrative Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Parent or any of its Subsidiaries without the Administrative Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent or any of its Subsidiaries has been breached. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries (including the Fee Letter and any information obtained based on a review of the books and records of the Parent or any of its Subsidiaries) relating to the Parent or any of its Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)          Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Parent, any or its Subsidiaries or their respective securities (“Restricting Information”). Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. None of the Administrative Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent or any of its respective directors, officers, agents or employees (i) shall have, and the Administrative Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to the Administrative Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its respective directors, officers, agents or employees.

110

(c)          Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 9.11(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”). Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its respective Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 9.11(c) shall modify or limit a Person’s obligations under Section 9.11 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d)          Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

111

(e)          Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent). None of the Loan Parties, the Administrative Agent or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f)          Sections 9.11(b), (c), (d) and (e) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. None of the Administrative Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

Section 9.12.         Certain ERISA Matters. (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender Party, and (y) covenants, from the date such Person became a Lender Party to the date such Person ceases being a Lender Party, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Obligations of such Lender in respect of the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Letters of Credit, the Commitments and this Agreement.

112

(b)          In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender Party, and (y) covenants, from the date such Person became a Lender Party to the date such Person ceases being a Lender Party, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto) SECTION 1.01. .

Section 9.13.         Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) ( as amended, the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 9.14.         Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City, County and State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)          Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15.         Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

Section 9.16.         WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

113

Section 9.17.         Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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114

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company, its general partner

By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation, its sole member

By:
Name: Christopher Eng
Title: Secretary

PARENT GUARANTOR:

SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation

By:
Name: Christopher Eng
Title: Secretary

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SUBSIDIARY GUARANTORS:

Summit Hotel TRS 003, LLC

Summit Hotel TRS 005, LLC

Summit Hotel TRS 030, LLC

Summit Hotel TRS 037, LLC

Summit Hotel TRS 044, LLC

Summit Hotel TRS 045, LLC

Summit Hotel TRS 052, LLC

Summit Hotel TRS 053, LLC

Summit Hotel TRS 057, LLC

Summit Hotel TRS 060, LLC

Summit Hotel TRS 062, LLC

Summit Hotel TRS 065, LLC

Summit Hotel TRS 066, LLC

Summit Hotel TRS 084, LLC

Summit Hotel TRS 086, LLC

Summit Hotel TRS 087, LLC

Summit Hotel TRS 094, LLC

Summit Hotel TRS 099, LLC

Summit Hotel TRS 100, LLC

Summit Hotel TRS 102, LLC

Summit Hotel TRS 113, LLC

Summit Hotel TRS 114, LLC

Summit Hotel TRS 117, LLC

Summit Hotel TRS 118, LLC

Summit Hotel TRS 119, LLC

Summit Hotel TRS 120, LLC

Summit Hotel TRS 121, LLC

Summit Hotel TRS 122, LLC

Summit Hotel TRS 123, LLC

Summit Hotel TRS 126, LLC

Summit Hotel TRS 127, LLC

Summit Hotel TRS 128, LLC

Summit Hotel TRS 129, LLC

Summit Hotel TRS 130, LLC

Summit Hotel TRS 131, LLC

Summit Hotel TRS 132, LLC

Summit Hotel TRS 134, LLC

Summit Hotel TRS 135, LLC

Summit Hotel TRS 136, LLC

Summit Hotel TRS 137, LLC

Summit Hotel TRS 138, LLC

Summit Hotel TRS 139, LLC

Summit Hotel TRS 140, LLC

Summit Hotel TRS 141, LLC

Summit Hotel TRS 142, LLC

Summit Hotel TRS 143, LLC

Summit Hotel TRS 144, LLC

Summit Hotel TRS 145, LLC

Summit Hotel TRS 146, LLC

By:	Summit Hotel TRS, Inc., a Delaware corporation, the sole member of each of the above referenced Delaware limited liability companies

By:

Name:	Christopher Eng
Title:	Secretary

Summit Hospitality I, LLC,
a Delaware limited liability company

By:

Name:	Christopher Eng
Title:	Secretary

Summit Hospitality VI, LLC,
a Delaware limited liability company

By:

Name:	Christopher Eng
Title:	Secretary

San Fran JV, LLC,
a Delaware limited liability company

By:

Name:	Christopher Eng
Title:	Secretary

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[Signature Page to Credit Agreement]	Summit Hotel OP, LP 2018 Credit Agreement

Summit Group of Scottsdale, Arizona, LLC, a South Dakota limited liability company		Summit Hospitality 084, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 057, LLC, a Delaware limited liability company		Carnegie Hotels, LLC, a Georgia limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 060, LLC, a Delaware limited liability company		Summit Hospitality 100, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 18, LLC, a Delaware limited liability company		Summit Hospitality 25, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 17, LLC, a Delaware limited liability company		Summit Hospitality 114, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

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Summit Hospitality 117, LLC, a Delaware limited liability company		Summit Hospitality 122, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 118, LLC, a Delaware limited liability company		Summit Hospitality 123, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 119, LLC, a Delaware limited liability company		Summit Hospitality 126, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 120, LLC, a Delaware limited liability company		Summit Hospitality 127, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 121, LLC, a Delaware limited liability company

By:
Name: Christopher Eng
Title: Secretary

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[Signature Page to Credit Agreement]	Summit Hotel OP, LP 2018 Credit Agreement

Summit Hospitality 128, LLC, a Delaware limited liability company		Summit Hospitality 134, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 129, LLC, a Delaware limited liability company		Summit Hospitality 135, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 130, LLC, a Delaware limited liability company		Summit Hospitality 136, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 131, LLC, a Delaware limited liability company		Summit Hospitality 137, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 132, LLC, a Delaware limited liability company

By:
Name: Christopher Eng
Title: Secretary

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[Signature Page to Credit Agreement]	Summit Hotel OP, LP 2018 Credit Agreement

Summit Hospitality 138, LLC, a Delaware limited liability company		Summit Hospitality 143, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 139, LLC, a Delaware limited liability company		Summit Hospitality 144, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 140, LLC, a Delaware limited liability company		Summit Hospitality 145, LLC, a Delaware limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 141, LLC, a Delaware limited liability company		BP Watertown Hotel, LLC, a Massachusetts limited liability company

By:		By:
	Name: Christopher Eng		Name: Christopher Eng
	Title: Secretary		Title: Secretary

Summit Hospitality 142, LLC, a Delaware limited liability company

By:
Name: Christopher Eng
Title: Secretary

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[Signature Page to Credit Agreement]	Summit Hotel OP, LP 2018 Credit Agreement

Agreed as of the date first above written:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Lender, Initial Issuing Bank, and Swing Line Bank

By:
Name: Virginia Cosenza
Title: Vice President

By:
Name: Ming K. Chu
Title: Director

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[Signature Page to Credit Agreement]	Summit Hotel OP, LP 2018 Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender, Initial Issuing Bank, Swing Line Bank

By:
Name: Kyle Pearson
Title: Vice President

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BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:
Name: Ahaz Armstrong
Title: Senior Vice President

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U.S. BANK NATIONAL ASSOCIATION,
as a Lender, Initial Issuing Bank, Swing Line Bank

By:
Name: Patrick Trowbridge
Title: Senior Vice President

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BMO HARRIS BANK, NA,
as a Lender

By:
Name: Gwendolyn Gatz
Title: Director

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CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:
Name: Yakovia Jackson
Title: Vice President

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KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title: Senior Vice President

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PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name: Sarah V. Montgomery
Title: Vice President

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ROYAL BANK OF CANADA,
as a Lender

By:
Name: Sheena Lee
Title: Authorized Signatory

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RAYMOND JAMES BANK, N.A.,
as a Lender

By:
Name: Matt Stein
Title: Senior Vice President

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REGIONS BANK,
as a Lender, Initial Issuing Bank. Swing Line Bank

By:
Name: T. Barret Vawter
Title: Vice President

[Signature Page to Credit Agreement]	Summit Hotel OP, LP 2018 Credit Agreement

SCHEDULE I

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Initial Lender/	Commitments
Initial Issuing Bank	Revolving Credit	Term Loan	Swing Line	Letter of Credit	Domestic Lending Office	Eurodollar Lending Office
Deutsche Bank AG New York Branch	$80,000,000	$0	$6,250,000	$12,500,000	60 Wall Street, 2nd Floor New York, NY 10005 Attn: Philip Tancorra Tel: 212-250-6576 Email: Philip.tancorra@db.com	60 Wall Street, 2nd Floor New York, NY 10005 Attn: Philip Tancorra Tel: 212-250-6576 Email: Philip.tancorra@db.com
Bank of America, N.A.	$49,000,000	$31,000,000	$6,250,000	$12,500,000	901 Main Street, 64th Stree Dallas, TX 75202 Attn: Kyle Pearson Tel: (214) 209-0931 Fax: (214) 209-0995 Email: kyle.pearson@baml.com	901 Main Street, 64th Stree Dallas, TX 75202 Attn: Kyle Pearson Tel: (214) 209-0931 Fax: (214) 209-0995 Email: kyle.pearson@baml.com
Regions Bank	$49,000,000	$31,000,000	$6,250,000	$12,500,000	1717 McKinney Avenue, Suite 1200. Dallas, TX 75202 Attn: Brett Vawter Tel: (469) 608-2787 Fax: (469) 608-2942 Email: barret.vawter@regions.com	1717 McKinney Avenue, Suite 1200. Dallas, TX 75202 Attn: Brett Vawter Tel: (469) 608-2787 Fax: (469) 608-2942 Email: barret.vawter@regions.com
U.S. Bank National Association	$49,000,000	$31,000,000	$6,250,000	$12,500,000	13737 Noel Road Dallas, Texas 75240 Attn: Patrick Trowbridge Tel: (972) 581-1618 Email: Patrick.trowbridge@usbank.com	13737 Noel Road Dallas, Texas 75240 Attn: Patrick Trowbridge Tel: (972) 581-1618 Email: Patrick.trowbridge@usbank.com

Sch. I-1

Name of Initial Lender/	Commitments
Initial Issuing Bank	Revolving Credit	Term Loan	Swing Line	Letter of Credit	Domestic Lending Office	Eurodollar Lending Office
Royal Bank of Canada	$25,000,000	$15,000,000	—	—	Global Loans Administration
20 King St. West, 4th Floor
Toronto, Ontario, Canada
M5H 1C4
Attn:  Ian LaRoche or Julie Camarra
Tel:  (416) 974-6107 or (416) 955-6577
Fax:  (212) 428-2372 or (212) 428-2372
Email: RBCNewYorkGLA2@rbc.com	Global Loans Administration
20 King St. West, 4th Floor
Toronto, Ontario, Canada
M5H 1C4
Attn:  Ian LaRoche or Julie Camarra
Tel:  (416) 974-6107 or (416) 955-6577
Fax:  (212) 428-2372 or (212) 428-2372
						Email: RBCNewYorkGLA2@rbc.com
PNC Bank, National Association	$25,000,000	$15,000,000	—	—	1200 Smith Street, Suite 830 Houston, TX 77002-4313 Attn: Sarah V. Montgomery Tel: (713) 658-3953 Email: sarah.montgomery@pnc.com	1200 Smith Street, Suite 830 Houston, TX 77002-4313 Attn: Sarah V. Montgomery Tel: (713) 658-3953 Email: sarah.montgomery@pnc.com
KeyBank, National Association	$25,000,000	$15,000,000	—	—	AVP - Closer 2390 East Camelback Rd Ste 220 Phoenix AZ 85016 Attn: Michael Colbert Tel: (770) 510-2155 Email: michael_colbert@keybank.com	AVP - Closer 2390 East Camelback Rd Ste 220 Phoenix AZ 85016 Attn: Michael Colbert Tel: (770) 510-2155 Email: michael_colbert@keybank.com
Capital One, National Association	$25,000,000	$15,000,000	—	—	1680 Capital One Drive, 9th Floor McLean, VA 22102 Attention: Jessica W. Schneickert Tel: (703) 720-6526 Email: Jessica.schneickert@capitalone.com	1680 Capital One Drive, 9th Floor McLean, VA 22102 Attention: Jessica W. Schneickert Tel: (703) 720-6526 Email: Jessica.schneickert@capitalone.com

Sch. I-2

Name of Initial Lender/	Commitments
Initial Issuing Bank	Revolving Credit	Term Loan	Swing Line	Letter of Credit	Domestic Lending Office	Eurodollar Lending Office
BMO Harris Bank, N.A.	$25,000,000	$15,000,000	—	—	115 S. LaSalle Street 36th Floor Chicago, IL 60603 Attention: Gwendolyn Gatz Tel: 312-461-2238 Email: 312-461-2238	115 S. LaSalle Street 36th Floor Chicago, IL 60603 Attention: Gwendolyn Gatz Tel: 312-461-2238 Email: 312-461-2238
Raymond James Bank, N.A.	$23,000,000	$17,000,000	—	—	710 Carillon Parkway St. Petersburg, FL 33716 Attn: Loan Ops/CML Tel: (727) 567-1815 or (727) 567-1922 Fax: (866) 597-4002 Email: Fax-rjbloanops@raymondrames.com	710 Carillon Parkway St. Petersburg, FL 33716 Attn: Loan Ops/CML Tel: (727) 567-1815 or (727) 567-1922 Fax: (866) 597-4002 Email: Fax-rjbloanops@raymondrames.com
Branch Banking and Trust Company	$25,000,000	$15,000,000	—	—	200 West Second Street, 16th Floor Winston Salem, NC 27101 Attn: Shana Pask Tel: (336) 733-2645 Fax: (888) 707-4162 Email: spask@bbandt.com	200 West Second Street, 16th Floor Winston Salem, NC 27101 Attn: Shana Pask Tel: (336) 733-2645 Fax: (888) 707-4162 Email: spask@bbandt.com
Totals	$400,000,000	$200,000,000	$25,000,000	$50,000,000

Sch. I-3

Schedule II - Unencumbered Assets

OWNERSHIP ENTITY	CODE	PROPERTY NAME	CLASS	ROOMS	STREET ADDRESS	CITY	COUNTY	STATE	ZIP CODE	FRANCHISOR	STR CHAIN SCALE	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”
Summit Hospitality VI, LLC	003	SpringHill Suites - Minneapolis/St. Paul Airport/Mall of America	Same Store	113	2870 Metro Drive	Bloomington	Hennepin	MN	55425	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 003, LLC
Summit Hospitality VI, LLC	005	Hampton Inn & Suites - Minneapolis/St. Paul Airport/Mall of America	Same Store	146	2860 Metro Drive	Bloomington	Hennepin	MN	55425	Hilton Worldwide	Upper Midscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 005, LLC
San Fran JV, LLC	030	Holiday Inn Express & Suites - San Francisco/Fisherman’s Wharf	Same Store	252	550 North Point Street	San Francisco	San Francisco	CA	94133	IHG	Upper Midscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 030, LLC
Summit Hospitality I, LLC	037	Residence Inn - Dallas/Arlington South	Same Store	96	801 Highlander Boulevard	Arlington	Tarrant	TX	76015	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 037, LLC
Summit Hotel OP, LP	044	Country Inn & Suites - Charleston South, WV	Same Store	64	105 Alex Lane	Charleston	Kanawha	WV	25304	Carlson Hospitality	Upper Midscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 044, LLC
Summit Hotel OP, LP	045	Holiday Inn Express - Charleston/Kanawha City	Same Store	66	107 Alex Lane	Charleston	Kanawha	WV	25304	Upper Midscale	IHG	Summit Hotel TRS, Inc.	Summit Hotel TRS 045, LLC
SGS, AZ, LLC	052	Courtyard - Scottsdale North	Same Store	153	17010 North Scottsdale Road	Scottsdale	Maricopa	AZ	85255	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 052, LLC
SGS, AZ, LLC	053	Springhill Suites - Scottsdale North	Same Store	121	17020 North Scottsdale Road	Scottsdale	Maricopa	AZ	85255	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 053, LLC
Summit Hospitality 057, LLC	057	Hyatt Place - Minneapolis/Downtown	Same Store	213	425 7th Street South	Minneapolis	Hennepin	MN	55415	Hyatt Hotel Corp.	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 057, LLC
Summit Hospitality 060, LLC	060	Springhill Suites - Nashville MetroCenter	Same Store	78	250 Athens Way	Nashville	Davidson	TN	37228	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 060, LLC
Summit Hospitality 18, LLC	062	Hilton Garden Inn - Minneapolis/Eden Prairie	Same Store	97	6330 Point Chase	Eden Prairie	Hennepin	MN	55344	Hilton Worldwide	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 062, LLC
Summit Hospitality 17, LLC	065	Holiday Inn Express & Suites - Minneapolis/Minnetonka	Same Store	93	10985 Red Circle Drive	Minnetonka	Hennepin	MN	55343	IHG	Upper Midscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 065, LLC
Summit Hospitality I, LLC	066	Courtyard - New Orleans Downtown Near the French Quarter	Same Store	140	124 St. Charles Avenue	New Orleans	Orleans Parish	LA	70130	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 066, LLC
Summit Hospitality 084, LLC	084	Hyatt Place - Portland Airport/Cascade Station	Same Store	136	9750 Northeast Cascades Parkway	Portland	Multnomah	OR	97220	Hyatt Hotel Corp.	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 084, LLC
Summit Hotel OP, LP	086	Hilton Garden Inn - Birmingham/Lakeshore Drive	Same Store	95	520 Wildwood Circle Drive North	Birmingham	Jefferson	AL	35209	Hilton Worldwide	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 086, LLC
Summit Hotel OP, LP	087	Hilton Garden Inn - Birmingham SE/Liberty Park	Same Store	130	2090 Urban Center Parkway	Birmingham	Shelby	AL	35242	Hilton Worldwide	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 087, LLC
Summit Hospitality I, LLC	094	Staybridge Suites - Denver/Cherry Creek	Same Store	121	4220 East Virginia Avenue	Glendale	Denver	CO	80246	IHG	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 094, LLC
Carnegie Hotels, LLC	099	Courtyard - Atlanta Downtown	Same Store	150	133 Carnegie Way	Atlanta	Fulton	GA	30303	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 099, LLC
Summit Hospitality 100, LLC	100	Hyatt Place - Garden City	Same Store	122	5 North Avenue	Garden City	Nassau	NY	11530	Hyatt Hotel Corp.	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 100, LLC

Sch. II-1

OWNERSHIP ENTITY	CODE	PROPERTY NAME	CLASS	ROOMS	STREET ADDRESS	CITY	COUNTY	STATE	ZIP CODE	FRANCHISOR	STR CHAIN SCALE	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”
Summit Hospitality I, LLC	102	Courtyard - New Orleans Downtown/Convention Center	Same Store	202	300 Julia Street	New Orleans	Orleans Parish	LA	70130	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 102, LLC
Summit Hospitality 25, LLC	113	Hilton Garden Inn - Houston/Galleria Area	Same Store	182	3201 Sage Road	Houston	Harris	TX	77056	Hilton Worldwide	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 113, LLC
Summit Hospitality 114, LLC	114	DoubleTree - San Francisco Airport North	Same Store	210	5000 Sierra Point Parkway	Brisbane	San Mateo	CA	94005	Hilton Worldwide	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 114, LLC
Summit Hospitality 117, LLC	117	Hampton Inn & Suites - Austin/Downtown/Convention Center	Same Store	209	200 San Jacinto Boulevard	Austin	Travis	TX	78701	Hilton Worldwide	Upper Midscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 117, LLC
Summit Hospitality 118, LLC	118	Hampton Inn & Suites - Minneapolis/Downtown	Same Store	211	19 North 8th Street	Minneapolis	Hennepin	MN	55403	Hilton Worldwide	Upper Midscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 118, LLC
Summit Hospitality 119, LLC	119	Residence Inn - Bridgewater/Branchburg	Same Store	101	3241 Route 22 East	Branchburg	Somerset	NJ	08876	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 119, LLC
Summit Hospitality 120, LLC	120	Hyatt House - Orlando/Universal	Development	168	5915 Caravan Court	Orlando	Orange	FL	32819	Hyatt Hotel Corp.	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 120, LLC
Summit Hospitality 121, LLC	121	Residence Inn - Baltimore/Hunt Valley	Same Store	141	45 Schilling Rd	Hunt Valley	Baltimore	MD	21031	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 121, LLC
Summit Hospitality 122, LLC	122	Hampton Inn - Boston/Norwood	Same Store	139	434 Providence Highway (Rt. 1)	Norwood	Norfolk	MA	02062	Hilton Worldwide	Upper Midscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 122, LLC
Summit Hospitality 123, LLC	123	Hotel Indigo - Asheville Downtown	Same Store	115	151 Haywood Street	Asheville	Buncombe	NC	28801 IHG	Upper	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 123, LLC
Summit Hospitality 126, LLC	126	Courtyard - Atlanta Decatur Downtown/Emory	Same Store	179	130 Clairemont Avenue	Decatur	De Kalb	GA	30030	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 126, LLC
Summit Hospitality 127, LLC	127	Courtyard - Nashville Vanderbilt/West End	Same Store	226	1901 West End Avenue	Nashville	Davidson	TN	37203	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 127, LLC
Summit Hospitality 128, LLC	128	Residence Inn - Atlanta Midtown/Peachtree at 17th	Same Store	160	1365 Peachtree Street Northeast	Atlanta	Fulton	GA	30309	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 128, LLC
Summit Hospitality 129, LLC	129	Homewood Suites - Aliso Viejo/Laguna Beach	Acquisition	129	110 Vantis Dr	Aliso Viejo	Orange	CA	92656	Hilton Worldwide	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 129, LLC
Summit Hospitality 130, LLC	130	Hyatt House - Miami Airport	Same Store	163	5710 Blue Lagoon Drive	Miami	Miami-Dade	FL	33126	Hyatt Hotel Corp.	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 130, LLC
Summit Hospitality 131, LLC	131	Marriott - Boulder	Same Store	165	2660 Canyon Boulevard	Boulder	Boulder	CO	80302	Marriott International	Upper Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 131, LLC
Summit Hospitality 132, LLC	132	Hyatt Place - Chicago/Downtown-The Loop	Same Store	206	28 North Franklin Street	Chicago	Cook	IL	60606	Hyatt Hotel Corp.	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 132, LLC
Summit Hospitality 134, LLC	134	Courtyard - Fort Lauderdale Beach	Acquisition	261	440 Seabreeze Boulevard	Fort Lauderdale	Broward	FL	33316	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 134, LLC
Summit Hospitality 135, LLC	135	Courtyard - Charlotte City Center	Acquisition	181	237 South Tryon Street	Charlotte	Mecklenburg	NC	28202	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 135, LLC
Summit Hospitality 136, LLC	136	Hampton Inn & Suites - Baltimore Inner Harbor	Acquisition	116	131 East Redwood Street	Baltimore	Baltimore	MD	21202	Hilton Worldwide	Upper Midscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 136, LLC
Summit Hospitality 137, LLC	137	Residence Inn - Baltimore Downtown/Inner Harbor	Acquisition	189	17 Light Street	Baltimore	Baltimore	MD	21202	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 137, LLC

Sch. II-2

OWNERSHIP ENTITY	CODE	PROPERTY NAME	CLASS	ROOMS	STREET ADDRESS	CITY	COUNTY	STATE	ZIP CODE	FRANCHISOR	STR CHAIN SCALE	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”
Summit Hospitality 138, LLC	138	Courtyard - Kansas City Country Club Plaza	Acquisition	123	4600 JC Nichols Parkway	Kansas City	Jackson	MO	64112	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 138, LLC
Summit Hospitality 139, LLC	139	Courtyard - Pittsburgh Downtown	Acquisition	182	945 Penn Avenue	Pittsburgh	Allegheny	PA	15222	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 139, LLC
Summit Hospitality 140, LLC	140	Courtyard - Fort Worth Downtown/Blackstone	Acquisition	203	601 Main Street	Fort Worth	Tarrant	TX	76102	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 140, LLC
Summit Hospitality 141, LLC	141	AC Hotel - Atlanta Downtown	Acquisition	255	101 Andrew J.Young International Boulevard	Atlanta	Fulton	GA	30303	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 141, LLC
Summit Hospitality 142, LLC	142	Homewood Suites - Tucson/St. Philip’s Plaza University	Acquisition	122	4250 North Campebell Avenue	Tucson	Pima	AZ	85718	Hilton Worldwide	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 142, LLC
Summit Hospitality 143, LLC	143	Hilton Garden Inn - Waltham	Acquisition	148	450 Totten Pond Road	Waltham	Middlesex	MA	02451	Hilton Worldwide	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 143, LLC
Summit Hospitality 144, LLC	144	Residence Inn - Cleveland Downtown	Acquisition	175	527 Prospect Avenue East	Cleveland	Cuyahoga	OH	44115	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 144, LLC
Summit Hospitality 145, LLC	145	Courtyard - New Haven at Yale	Acquisition	207	30 Whalley Avenue	New Haven	New Haven	CT	06511	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 145, LLC
BP Watertown Hotel, LLC	146	Residence Inn - Boston/Watertown	Acquisition	150	570 Arsenal Street	Watertown	Middlesex	MA	02472	Marriott International	Upscale	Summit Hotel TRS, Inc.	Summit Hotel TRS 146, LLC
TOTAL		49 Hotels w/ 7,604 Guestrooms		7,604

Note: Ownership Entity SGS, AZ, LLC is Summit Group of Scottsdale, AZ, LLC.

Sch. II-3

Schedule III - Approved Managers

Count	Management Company
1	Aimbridge Hospitality
1	American Liberty Hospitality, Inc.
1	Concord Hospitality
1	Courtyard Management Corporation
1	Crestline Hotels & Resorts and affiliates
1	Enterprises Company, LLC
1	Fillmore Hospitality and affiliates
1	IHG Management (Maryland), LLC
1	Intercontinental Hotels Group Resources, Inc.
1	Intermountain Management, LLC
1	Interstate Management Company, LLC and affiliates
1	Kana Hotels, Inc.
1	LBA Hospitality
1	OTO Development, LLC
1	Park Place Hospitality
1	Pillar Hotels and Resorts, LP
1	Residence Inn by Marriott, Inc.
1	Sage Hospitality and affiliates
1	Select Hotels Group, LLC
1	Springhill SMC Corporation
1	Stonebridge Realty Advisors, Inc. and affiliates
1	TPG Hotels & Resorts, Inc.
1	White Lodging Services Corporation
23

Sch. III-1

SCHEDULE IV

EXISTING LETTERS OF CREDIT

None.

Sch. IV-1

Schedule 4.01(b) – Subsidiaries

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.
Summit Hotel Properties, Inc (1)	Maryland	Public Stockholders	100%	600,000,000	104,760,836	235,000
Summit Hotel GP, LLC	Delaware	Summit Hotel Properties, Inc.	100%	-	-	-
Summit Hotel OP, LP	Delaware	Summit Hotel Properties, Inc.	99%	-	-	-
Summit Hotel OP, LP	Delaware	Unaffiliated limited partners	1%	297,552	297,552	-
Norwood Hotel Operator, LLC	Delaware	Summit Hospitality 122, LLC	100%	-	-	-
Summit Arlington CTY License, LLC	Delaware	Summit Hotel TRS 036, LLC	100%	-	-	-
Summit Fort Worth HGI License, LLC	Delaware	Summit Hotel TRS 080, LLC	100%	-	-	-
Summit Hospitality of Texas, LLC	Texas	Summit Hotel Properties, Inc.	100%	-	-	-
Summit Licensing 121, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Licensing 137, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Licensing Ft Worth CTY Holding, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Licensing Ft Worth CTY, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Meta 2017, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality I, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality V, LLC	South Dakota	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VI, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VII, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality VIII, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality IX, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XI, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XII, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XIII, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XIV, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality XV, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Group of Scottsdale, Arizona LLC	South Dakota	Summit Hotel OP, LP	100%	-	-	-
Summit IHG JV, LLC	Delaware	Summit Hotel OP, LP	99%	-	-	-
Summit IHG JV, LLC	Delaware	Summit Hotel TRS, Inc.	1%	-	-	-
San Fran JV, LLC	Delaware	Summit IHG JV, LLC	100%	-	-	-
Summit Hospitality 17, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 18, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 19,LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 20, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 21, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 22, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 23, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 24, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 25, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 26, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 026 AZ, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 009, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 036, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 039, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 057, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-

Sch. 4.01(b)-1

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.
Summit Hospitality 060, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 066, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 084, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 085, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 099, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 100, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 102, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 104, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 110, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 111, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 114, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 115, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 116, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 117, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 118, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 119, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 120, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 121, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 122, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 123, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 126, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 127, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 128, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 129, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 130, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 131, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 132, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 133, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 134, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 135, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 136, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 137, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-

Sch. 4.01(b)-2

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.
Summit Hospitality 138, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 139, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 140, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 141, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 142, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 143, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 144, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hospitality 145, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
BP Watertown Hotel, LLC	Delaware	Summit Hotel OP, LP	100%	-	-	-
Summit Hotel TRS, Inc	Delaware	Summit Hotel OP, LP	100%	100	100	-
Summit Hotel TRS 003, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 005, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 007, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 008, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 009, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 010, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 013, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 014, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 023, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 024, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 026, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 027, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 030, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 031, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 034, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 036, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 037, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 039, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 044, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 045, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 048, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 051, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 052, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 053, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-

Sch. 4.01(b)-3

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.
Summit Hotel TRS 057, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 060, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 062, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 065, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 066, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 080, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 081, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 082, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 084, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 085, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 086, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 087, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 088, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 089, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 090, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 092, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 094, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 095, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 096, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 098, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 099, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Carnegie Hotels, LLC	Georgia	Summit Hotel OP, LP	100%	-	-	-
Summit Hotel TRS 100, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 101, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 102, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 103, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 104, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 105, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 106, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 107, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 108, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 109, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 110, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-

Sch. 4.01(b)-4

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.
Summit Hotel TRS 111, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 112, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 113, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 114, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 115, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 116, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 117, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 118, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 119, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 120, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 121, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 122, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 123, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 126, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 127, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 128, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 129, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 130, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 131, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 132, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 133, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 134, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 135, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 136, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 137, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 138, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 139, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 140, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 141, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 142, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 143, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-

Sch. 4.01(b)-5

Summit Entity	State of Origination	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.
Summit Hotel TRS 144, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 145, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-
Summit Hotel TRS 146, LLC	Delaware	Summit Hotel TRS, Inc.	100%	-	-	-

(1)	Classes of shares authorized include:
-	500,000,000 Common Shares
-	100,000,000 Preferred Shares, which are currently comprised of:
-	3,000,000 shares of 6.45% Series D Cumulative Redeemable Preferred Stock
-	6,400,000 shares of 6.25% Series E Cumulative Redeemable Preferred Stock

Sch. 4.01(b)-6

Schedule 4.01(f) – Material Litigation

None.

Schedule 4.01(n) - Existing Debt

Borrower	Lender	Note Reference	Interest Rate (1)	Amort. Period (Years)	Maturity Date	Number of Properties Encumbered at 09/30/18	Principal Amount Outstanding (000s)

	Senior Unsecured Credit Facility

	Deutsche Bank AG New York Branch
Summit Hotel OP, LP	$400 Million Revolver	(a)	30L +165 bps	n/a	March 31, 2023	n/a	$15,000
Summit Hotel OP, LP	$200 Million Term Loan	(a)	30L +160 bps	n/a	April 1, 2024	n/a	200,000
	Total Senior Unsecured Credit Facility						215,000

	Unsecured Term Loans

Summit Hotel OP, LP	KeyBank National Association
	7-Year $225 Million Term Loan	(b)	4.09% Variable (2)	n/a	February 14, 2025	n/a	225,000
Summit Hotel OP, LP	KeyBank National Association
	5-Year $225 Million Term Loan	(c)	3.79% Variable (3)	n/a	November 25, 2022	n/a	225,000

	Mortgage Loans
Summit Hospitality 116, LLC		(d)	5.18% Fixed	20	March 1, 2019	1	15,270
Summit Hospitality 22, LLC	Voya (f.k.a. ING Life Ins. and Annuity)	(d)	5.18% Fixed	20	March 1, 2019	2	38,985
Summit Hospitality I, LLC		(d)	5.18% Fixed	20	March 1, 2019	2	22,535
Summit Hotel OP, LP		(d)	5.18% Fixed	20	March 1, 2019	3	31,253
Summit Hospitality 085, LLC	Bank of Cascades	(e)	4.09% Variable	25	December 19, 2024	1	8,823
Summit Hospitality 085, LLC		(e)	4.30% Fixed	25	December 19, 2024	-	8,823
Summit Meta 2017, LLC	Metabank	(f)	4.44% Fixed	25	July 1, 2027	3	47,640
Summit Hospitality XIII, LLC	KeyBank National Association		4.46% Fixed	30	February 1, 2023	4	26,503
Summit Hospitality XIV, LLC			4.52% Fixed	30	April 1, 2023	3	20,555
Summit Hospitality 19, LLC			4.30% Fixed	30	April 1, 2023	3	19,888
Summit Hospitality 21, LLC			4.95% Fixed	30	August 1, 2023	2	35,586
Summit Hospitality 26, LLC	U.S. Bank, NA		6.13% Fixed	25	November 11, 2021	1	10,795
Summit Hospitality 036, LLC,	Compass Bank	(g)	4.49% Variable	25	May 6, 2020	3	22,306
Summit Hospitality 110, LLC,	co-borrower	(g)
Summit Hospitality 111, LLC	co-borrower	(g)
					Total Mortgage Loans	28	308,962
					Total Debt	28	$973,962

Schedule 4.01(n) - Existing Debt

(1)	The interest rates at September 30, 2018, above give effect to our use of interest rate derivatives, where applicable.

(2)	We entered into an interest rate derivative to effectively produce a fixed interest rate on 44%, or $100 million of the 7-yr $225 million term loan; however, the interest rate spread over LIBOR may change based upon our Leverage Ratio, as defined in the term loan documents. At September 30, 2018, the termination value of this interest rate derivative was $3.8 million.

(3)	We entered into an interest rate derivative to effectively produce a fixed interest rate on 44%, or $100 million of the 5-yr $225 million term loan; however, the interest rate spread over LIBOR may change based upon our Leverage Ratio, as defined in the term loan documents. At September 30, 2018, the termination value of this interest rate derivative was $3.8 million.

(a)	The Senior Unsecured Credit Facility requires that no less than 20 of our hotel properties remain unencumbered, as defined in the credit facility documentation, and also requires compliance with covenants customary among our industry peers. The $400 Million Revolver matures in March 2023 and can be extended to March 2024 at our option, subject to certain conditions. The $200 Million Term Loan matures in April 2024.

(b)	The 7-yr Unsecured Term Loan requires that no less than 20 of our hotel properties remain unencumbered, as defined in the credit facility documentation, and also requires compliance with covenants customary among our industry peers. The KeyBank 7-yr Unsecured Term Loan matures on February 14, 2025, replaced the existing $140 Million 7-Yr Unsecured Term Loan, and had $225 million outstanding as of September 30, 2018.

(c)	The KeyBank 5-yr Unsecured Term Loan requires that no less than 20 of our hotel properties remain unencumbered, as defined in the credit facility documentation, and also requires compliance with covenants customary among our industry peers. The KeyBank 5-yr Unsecured Term Loan matures on November 25, 2022.

(d)	The four term loans with Voya have a fixed interest rates of 5.18% and a first call date of March 1, 2019. The loans are cross-collateralized and have cross-default provisions. March 1, 2019, represents the first call date for the specified loans. We have delivered a payoff notice to Voya for payment in full on December 31, 2018.

(e)	The Bank of the Cascades financing consists of two notes. Note A carries a variable interest rate of 30-day LIBOR plus 200 basis points, and Note B carries a fixed interest rate of 4.30%. Both notes have an amortization periods of 25 years and maturity dates of December 19, 2024. These two loans are secured by one hotel and are cross-defaulted.

(f)	On June 30, 2017, we entered into a $47.6 million secured, non-recourse loan with Metabank which includes a delayed draw feature, a 4.44% fixed interest rate, and interest-only payments for 18 months following the closing date. The loan was fully drawn by December 31, 2017. Summit Hospitality XII, Summit Hospitality 115, LLC, and Summit Hospitality 133, LLC, have each granted a mortgage, security agreement, and related documents to Metabank as security for the loan.

(g)	The Compass Bank loan carries a variable rate of 30-day LIBOR plus 240 basis points, amortizes over 25 years, and has a May 6, 2020 maturity date. The loan is secured by first mortgage liens on the Hampton Inn & Suites in San Diego (Poway), CA, and Ventura (Camarillo), CA and the Courtyard in Arlington, TX.

(4)	Represents oustanding balances as of September 30, 2018. Assumes the incremental Term Loan amount of $50 million used to reduce outstandings on the Revolver.

Summit Hotel OP, LP indemnifies numerous lenders for environmental and other issues, and provides guaranties and indemnifications for numerous hotel management agreements, franchise agreements, title policy indemnifications, and ground leases. Summit Hotel OP, LP guaranties carve outs on US Bank (Summit Hospitality 26, LLC), Bank of the Cascades, Compass Bank, Voya, KeyBank (Summit Hospitality XIII, LLC, Summit Hospitality XIV, LLC, Summit Hospitality 19, LLC, Summit Hospitality 21, LLC) loans, and Metabank loan.

Summit Hotel Properties, Inc. guaranties carve outs on its US Bank (Summit Hospitality 26, LLC) loan.

The Senior Unsecured Credit Facility and the Unsecured Term Loans are both guaranteed by Summit Hotel Properties, Inc., each unencumbered asset ownership entity, and each Taxable REIT Subsidiary lessee.

Schedule 4.01(o) - Existing Liens

Borrower	Lender	Encumbered Assets	Note Reference	Number of Properties Encumbered at 09/30/18	Principal Amount Outstanding at 09/30/18 (000s)	Mortgage(s)	Assignment of Leases / Rents	UCC Financing Statement

	Mortgage Loans	Property Name

Summit Hospitality 116, LLC		Hilton Garden Inn Houston Energy Corridor	(a)	1	15,270	YES	YES	YES
Summit Hospitality 22, LLC	Voya (f.k.a. ING Life Ins. and Annuity)	Courtyard & SpringHill Suites Indianapolis	(a)	2	38,985	YES	YES	YES
Summit Hospitality I, LLC		Hilton Garden Inn Greenville & SpringHill Suites New Orleans	(a)	2	22,535	YES	YES	YES
Summit Hotel OP, LP		Hampton Inn & Suites Tampa, Courtyard & Residence Inn Metairie	(a)	3	31,253	YES	YES	YES
Summit Hospitality 085, LLC	Bank of Cascades	Residence Inn Portland	(b)	1	8,823	YES	YES	YES
Summit Hospitality 085, LLC		Residence Inn Portland	(b)	-	8,823	YES	YES	YES
Summit Meta 2017, LLC	Metabank		(c)		47,640	NO	NO	NO
Summit Hospitality XII, LLC		Residence Inn Salt Lakes City		1		YES	YES	YES
Summit Hospitality 115, LLC		Four Points San Francisco		1		YES	YES	YES
Summit Hospitality 133, LLC		Hyatt Place Mesa		1		YES	YES	YES
Summit Hospitality XIII, LLC	KeyBank National Association	Hyatt Place: Lombard, Arlington, Park Meadows, and Denver		4	26,503	YES	YES	YES
Summit Hospitality XIV, LLC		Hyatt Place: Owings Mills & Scottsdale & Hyatt House Denver		3	20,555	YES	YES	YES
Summit Hospitality 19, LLC		Hyatt Place: Hoffman estates, Orlando Universal & Orlando Convention		3	19,888	YES	YES	YES
Summit Hospitality 21, LLC		Fairfield Inn & Suites & SpringHill Suites Louisville		2	35,586	YES	YES	YES
Summit Hospitality 26, LLC	U.S. Bank, NA	Hampton Inn Santa Barbara		1	10,795	YES	YES	YES
Summit Hospitality 036, LLC,	Compass Bank	Courtyard Arlington	(d)	1	22,306	YES	YES	YES
Summit Hospitality 110, LLC,	co-borrower	Hampton Inn & Suites Poway	(d)	1		YES	YES	YES
Summit Hospitality 111, LLC	co-borrower	Hampton Inn & Suites Camarillo	(d)	1		YES	YES	YES
		Total Mortgage Properties		28	308,962

(a)	The four term loans with Voya have a fixed interest rates of 5.18% and a first call date of March 1, 2019. The loans are cross-collateralized and have cross-default provisions. March 1, 2019, represents the first call date for the specified loans. We have delivered a payoff notice to Voya for payment in full on December 31, 2018.

(b)	The Bank of the Cascades financing consists of two notes. Note A carries a variable interest rate of 30-day LIBOR plus 200 basis points, and Note B carries a fixed interest rate of 4.30%. Both notes have an amortization periods of 25 years and maturity dates of December 19, 2024. These two loans are secured by one hotel and are cross-defaulted.

(c)	On June 30, 2017, we entered into a $47.6 million secured, non-recourse loan with Metabank which includes a delayed draw feature, a 4.44% fixed interest rate, and interest-only payments for 18 months following the closing date. The loan was fully drawn by December 31, 2017. Summit Hospitality XII, Summit Hospitality 115, LLC, and Summit Hospitality 133, LLC, have each granted a mortgage, security agreement, and related documents to Metabank as security for the loan.

(d)	The Compass Bank loan carries a variable rate of 30-day LIBOR plus 240 basis points, amortizes over 25 years, and has a May 6, 2020 maturity date. The loan is secured by first mortgage liens on the Hampton Inn & Suites in San Diego (Poway), CA, and Ventura (Camarillo), CA and the Courtyard in Arlington, TX.

Schedule 4.01(p) - Part I - Real Property: Owned Assets

OWNERSHIP ENTITY	CODE	PROPERTY NAME	STREET ADDRESS	CITY	STATE	ZIP CODE	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”	GAAP GROSS BOOK VALUE 09/30/2018	NOTE
LAND	001	LAND							8,104,942
Summit Hospitality VI, LLC	003	SpringHill Suites - Minneapolis/St. Paul Airport/Mall of America	2870 Metro Drive	Bloomington	MN	55425	Summit Hotel TRS, Inc.	Summit Hotel TRS 003, LLC	19,123,914
Summit Hospitality VI, LLC	005	Hampton Inn & Suites - Minneapolis/St. Paul Airport/Mall of America	2860 Metro Drive	Bloomington	MN	55425	Summit Hotel TRS, Inc.	Summit Hotel TRS 005, LLC	19,879,915
Summit Hospitality XIV, LLC	007	Hyatt Place - Baltimore/Owings Mills	4730 Painters Mill Road	Owings Mills	MD	21117	Summit Hotel TRS, Inc.	Summit Hotel TRS 007, LLC	12,006,985
Summit Hospitality XIII, LLC	008	Hyatt Place - Chicago/Lombard/Oak Brook	2340 South Fountain Square Drive	Lombard	IL	60148	Summit Hotel TRS, Inc.	Summit Hotel TRS 008, LLC	19,025,098
Summit Hospitality XII, LLC	010	Residence Inn - Salt Lake City Downtown	285 West Broadway	Salt Lake City	UT	84101	Summit Hotel TRS, Inc.	Summit Hotel TRS 010, LLC	27,738,319
Summit Hospitality XIII, LLC	013	Hyatt Place - Dallas/Arlington	2380 East Road to Six Flags Street	Arlington	TX	76011	Summit Hotel TRS, Inc.	Summit Hotel TRS 013, LLC	10,925,919
Summit Hospitality XIII, LLC	014	Hyatt Place - Denver South/Park Meadows	9030 East Westview Road	Lone Tree	CO	80124	Summit Hotel TRS, Inc.	Summit Hotel TRS 014, LLC	13,151,044
Summit Hospitality XIII, LLC	024	Hyatt Place - Denver Tech Center	8300 East Crescent Parkway	Englewood	CO	80111	Summit Hotel TRS, Inc.	Summit Hotel TRS 024, LLC	14,067,285
Summit Hospitality XIV, LLC	027	Hyatt Place - Scottsdale/Old Town	7300 East Third Avenue	Scottsdale	AZ	85251	Summit Hotel TRS, Inc.	Summit Hotel TRS 027, LLC	11,812,732
San Fran JV, LLC	030	Holiday Inn Express & Suites - San Francisco/Fisherman’s Wharf	550 North Point Street	San Francisco	CA	94133	Summit Hotel TRS, Inc.	Summit Hotel TRS 030, LLC	65,770,578
Summit Hospitality 19, LLC	034	Hyatt Place - Chicago/Hoffman Estates	2750 Greenspoint Parkway	Hoffman Estates	IL	60169	Summit Hotel TRS, Inc.	Summit Hotel TRS 034, LLC	10,885,053
Summit Hospitality 036, LLC	036	Courtyard - Dallas/Arlington South	711 Highlander Boulevard	Arlington	TX	76015	Summit Hotel TRS, Inc.	Summit Hotel TRS 036, LLC	17,305,132
Summit Hospitality I, LLC	037	Residence Inn - Dallas/Arlington South	801 Highlander Boulevard	Arlington	TX	76015	Summit Hotel TRS, Inc.	Summit Hotel TRS 037, LLC	18,032,354
Summit Hotel OP, LP	044	Country Inn & Suites - Charleston South, WV	105 Alex Lane	Charleston	WV	25304	Summit Hotel TRS, Inc.	Summit Hotel TRS 044, LLC	7,080,880
Summit Hotel OP, LP	045	Holiday Inn Express - Charleston/Kanawha City	107 Alex Lane	Charleston	WV	25304	Summit Hotel TRS, Inc.	Summit Hotel TRS 045, LLC	6,870,121
Summit Hospitality 19, LLC	048	Hyatt Place - Orlando/Convention Center	8741 International Drive	Orlando	FL	32819	Summit Hotel TRS, Inc.	Summit Hotel TRS 048, LLC	14,768,246
Summit Hospitality 19, LLC	051	Hyatt Place - Orlando/Universal	5895 Caravan Court	Orlando	FL	32819	Summit Hotel TRS, Inc.	Summit Hotel TRS 051, LLC	17,096,689
SGS, AZ, LLC	052	Courtyard - Scottsdale North	17010 North Scottsdale Road	Scottsdale	AZ	85255	Summit Hotel TRS, Inc.	Summit Hotel TRS 052, LLC	18,558,036	(1)
SGS, AZ, LLC	053	Springhill Suites - Scottsdale North	17020 North Scottsdale Road	Scottsdale	AZ	85255	Summit Hotel TRS, Inc.	Summit Hotel TRS 053, LLC	13,530,371	(1)
Summit Hospitality 057, LLC	057	Hyatt Place - Minneapolis/Downtown	425 7th Street South	Minneapolis	MN	55415	Summit Hotel TRS, Inc.	Summit Hotel TRS 057, LLC	35,009,552
Summit Hospitality 060, LLC	060	Springhill Suites - Nashville MetroCenter	250 Athens Way	Nashville	TN	37228	Summit Hotel TRS, Inc.	Summit Hotel TRS 060, LLC	8,011,103
Summit Hospitality 18, LLC	062	Hilton Garden Inn - Minneapolis/Eden Prairie	6330 Point Chase	Eden Prairie	MN	55344	Summit Hotel TRS, Inc.	Summit Hotel TRS 062, LLC	13,310,690
Summit Hospitality 17, LLC	065	Holiday Inn Express & Suites - Minneapolis/Minnetonka	10985 Red Circle Drive	Minnetonka	MN	55343	Summit Hotel TRS, Inc.	Summit Hotel TRS 065, LLC	9,024,552
Summit Hospitality I, LLC	066	Courtyard - New Orleans Downtown Near the French Quarter	124 St. Charles Avenue	New Orleans	LA	70130	Summit Hotel TRS, Inc.	Summit Hotel TRS 066, LLC	30,823,695
Summit Hospitality 084, LLC	084	Hyatt Place - Portland Airport/Cascade Station	9750 Northeast Cascades Parkway	Portland	OR	97220	Summit Hotel TRS, Inc.	Summit Hotel TRS 084, LLC	19,189,686	(2)
Summit Hospitality 085, LLC	085	Residence Inn - Portland Airport at Cascade Station	9301 Northeast Cascades Parkway	Portland	OR	97220	Summit Hotel TRS, Inc.	Summit Hotel TRS 085, LLC	19,437,800	(2)
Summit Hotel OP, LP	086	Hilton Garden Inn - Birmingham/Lakeshore Drive	520 Wildwood Circle Drive North	Birmingham	AL	35209	Summit Hotel TRS, Inc.	Summit Hotel TRS 086, LLC	10,945,184
Summit Hotel OP, LP	087	Hilton Garden Inn - Birmingham SE/Liberty Park	2090 Urban Center Parkway	Birmingham	AL	35242	Summit Hotel TRS, Inc.	Summit Hotel TRS 087, LLC	14,678,211
Summit Hotel OP, LP	092	Courtyard - New Orleans/Metairie	2 Galleria Boulevard	Metairie	LA	70001	Summit Hotel TRS, Inc.	Summit Hotel TRS 092, LLC	27,293,251
Summit Hospitality I, LLC	094	Staybridge Suites - Denver/Cherry Creek	4220 East Virginia Avenue	Glendale	CO	80246	Summit Hotel TRS, Inc.	Summit Hotel TRS 094, LLC	13,015,424
Summit Hospitality XIV, LLC	098	Hyatt House - Denver Tech Center	9280 East Costilla Avenue	Englewood	CO	80112	Summit Hotel TRS, Inc.	Summit Hotel TRS 098, LLC	20,720,597
Carnegie Hotels, LLC	099	Courtyard - Atlanta Downtown	133 Carnegie Way	Atlanta	GA	30303	Summit Hotel TRS, Inc.	Summit Hotel TRS 099, LLC	30,162,751
Summit Hospitality 100, LLC	100	Hyatt Place - Garden City	5 North Avenue	Garden City	NY	11530	Summit Hotel TRS, Inc.	Summit Hotel TRS 100, LLC	32,724,708	(2)
Summit Hotel OP, LP	101	Hampton Inn & Suites - Tampa/Ybor City/Downtown	1301 East 7th Avenue	Tampa	FL	33605	Summit Hotel TRS, Inc.	Summit Hotel TRS 101, LLC	24,552,792
Summit Hospitality I, LLC	102	Courtyard - New Orleans Downtown/Convention Center	300 Julia Street	New Orleans	LA	70130	Summit Hotel TRS, Inc.	Summit Hotel TRS 102, LLC	37,715,569
Summit Hotel OP, LP	103	Residence Inn - New Orleans/Metairie	3 Galleria Boulevard	Metairie	LA	70001	Summit Hotel TRS, Inc.	Summit Hotel TRS 103, LLC	25,816,333
Summit Hospitality I, LLC	104	SpringHill Suites - New Orleans Downtown	301 St. Joseph Street	New Orleans	LA	70130	Summit Hotel TRS, Inc.	Summit Hotel TRS 104, LLC	42,705,945
Summit Hospitality I, LLC	105	Hilton Garden Inn - Greenville	108 Carolina Point Parkway	Greenville	SC	29605	Summit Hotel TRS, Inc.	Summit Hotel TRS 105, LLC	19,851,736
Summit Hospitality 21, LLC	106	Fairfield Inn & Suites - Louisville Downtown	100 East Jefferson Street	Louisville	KY	40202	Summit Hotel TRS, Inc.	Summit Hotel TRS 106, LLC	27,933,732
Summit Hospitality 21, LLC	107	SpringHill Suites - Louisville Downtown	132 East Jeffferson Street	Louisville	KY	40202	Summit Hotel TRS, Inc.	Summit Hotel TRS 107, LLC	43,403,454
Summit Hospitality 22, LLC	108	SpringHill Suites - Indianapolis Downtown	601 West Washington Street	Indianapolis	IN	46204	Summit Hotel TRS, Inc.	Summit Hotel TRS 108, LLC	32,717,493
Summit Hospitality 22, LLC	109	Courtyard - Indianapolis Downtown	601 West Washington Street	Indianapolis	IN	46204	Summit Hotel TRS, Inc.	Summit Hotel TRS 109, LLC	62,899,265
Summit Hospitality 110, LLC	110	Hampton Inn & Suites - San Diego/Poway	14068 Stowe Drive	Poway	CA	92064	Summit Hotel TRS, Inc.	Summit Hotel TRS 110, LLC	18,656,931
Summit Hospitality 111, LLC	111	Hampton Inn & Suites - Camarillo	50 West Daily Drive	Camarillo	CA	93010	Summit Hotel TRS, Inc.	Summit Hotel TRS 111, LLC	19,966,259
Summit Hospitality 26, LLC	112	Hampton Inn - Santa Barbara/Goleta	5665 Hollister Avenue	Goleta	CA	93117	Summit Hotel TRS, Inc.	Summit Hotel TRS 112, LLC	31,828,114
Summit Hospitality 25, LLC	113	Hilton Garden Inn - Houston/Galleria Area	3201 Sage Road	Houston	TX	77056	Summit Hotel TRS, Inc.	Summit Hotel TRS 113, LLC	41,688,241	(2)
Summit Hospitality 114, LLC	114	DoubleTree - San Francisco Airport North	5000 Sierra Point Parkway	Brisbane	CA	94005	Summit Hotel TRS, Inc.	Summit Hotel TRS 114, LLC	45,317,573
Summit Hospitality 115, LLC	115	Four Points - San Francisco Airport	264 South Airport Boulevard	San Francisco	CA	94080	Summit Hotel TRS, Inc.	Summit Hotel TRS 115, LLC	23,508,677
Summit Hospitality 116, LLC	116	Hilton Garden Inn - Houston/Energy Corridor	12245 Katy Freeway	Houston	TX	77079	Summit Hotel TRS, Inc.	Summit Hotel TRS 116, LLC	37,743,230

OWNERSHIP ENTITY	CODE	PROPERTY NAME	STREET ADDRESS	CITY	STATE	ZIP CODE	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”	GAAP GROSS BOOK VALUE 09/30/2018	NOTE
Summit Hospitality 117, LLC	117	Hampton Inn & Suites - Austin/Downtown/Convention Center	200 San Jacinto Boulevard	Austin	TX	78701	Summit Hotel TRS, Inc.	Summit Hotel TRS 117, LLC	57,580,107	(2)
Summit Hospitality 118, LLC	118	Hampton Inn & Suites - Minneapolis/Downtown	19 North 8th Street	Minneapolis	MN	55403	Summit Hotel TRS, Inc.	Summit Hotel TRS 118, LLC	39,103,386
Summit Hospitality 119, LLC	119	Residence Inn - Bridgewater/Branchburg	3241 Route 22 East	Branchburg	NJ	08876	Summit Hotel TRS, Inc.	Summit Hotel TRS 119, LLC	27,976,638
Summit Hospitality 120, LLC	120	Hyatt House - Orlando/Universal	5915 Caravan Court	Orlando	FL	32819	Summit Hotel TRS, Inc.	Summit Hotel TRS 120, LLC	35,504,182
Summit Hospitality 121, LLC	121	Residence Inn - Baltimore/Hunt Valley	45 Schilling Rd	Hunt Valley	MD	21031	Summit Hotel TRS, Inc.	Summit Hotel TRS 121, LLC	33,516,187	(2)
Summit Hospitality 122, LLC	122	Hampton Inn - Boston/Norwood	434 Providence Highway (Rt. 1)	Norwood	MA	02062	Summit Hotel TRS, Inc.	Summit Hotel TRS 122, LLC	27,117,276
Summit Hospitality 123, LLC	123	Hotel Indigo - Asheville Downtown	151 Haywood Street	Asheville	NC	28801	Summit Hotel TRS, Inc.	Summit Hotel TRS 123, LLC	38,562,455
Summit Hospitality 126, LLC	126	Courtyard - Atlanta Decatur Downtown/Emory	130 Clairemont Avenue	Decatur	GA	30030	Summit Hotel TRS, Inc.	Summit Hotel TRS 126, LLC	45,644,175
Summit Hospitality 127, LLC	127	Courtyard - Nashville Vanderbilt/West End	1901 West End Avenue	Nashville	TN	37203	Summit Hotel TRS, Inc.	Summit Hotel TRS 127, LLC	72,929,638
Summit Hospitality 128, LLC	128	Residence Inn - Atlanta Midtown/Peachtree at 17th	1365 Peachtree Street Northeast	Atlanta	GA	30309	Summit Hotel TRS, Inc.	Summit Hotel TRS 128, LLC	38,667,535
Summit Hospitality 129, LLC	129	Homewood Suites - Aliso Viejo/Laguna Beach	110 Vantis Dr	Aliso Viejo	CA	92656	Summit Hotel TRS, Inc.	Summit Hotel TRS 129, LLC	38,534,585
Summit Hospitality 130, LLC	130	Hyatt House - Miami Airport	5710 Blue Lagoon Drive	Miami	FL	33126	Summit Hotel TRS, Inc.	Summit Hotel TRS 130, LLC	48,562,721
Summit Hospitality 131, LLC	131	Marriott - Boulder	2660 Canyon Boulevard	Boulder	CO	80302	Summit Hotel TRS, Inc.	Summit Hotel TRS 131, LLC	61,037,870
Summit Hospitality 132, LLC	132	Hyatt Place - Chicago/Downtown-The Loop	28 North Franklin Street	Chicago	IL	60606	Summit Hotel TRS, Inc.	Summit Hotel TRS 132, LLC	75,654,193
Summit Hospitality 133, LLC	133	Hyatt Place - Phoenix/Mesa	1422 West Bass Pro Drive	Mesa	AZ	85201	Summit Hotel TRS, Inc.	Summit Hotel TRS 133, LLC	22,780,531
Summit Hospitality 134, LLC	134	Courtyard - Fort Lauderdale Beach	440 Seabreeze Boulevard	Fort Lauderdale	FL	33316	Summit Hotel TRS, Inc.	Summit Hotel TRS 134, LLC	85,568,469
Summit Hospitality 135, LLC	135	Courtyard - Charlotte City Center	237 South Tryon Street	Charlotte	NC	28202	Summit Hotel TRS, Inc.	Summit Hotel TRS 135, LLC	56,769,664
Summit Hospitality 136, LLC	136	Hampton Inn & Suites - Baltimore Inner Harbor	131 East Redwood Street	Baltimore	MD	21202	Summit Hotel TRS, Inc.	Summit Hotel TRS 136, LLC	18,570,190
Summit Hospitality 137, LLC	137	Residence Inn - Baltimore Downtown/Inner Harbor	17 Light Street	Baltimore	MD	21202	Summit Hotel TRS, Inc.	Summit Hotel TRS 137, LLC	39,370,945
Summit Hospitality 138, LLC	138	Courtyard - Kansas City Country Club Plaza	4600 JC Nichols Parkway	Kansas City	MO	64112	Summit Hotel TRS, Inc.	Summit Hotel TRS 138, LLC	25,034,527
Summit Hospitality 139, LLC	139	Courtyard - Pittsburgh Downtown	945 Penn Avenue	Pittsburgh	PA	15222	Summit Hotel TRS, Inc.	Summit Hotel TRS 139, LLC	42,815,109
Summit Hospitality 140, LLC	140	Courtyard - Fort Worth Downtown/Blackstone	601 Main Street	Fort Worth	TX	76102	Summit Hotel TRS, Inc.	Summit Hotel TRS 140, LLC	41,316,499
Summit Hospitality 141, LLC	141	AC Hotel - Atlanta Downtown	101 Andrew J.Young International Boulevard	Atlanta	GA	30303	Summit Hotel TRS, Inc.	Summit Hotel TRS 141, LLC	59,151,677
Summit Hospitality 142, LLC	142	Homewood Suites - Tucson/St. Philip’s Plaza University	4250 North Campebell Avenue	Tucson	AZ	85718	Summit Hotel TRS, Inc.	Summit Hotel TRS 142, LLC	25,607,766
Summit Hospitality 143, LLC	143	Hilton Garden Inn - Waltham	450 Totten Pond Road	Waltham	MA	02451	Summit Hotel TRS, Inc.	Summit Hotel TRS 143, LLC	32,677,018
Summit Hospitality 144, LLC	144	Residence Inn - Cleveland Downtown	527 Prospect Avenue East	Cleveland	OH	44115	Summit Hotel TRS, Inc.	Summit Hotel TRS 144, LLC	43,780,484
Summit Hospitality 145, LLC	145	Courtyard - New Haven at Yale	30 Whalley Avenue	New Haven	CT	06511	Summit Hotel TRS, Inc.	Summit Hotel TRS 145, LLC	63,799,179
BP Watertown Hotel, LLC	146	Residence Inn - Boston/Watertown	570 Arsenal Street	Watertown	MA	02472	Summit Hotel TRS, Inc.	Summit Hotel TRS 146, LLC	71,185,195
TOTAL		77 Hotels							2,435,204,360

(1)       Ownership Entity SGS, AZ, LLC is Summit Group of Scottsdale, AZ, LLC.

(2)       Subject to a ground lease or PILOT as described in Schedule 4.01(p) - Part II - Leased Assets B.

Schedule 4.01(p) - Part II - Leased Assets A

OWNERSHIP ENTITY	CODE	PROPERTY NAME	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”	INITIAL PERIOD BASE RENT	ANNUAL BASE RENT	ADDT’L RENT %	INITIAL PERIOD REVENUE BREAKPOINT	ANNUAL REVENUE BREAKPOINT	LEASE COMMENCE	LEASE EXPIRATION
Summit Hospitality VI, LLC	003	SpringHill Suites - Minneapolis/St. Paul Airport/Mall of America	Summit Hotel TRS, Inc.	Summit Hotel TRS 003, LLC	-	952,000	38.0%	-	2,403,000	01/01/2018	12/31/2020
Summit Hospitality VI, LLC	005	Hampton Inn & Suites - Minneapolis/St. Paul Airport/Mall of America	Summit Hotel TRS, Inc.	Summit Hotel TRS 005, LLC	-	1,124,000	38.0%	-	3,059,000	01/01/2018	12/31/2020
Summit Hospitality XIV, LLC	007	Hyatt Place - Baltimore/Owings Mills	Summit Hotel TRS, Inc.	Summit Hotel TRS 007, LLC	231,000	1,634,000	55.0%	860,000	4,300,000	10/05/2015	12/31/2018
Summit Hospitality XIII, LLC	008	Hyatt Place - Chicago/Lombard/Oak Brook	Summit Hotel TRS, Inc.	Summit Hotel TRS 008, LLC	307,000	2,003,000	55.0%	1,160,000	5,460,000	10/05/2015	12/31/2018
Summit Hospitality XII, LLC	010	Residence Inn - Salt Lake City Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 010, LLC	-	3,208,000	55.0%	-	7,560,000	01/01/2016	12/31/2018
Summit Hospitality XIII, LLC	013	Hyatt Place - Dallas/Arlington	Summit Hotel TRS, Inc.	Summit Hotel TRS 013, LLC	181,000	1,371,000	55.0%	790,000	3,980,000	10/05/2015	12/31/2018
Summit Hospitality XIII, LLC	014	Hyatt Place - Denver South/Park Meadows	Summit Hotel TRS, Inc.	Summit Hotel TRS 014, LLC	268,000	1,827,000	57.0%	990,000	4,780,000	10/05/2015	12/31/2018
Summit Hospitality XIII, LLC	024	Hyatt Place - Denver Tech Center	Summit Hotel TRS, Inc.	Summit Hotel TRS 024, LLC	282,000	1,915,000	56.0%	940,000	4,690,000	10/05/2015	12/31/2018
Summit Hospitality XIV, LLC	027	Hyatt Place - Scottsdale/Old Town	Summit Hotel TRS, Inc.	Summit Hotel TRS 027, LLC	310,000	2,057,000	54.0%	1,090,000	5,480,000	10/05/2015	12/31/2018
San Fran JV, LLC	030	Holiday Inn Express & Suites - San Francisco/Fisherman’s Wharf	Summit Hotel TRS, Inc.	Summit Hotel TRS 030, LLC	-	3,701,000	36.0%	-	9,693,000	01/01/2017	12/31/2019
Summit Hospitality 19, LLC	034	Hyatt Place - Chicago/Hoffman Estates	Summit Hotel TRS, Inc.	Summit Hotel TRS 034, LLC	1,062,000	1,164,000	59.0%	3,400,000	3,700,000	01/22/2016	12/31/2019
Summit Hospitality 036, LLC	036	Courtyard - Dallas/Arlington South	Summit Hotel TRS, Inc.	Summit Hotel TRS 036, LLC	956,000	1,766,000	48.0%	2,180,000	3,790,000	05/16/2015	12/31/2018
Summit Hospitality I, LLC	037	Residence Inn - Dallas/Arlington South	Summit Hotel TRS, Inc.	Summit Hotel TRS 037, LLC	844,000	1,897,000	54.0%	1,970,000	4,160,000	07/02/2015	12/31/2018
Summit Hotel OP, LP	044	Country Inn & Suites - Charleston South, WV	Summit Hotel TRS, Inc.	Summit Hotel TRS 044, LLC	-	296,000	33.0%	-	963,000	01/01/2018	12/31/2020
Summit Hotel OP, LP	045	Holiday Inn Express - Charleston/Kanawha City	Summit Hotel TRS, Inc.	Summit Hotel TRS 045, LLC	-	352,000	34.0%	-	1,084,000	01/01/2018	12/31/2020
Summit Hospitality 19, LLC	048	Hyatt Place - Orlando/Convention Center	Summit Hotel TRS, Inc.	Summit Hotel TRS 048, LLC	2,216,000	2,536,000	55.0%	5,740,000	6,390,000	01/22/2016	12/31/2019
Summit Hospitality 19, LLC	051	Hyatt Place - Orlando/Universal	Summit Hotel TRS, Inc.	Summit Hotel TRS 051, LLC	449,000	1,268,000	39.0%	1,482,000	3,297,000	07/01/2017	12/31/2020
SGS, AZ, LLC	052	Courtyard - Scottsdale North	Summit Hotel TRS, Inc.	Summit Hotel TRS 052, LLC	-	1,680,000	46.0%	-	3,195,000	01/01/2018	12/31/2020
SGS, AZ, LLC	053	Springhill Suites - Scottsdale North	Summit Hotel TRS, Inc.	Summit Hotel TRS 053, LLC	-	873,000	41.0%	-	2,134,000	01/01/2018	12/31/2020
Summit Hospitality 057, LLC	057	Hyatt Place - Minneapolis/Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 057, LLC	-	2,026,000	39.0%	-	4,559,000	01/01/2017	12/31/2019
Summit Hospitality 060, LLC	060	Springhill Suites - Nashville MetroCenter	Summit Hotel TRS, Inc.	Summit Hotel TRS 060, LLC	-	1,035,000	49.0%	-	2,202,000	01/01/2018	12/31/2020
Summit Hospitality 18, LLC	062	Hilton Garden Inn - Minneapolis/Eden Prairie	Summit Hotel TRS, Inc.	Summit Hotel TRS 062, LLC	-	795,000	36.0%	-	1,959,000	01/01/2017	12/31/2019
Summit Hospitality 17, LLC	065	Holiday Inn Express & Suites - Minneapolis/Minnetonka	Summit Hotel TRS, Inc.	Summit Hotel TRS 065, LLC	-	536,000	34.0%	-	1,588,000	01/01/2017	12/31/2019
Summit Hospitality I, LLC	066	Courtyard - New Orleans Downtown Near the French Quarter	Summit Hotel TRS, Inc.	Summit Hotel TRS 066, LLC	409,000	1,399,000	40.0%	1,322,000	3,230,000	07/01/2017	12/31/2020
Summit Hospitality 084, LLC	084	Hyatt Place - Portland Airport/Cascade Station	Summit Hotel TRS, Inc.	Summit Hotel TRS 084, LLC	-	1,758,000	48.0%	-	3,516,000	01/01/2018	12/31/2020
Summit Hospitality 085, LLC	085	Residence Inn - Portland Airport at Cascade Station	Summit Hotel TRS, Inc.	Summit Hotel TRS 085, LLC	-	1,728,000	49.0%	-	3,632,000	01/01/2018	12/31/2020
Summit Hotel OP, LP	086	Hilton Garden Inn - Birmingham/Lakeshore Drive	Summit Hotel TRS, Inc.	Summit Hotel TRS 086, LLC	943,000	1,264,000	64.0%	2,610,000	3,300,000	02/27/2015	12/31/2018
Summit Hotel OP, LP	087	Hilton Garden Inn - Birmingham SE/Liberty Park	Summit Hotel TRS, Inc.	Summit Hotel TRS 087, LLC	1,123,000	1,366,000	63.0%	2,920,000	3,520,000	02/27/2015	12/31/2018
Summit Hotel OP, LP	092	Courtyard - New Orleans/Metairie	Summit Hotel TRS, Inc.	Summit Hotel TRS 092, LLC	2,385,000	2,837,000	65.0%	5,000,000	6,000,000	03/11/2016	12/31/2019
Summit Hospitality I, LLC	094	Staybridge Suites - Denver/Cherry Creek	Summit Hotel TRS, Inc.	Summit Hotel TRS 094, LLC	-	870,000	37.0%	-	3,448,000	01/01/2018	12/31/2020
Summit Hospitality XIV, LLC	098	Hyatt House - Denver Tech Center	Summit Hotel TRS, Inc.	Summit Hotel TRS 098, LLC	405,000	2,400,000	55.0%	1,180,000	5,820,000	10/05/2015	12/31/2018

OWNERSHIP ENTITY	CODE	PROPERTY NAME	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”	INITIAL PERIOD BASE RENT	ANNUAL BASE RENT	ADDT’L RENT %	INITIAL PERIOD REVENUE BREAKPOINT	ANNUAL REVENUE BREAKPOINT	LEASE COMMENCE	LEASE EXPIRATION
Carnegie Hotels, LLC	099	Courtyard - Atlanta Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 099, LLC	562,000	1,721,000	49.0%	1,456,000	3,837,000	08/01/2016	12/31/2019
Summit Hospitality 100, LLC	100	Hyatt Place - Garden City	Summit Hotel TRS, Inc.	Summit Hotel TRS 100, LLC	15,000	3,145,000	55.0%	50,000	6,270,000	12/27/2015	12/31/2018
Summit Hotel OP, LP	101	Hampton Inn & Suites - Tampa/Ybor City/Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 101, LLC	18,000	2,633,000	58.0%	50,000	5,660,000	12/27/2015	12/31/2018
Summit Hospitality I, LLC	102	Courtyard - New Orleans Downtown/Convention Center	Summit Hotel TRS, Inc.	Summit Hotel TRS 102, LLC	720,000	2,053,000	41.0%	1,763,000	4,268,000	07/01/2017	12/31/2020
Summit Hotel OP, LP	103	Residence Inn - New Orleans/Metairie	Summit Hotel TRS, Inc.	Summit Hotel TRS 103, LLC	1,770,000	2,437,000	70.0%	4,000,000	5,250,000	03/11/2016	12/31/2019
Summit Hospitality I, LLC	104	SpringHill Suites - New Orleans Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 104, LLC	568,000	1,824,000	40.0%	1,835,000	4,433,000	07/01/2017	12/31/2020
Summit Hospitality I, LLC	105	Hilton Garden Inn - Greenville	Summit Hotel TRS, Inc.	Summit Hotel TRS 105, LLC	-	1,261,000	45.0%	-	1,947,000	01/01/2017	12/31/2019
Summit Hospitality 21, LLC	106	Fairfield Inn & Suites - Louisville Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 106, LLC	520,000	1,181,000	44.0%	1,152,000	2,460,000	07/01/2017	12/31/2020
Summit Hospitality 21, LLC	107	SpringHill Suites - Louisville Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 107, LLC	717,000	1,828,000	45.0%	1,585,000	3,531,000	07/01/2017	12/31/2020
Summit Hospitality 22, LLC	108	SpringHill Suites - Indianapolis Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 108, LLC	783,000	1,474,000	37.0%	1,259,000	2,193,000	05/23/2016	12/31/2019
Summit Hospitality 22, LLC	109	Courtyard - Indianapolis Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 109, LLC	1,542,000	2,865,000	52.0%	3,264,000	5,664,000	05/23/2016	12/31/2019
Summit Hospitality 110, LLC	110	Hampton Inn & Suites - San Diego/Poway	Summit Hotel TRS, Inc.	Summit Hotel TRS 110, LLC	-	872,000	39.0%	-	2,256,000	01/01/2017	12/31/2019
Summit Hospitality 111, LLC	111	Hampton Inn & Suites - Camarillo	Summit Hotel TRS, Inc.	Summit Hotel TRS 111, LLC	-	1,213,000	42.0%	-	2,890,000	01/01/2017	12/31/2019
Summit Hospitality 26, LLC	112	Hampton Inn - Santa Barbara/Goleta	Summit Hotel TRS, Inc.	Summit Hotel TRS 112, LLC	2,441,000 2,651,000	50.0%	5,120,000	5,480,000		01/10/2014	12/31/2021
Summit Hospitality 25, LLC	113	Hilton Garden Inn - Houston/Galleria Area	Summit Hotel TRS, Inc.	Summit Hotel TRS 113, LLC	-	1,483,000	40.0%	-	2,822,000	01/01/2017	12/31/2019
Summit Hospitality 114, LLC	114	DoubleTree - San Francisco Airport North	Summit Hotel TRS, Inc.	Summit Hotel TRS 114, LLC	-	2,963,000	35.0%	-	6,172,000	01/01/2017	12/31/2019
Summit Hospitality 115, LLC	115	Four Points - San Francisco Airport	Summit Hotel TRS, Inc.	Summit Hotel TRS 115, LLC	-	1,282,000	40.0%	-	2,806,000	01/01/2017	12/31/2019
Summit Hospitality 116, LLC	116	Hilton Garden Inn - Houston/Energy Corridor	Summit Hotel TRS, Inc.	Summit Hotel TRS 116, LLC	533,000	1,132,000	42.0%	1,288,000	2,634,000	07/01/2016	12/31/2019
Summit Hospitality 117, LLC	117	Hampton Inn & Suites - Austin/Downtown/Convention Center	Summit Hotel TRS, Inc.	Summit Hotel TRS 117, LLC	-	3,346,000	50.0%	-	6,146,000	01/01/2018	12/31/2020
Summit Hospitality 118, LLC	118	Hampton Inn & Suites - Minneapolis/Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 118, LLC	940,000	1,526,000	38.0%	2,094,000	3,886,000	07/01/2017	12/31/2020
Summit Hospitality 119, LLC	119	Residence Inn - Bridgewater/Branchburg	Summit Hotel TRS, Inc.	Summit Hotel TRS 119, LLC	1,077,000 2,666,000	49.0%	2,150,000	5,050,000		07/24/2015	12/31/2018
Summit Hospitality 120, LLC	120	Hyatt House - Orlando/Universal	Summit Hotel TRS, Inc.	Summit Hotel TRS 120, LLC	339,000	2,200,000	40.0%	1,586,000	3,875,000	06/27/2018	12/31/2021
Summit Hospitality 121, LLC	121	Residence Inn - Baltimore/Hunt Valley	Summit Hotel TRS, Inc.	Summit Hotel TRS 121, LLC	1,259,000	3,270,000	31.0%	2,570,000	6,340,000	07/24/2015	12/31/2018
Summit Hospitality 122, LLC	122	Hampton Inn - Boston/Norwood	Summit Hotel TRS, Inc.	Summit Hotel TRS 122, LLC	1,337,000	2,352,000	40.0%	3,380,000	5,750,000	06/18/2015	12/31/2018
Summit Hospitality 123, LLC	123	Hotel Indigo - Asheville Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 123, LLC	1,889,000	3,220,000	51.0%	4,020,000	7,000,000	06/30/2015	12/31/2018
Summit Hospitality 126, LLC	126	Courtyard - Atlanta Decatur Downtown/Emory	Summit Hotel TRS, Inc.	Summit Hotel TRS 126, LLC	628,000	4,460,000	53.0%	1,370,000	8,050,000	10/20/2015	12/31/2018
Summit Hospitality 127, LLC	127	Courtyard - Nashville Vanderbilt/West End	Summit Hotel TRS, Inc.	Summit Hotel TRS 127, LLC	6,949,000	6,426,000	84.0%	12,490,000	11,800,000	01/19/2016	12/31/2019
Summit Hospitality 128, LLC	128	Residence Inn - Atlanta Midtown/Peachtree at 17th	Summit Hotel TRS, Inc.	Summit Hotel TRS 128, LLC	2,797,000	3,458,000	70.0%	6,000,000	6,700,000	01/20/2016	12/31/2019
Summit Hospitality 129, LLC	129	Homewood Suites - Aliso Viejo/Laguna Beach	Summit Hotel TRS, Inc.	Summit Hotel TRS 129, LLC	1,349,000	1,840,000	46.0%	2,898,000	3,595,000	03/01/2017	12/31/2020
Summit Hospitality 130, LLC	130	Hyatt House - Miami Airport	Summit Hotel TRS, Inc.	Summit Hotel TRS 130, LLC	664,000	1,517,000	37.0%	1,939,000	4,046,000	07/01/2017	12/31/2020
Summit Hospitality 131, LLC	131	Marriott - Boulder	Summit Hotel TRS, Inc.	Summit Hotel TRS 131, LLC	1,050,000	3,094,000	49.0%	1,453,000	4,637,000	08/09/2016	12/31/2019
Summit Hospitality 132, LLC	132	Hyatt Place - Chicago/Downtown-The Loop	Summit Hotel TRS, Inc.	Summit Hotel TRS 132, LLC	682,000	3,852,000	48.0%	1,055,000	7,058,000	10/28/2016	12/31/2019
Summit Hospitality 133, LLC	133	Hyatt Place - Phoenix/Mesa	Summit Hotel TRS, Inc.	Summit Hotel TRS 133, LLC	378,000	1,032,000	33.0%	1,863,000	3,040,000	03/30/2017	12/31/2020
Summit Hospitality 134, LLC	134	Courtyard - Fort Lauderdale Beach	Summit Hotel TRS, Inc.	Summit Hotel TRS 134, LLC	1,369,000	4,069,000	43.0%	3,629,000	7,294,000	05/23/2017	12/31/2020

OWNERSHIP ENTITY	CODE	PROPERTY NAME	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”	INITIAL PERIOD BASE RENT	ANNUAL BASE RENT	ADDT’L RENT %	INITIAL PERIOD REVENUE BREAKPOINT	ANNUAL REVENUE BREAKPOINT	LEASE COMMENCE	LEASE EXPIRATION
Summit Hospitality 135, LLC	135	Courtyard - Charlotte City Center	Summit Hotel TRS, Inc.	Summit Hotel TRS 135, LLC	1,370,000	2,413,000	51.0%	2,378,000	4,335,000	06/09/2017	12/31/2020
Summit Hospitality 136, LLC	136	Hampton Inn & Suites - Baltimore Inner Harbor	Summit Hotel TRS, Inc.	Summit Hotel TRS 136, LLC	494,000	949,000	37.0%	1,317,000	2,548,000	06/21/2017	12/31/2020
Summit Hospitality 137, LLC	137	Residence Inn - Baltimore Downtown/Inner Harbor	Summit Hotel TRS, Inc.	Summit Hotel TRS 137, LLC	1,203,000	1,963,000	46.0%	1,894,000	3,637,000	06/21/2017	12/31/2020
Summit Hospitality 138, LLC	138	Courtyard - Kansas City Country Club Plaza	Summit Hotel TRS, Inc.	Summit Hotel TRS 138, LLC	608,000	1,229,000	42.0%	1,553,000	2,984,000	06/21/2017	12/31/2020
Summit Hospitality 139, LLC	139	Courtyard - Pittsburgh Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 139, LLC	1,079,000	1,792,000	43.0%	1,990,000	3,514,000	06/21/2017	12/31/2020
Summit Hospitality 140, LLC	140	Courtyard - Fort Worth Downtown/Blackstone	Summit Hotel TRS, Inc.	Summit Hotel TRS 140, LLC	833,000	1,905,000	44.0%	1,962,000	4,025,000	06/21/2017	12/31/2020
Summit Hospitality 141, LLC	141	AC Hotel - Atlanta Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 141, LLC	877,000	2,742,000	41.0%	1,829,000	5,049,000	07/13/2017	12/31/2020
Summit Hospitality 142, LLC	142	Homewood Suites - Tucson/St. Philip’s Plaza University	Summit Hotel TRS, Inc.	Summit Hotel TRS 142, LLC	124,000	1,101,000	43.0%	317,000	2,549,000	11/14/2017	12/31/2020
Summit Hospitality 143, LLC	143	Hilton Garden Inn - Waltham	Summit Hotel TRS, Inc.	Summit Hotel TRS 143, LLC	20,000	1,789,000	42.0%	267,000	3,480,000	11/14/2017	12/31/2020
Summit Hospitality 144, LLC	144	Residence Inn - Cleveland Downtown	Summit Hotel TRS, Inc.	Summit Hotel TRS 144, LLC	133,000	2,091,000	46.0%	348,000	3,636,000	11/14/2017	12/31/2020
Summit Hospitality 145, LLC	145	Courtyard - New Haven at Yale	Summit Hotel TRS, Inc.	Summit Hotel TRS 145, LLC	255,000	2,955,000	46.0%	469,000	4,609,000	11/14/2017	12/31/2020
BP Watertown Hotel, LLC	146	Residence Inn - Boston/Watertown	Summit Hotel TRS, Inc.	Summit Hotel TRS 146, LLC	898,000	3,284,000	55.0%	1,667,000	5,743,000	09/12/2018	12/31/2021
TOTAL		77 Hotels			53,161,000	156,197,000			120,944,000	333,841,000

Note:	Ownership Entity SGS, AZ, LLC is Summit Group of Scottsdale, AZ, LLC. Refer to 4.01(p) Part I for street address, city, and state of the listed assets.

Schedule 4.01(p) - Part II - Leased Assets B

Ground Lease Agreements

Five of our hotels are subject to ground lease agreements that cover all of the land underlying the respective hotel property.

(1)	The Residence Inn by Marriott located at 9301 NE Cascades Parkway in Portland, OR is subject to a ground lease with an initial lease termination date of June 30, 2084 with one option to extend for an additional 14 years. Ground rent for the initial lease term was prepaid in full at the time we acquired the leasehold interest. If the option to extend is exercised, monthly ground rent will be charged based on a formula established in the ground lease. (Lessee - Summit Hospitality 085, LLC) (Lessor - The Port Of Portland)

(2)	The Hyatt Place located at 9750 NE Cascades Parkway in Portland, OR is subject to a ground lease with a lease termination date of June 30, 2084 with one option to extend for an additional 14 years. Ground rent for the initial lease term was prepaid in full at the time we acquired the leasehold interest. If the option to extend is exercised, monthly ground rent will be charged based on a formula established in the ground lease. (Lessee - Summit Hospitality 084, LLC) (Lessor - The Port of Portland)

(3)	The Hilton Garden Inn located at 3201 Sage Road in Houston (Galleria Area), Texas is subject to a ground lease with an initial lease termination date of April 20, 2053 with one option to extend for an additional 10 years. Annual ground rent currently is estimated to be $0.6 million for 2018. Annual rent is increased every five years with the next adjustment coming in 2018. (Lessee - Summit Hospitality 25, LLC) (Lessor - Community-Sage, L.P.)

(4)	The Hampton Inn & Suites located at 200 San Jacinto Boulevard in Austin, TX is subject to a ground lease with an initial lease termination date of May 31, 2050. Annual ground rent currently is estimated to be $0.4 million for 2018. Annual rent is increased every five years with the next adjustment coming in 2020. (Lessee - Summit Hospitality 117, LLC) (Lessor - Finley Company)

(5)	The Residence Inn located at 45 Schilling Road in Baltimore (Hunt Valley), MD is subject to a ground lease with a lease termination date of December 31, 2079, including all extension options. Annual rent is approximately $0.4 million and the lease stipulates a 12.5% increase every five years. (Lessee - Summit Hospitality 121, LLC) (Lessor - Schilling Pepper Lot 27 Business Trust)

These ground leases generally require us to make rental payments and payments for our share of charges, costs, expenses, assessments and liabilities, including real property taxes and utilities. Furthermore, these ground leases generally require us to obtain and maintain insurance covering the subject property.

In addition, the Hyatt Place located at 5 North Avenue in Garden City, NY is subject to a PILOT (payment in lieu of taxes) lease with the Town of Hempstead Industrial Development Authority, or the IDA, as lessor. The lease expires on December 31, 2019. Upon expiration of the lease, Summit Hospitality 100, LLC (“Lessee”) expects to exercise its right to acquire a fee simple interest in the Garden City hotel property from the IDA for nominal consideration.

Schedule 4.01(p) - Part III - Management Agreements

OWNERSHIP ENTITY	CODE	PROPERTY NAME	ROOMS	STREET ADDRESS	ZIP CODE	FRANCHISOR	STR CHAINSCALE	MGMT COMPANY	MGMT TERM DATE	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”
Summit Hospitality VI, LLC	003	SpringHill Suites - Minneapolis/St. Paul Airport/Mall of America	113	2870 Metro Drive	55425	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 003, LLC
Summit Hospitality VI, LLC	005	Hampton Inn & Suites - Minneapolis/St. Paul Airport/Mall of America	146	2860 Metro Drive	55425	Hilton Worldwide	Upper Midscale Interstate	Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 005, LLC
San Fran JV, LLC	030	Holiday Inn Express & Suites - San Francisco/Fisherman’s Wharf	252	550 North Point Street	94133 I	HG	Upper Midscale	Intercontinental Hotel Group Resources, Inc.	12/31/2033	Summit Hotel TRS, Inc.	Summit Hotel TRS 030, LLC
Summit Hospitality I, LLC	037	Residence Inn - Dallas/Arlington South	96	801 Highlander Boulevard	76015	Marriott International	Upscale	Pillar Hotels & Resorts	01/31/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 037, LLC
Summit Hotel OP, LP	044	Country Inn & Suites - Charleston South, WV	64	105 Alex Lane	25304	Carlson Hospitality	Upper Midscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 044, LLC
Summit Hotel OP, LP	045	Holiday Inn Express - Charleston/Kanawha City	66	107 Alex Lane	25304	IHG	Upper Midscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 045, LLC
SGS, AZ, LLC	052	Courtyard - Scottsdale North	153	17010 North Scottsdale Road	85255	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 052, LLC
SGS, AZ, LLC	053	Springhill Suites - Scottsdale North	121	17020 North Scottsdale Road	85255	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 053, LLC
Summit Hospitality 057, LLC	057	Hyatt Place - Minneapolis/Downtown	213	425 7th Street South	55415	Hyatt Hotel Corp.	Upscale	Select Hotels Group, LLC	12/31/2033	Summit Hotel TRS, Inc.	Summit Hotel TRS 057, LLC
Summit Hospitality 060, LLC	060	Springhill Suites - Nashville MetroCenter	78	250 Athens Way	37228	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 060, LLC
Summit Hospitality 18, LLC	062	Hilton Garden Inn - Minneapolis/Eden Prairie	97	6330 Point Chase	55344	Hilton Worldwide	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 062, LLC
Summit Hospitality 17, LLC	065	Holiday Inn Express & Suites - Minneapolis/Minnetonka	93	10985 Red Circle Drive	55343	IHG	Upper Midscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 065, LLC
Summit Hospitality I, LLC	066	Courtyard - New Orleans Downtown Near the French Quarter	140	124 St. Charles Avenue	70130	Marriott International	Upscale	Courtyard Management Corporation	12/31/2028	Summit Hotel TRS, Inc.	Summit Hotel TRS 066, LLC
Summit Hospitality 084, LLC	084	Hyatt Place - Portland Airport/Cascade Station	136	9750 Northeast Cascades Parkway	97220	Hyatt Hotel Corp	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 084, LLC
Summit Hotel OP, LP	086	Hilton Garden Inn - Birmingham/Lakeshore Drive	95	520 Wildwood Circle Drive North	35209	Hilton Worldwide	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 086, LLC
Summit Hotel OP, LP	087	Hilton Garden Inn - Birmingham SE/Liberty Park	130	2090 Urban Center Parkway	35242	Hilton Worldwide	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 087, LLC
Summit Hospitality I, LLC	094	Staybridge Suites - Denver/Cherry Creek	121	4220 East Virginia Avenue	80246	IHG	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 094, LLC
Carnegie Hotels, LLC	099	Courtyard - Atlanta Downtown	150	133 Carnegie Way	30303	Marriott International	Upscale	Courtyard Management Corporation	12/31/2036	Summit Hotel TRS, Inc.	Summit Hotel TRS 099, LLC
Summit Hospitality 100, LLC	100	Hyatt Place - Garden City	122	5 North Avenue	11530	Hyatt Hotel Corp.	Upscale	OTO Development, LLC	01/31/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 100, LLC
Summit Hospitality I, LLC	102	Courtyard - New Orleans Downtown/Convention Center	202	300 Julia Street	70130	Marriott International	Upscale	Courtyard Management Corporation	12/31/2028	Summit Hotel TRS, Inc.	Summit Hotel TRS 102, LLC
Summit Hospitality 25, LLC	113	Hilton Garden Inn - Houston/Galleria Area	182	3201 Sage Road	77056	Hilton Worldwide	Upscale	American Liberty Hospitality, Inc.	01/09/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 113, LLC
Summit Hospitality 114, LLC	114	DoubleTree - San Francisco Airport North	210	5000 Sierra Point Parkway	94005	Hilton Worldwide	Upscale	Stonebridge Realty Advisors, Inc.	03/14/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 114, LLC
Summit Hospitality 117, LLC	117	Hampton Inn & Suites - Austin/Downtown/Convention Center	209	200 San Jacinto Boulevard	78701	Hilton Worldwide	Upper Midscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 117, LLC
Summit Hospitality 118, LLC	118	Hampton Inn & Suites - Minneapolis/Downtown	211	19 North 8th Street	55403	Hilton Worldwide	Upper Midscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 118, LLC
Summit Hospitality 119, LLC	119	Residence Inn - Bridgewater/Branchburg	101	3241 Route 22 East	08876	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 119, LLC
Summit Hospitality 120, LLC	120	Hyatt House - Orlando/Universal	168	5915 Caravan Court	32819	Hyatt Hotel Corp.	Upscale	Select Hotels Group, LLC	06/27/2038	Summit Hotel TRS, Inc.	Summit Hotel TRS 120, LLC
Summit Hospitality 121, LLC	121	Residence Inn - Baltimore/Hunt Valley	141	45 Schilling Rd	21031	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 121, LLC
Summit Hospitality 122, LLC	122	Hampton Inn - Boston/Norwood	139	434 Providence Highway (Rt. 1)	02062	Hilton Worldwide	Upper Midscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 122, LLC
Summit Hospitality 123, LLC	123	Hotel Indigo - Asheville Downtown	115	151 Haywood Street	28801	IHG	Upper Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 123, LLC
Summit Hospitality 126, LLC	126	Courtyard - Atlanta Decatur Downtown/Emory	179	130 Clairemont Avenue	30030	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 126, LLC
Summit Hospitality 127, LLC	127	Courtyard - Nashville Vanderbilt/West End	226	1901 West End Avenue	37203	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 127, LLC
Summit Hospitality 128, LLC	128	Residence Inn - Atlanta Midtown/Peachtree at 17th	160	1365 Peachtree Street Northeast	30309	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 128, LLC
Summit Hospitality 129, LLC	129	Homewood Suites - Aliso Viejo/Laguna Beach	129	110 Vantis Dr	92656	Hilton Worldwide	Upscale	Stonebridge Realty Advisors, Inc.	03/01/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 129, LLC

OWNERSHIP ENTITY	CODE	PROPERTY NAME	ROOMS	STREET ADDRESS	ZIP CODE	FRANCHISOR	STR CHAINSCALE	MGMT COMPANY	MGMT TERM DATE	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”
Summit Hospitality 130, LLC	130	Hyatt House - Miami Airport	163	5710 Blue Lagoon Drive	33126	Hyatt Hotel Corp.	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 130, LLC
Summit Hospitality 131, LLC	131	Marriott - Boulder	165	2660 Canyon Boulevard	80302	Marriott International	Upper Upscale	Stonebridge Realty Advisors, Inc.	08/09/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 131, LLC
Summit Hospitality 132, LLC	132	Hyatt Place - Chicago/Downtown-The Loop	206	28 North Franklin Street	60606	Hyatt Hotel Corp.	Upscale	OTO Development, LLC	10/28/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 132, LLC
Summit Hospitality 134, LLC	134	Courtyard - Fort Lauderdale Beach	261	440 Seabreeze Boulevard	33316	Marriott International	Upscale	Fillmore Hospitality	05/23/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 134, LLC
Summit Hospitality 135, LLC	135	Courtyard - Charlotte City Center	181	237 South Tryon Street	28202	Marriott International	Upscale	OTO Development, LLC	06/09/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 135, LLC
Summit Hospitality 136, LLC	136	Hampton Inn & Suites - Baltimore Inner Harbor	116	131 East Redwood Street	21202	Hilton Worldwide	Upper Midscale	OTO Development, LLC	06/21/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 136, LLC
Summit Hospitality 137, LLC	137	Residence Inn - Baltimore Downtown/Inner Harbor	189	17 Light Street	21202	Marriott International	Upscale	OTO Development, LLC	06/21/2019	Summit Hotel TRS, Inc.	Summit Hotel TRS 137, LLC
Summit Hospitality 138, LLC	138	Courtyard - Kansas City Country Club Plaza	123	4600 JC Nichols Parkway	64112	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 138, LLC
Summit Hospitality 139, LLC	139	Courtyard - Pittsburgh Downtown	182	945 Penn Avenue	15222	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 139, LLC
Summit Hospitality 140, LLC	140	Courtyard - Fort Worth Downtown/Blackstone	203	601 Main Street	76102	Marriott International	Upscale	Courtyard Management Corporation	12/31/2018	Summit Hotel TRS, Inc.	Summit Hotel TRS 140, LLC
Summit Hospitality 141, LLC	141	AC Hotel - Atlanta Downtown	255	101 Andrew J.Young International Boulev	30303	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 141, LLC
Summit Hospitality 142, LLC	142	Homewood Suites - Tucson/St. Philip’s Plaza University	122	4250 North Campebell Avenue	85718	Hilton Worldwide	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 142, LLC
Summit Hospitality 143, LLC	143	Hilton Garden Inn - Waltham	148	450 Totten Pond Road	02451	Hilton Worldwide	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 143, LLC
Summit Hospitality 144, LLC	144	Residence Inn - Cleveland Downtown	175	527 Prospect Avenue East	44115	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 144, LLC
Summit Hospitality 145, LLC	145	Courtyard - New Haven at Yale	207	30 Whalley Avenue	06511	Marriott International	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS, Inc.	Summit Hotel TRS 145, LLC
BP Watertown Hotel, LLC	146	Residence Inn - Boston/Watertown	150	570 Arsenal Street	02472	Marriott International	Upscale	365 Management Company, LLC	09/12/2023	Summit Hotel TRS, Inc.	Summit Hotel TRS 146, LLC
TOTAL		49 Hotels w/ 7,604 Guestrooms	7,604

Note:	Ownership Entity SGS, AZ, LLC is Summit Group of Scottsdale, AZ, LLC.
Refer to 4.01(p) Part I for street address, city, and state of the listed assets.
Pillar Hotels & Resorts was bought by Aimbridge Hospitality.

Schedule 4.01(p) - Part IV - Franchise Agreements

OWNERSHIP ENTITY	CODE	PROPERTY NAME	ROOMS	STREET ADDRESS	ZIP CODE	FRANCHISOR	STR CHAINSCALE	NOTES
Summit Hospitality VI, LLC	003	SpringHill Suites - Minneapolis/St. Paul Airport/Mall of America	113	2870 Metro Drive	55425	Marriott International	Upscale
Summit Hospitality VI, LLC	005	Hampton Inn & Suites - Minneapolis/St. Paul Airport/Mall of America	146	2860 Metro Drive	55425	Hilton Worldwide	Upper Midscale
San Fran JV, LLC	030	Holiday Inn Express & Suites - San Francisco/Fisherman’s Wharf	252	550 North Point Street	94133	IHG	Upper Midscale	(1)
Summit Hospitality I, LLC	037	Residence Inn - Dallas/Arlington South	96	801 Highlander Boulevard	76015	Marriott International	Upscale
Summit Hotel OP, LP	044	Country Inn & Suites - Charleston South, WV	64	105 Alex Lane	25304	Carlson Hospitality	Upper Midscale
Summit Hotel OP, LP	045	Holiday Inn Express - Charleston/Kanawha City	66	107 Alex Lane	25304	IHG	Upper Midscale
SGS, AZ, LLC	052	Courtyard - Scottsdale North	153	17010 North Scottsdale Road	85255	Marriott International	Upscale
SGS, AZ, LLC	053	Springhill Suites - Scottsdale North	121	17020 North Scottsdale Road	85255	Marriott International	Upscale
Summit Hospitality 057, LLC	057	Hyatt Place - Minneapolis/Downtown	213	425 7th Street South	55415	Hyatt Hotel Corp.	Upscale	(1)
Summit Hospitality 060, LLC	060	Springhill Suites - Nashville MetroCenter	78	250 Athens Way	37228	Marriott International	Upscale
Summit Hospitality 18, LLC	062	Hilton Garden Inn - Minneapolis/Eden Prairie	97	6330 Point Chase	55344	Hilton Worldwide	Upscale
Summit Hospitality 17, LLC	065	Holiday Inn Express & Suites - Minneapolis/Minnetonka	93	10985 Red Circle Drive	55343	IHG	Upper Midscale
Summit Hospitality I, LLC	066	Courtyard - New Orleans Downtown Near the French Quarter	140	124 St. Charles Avenue	70130	Marriott International	Upscale	(1)
Summit Hospitality 084, LLC	084	Hyatt Place - Portland Airport/Cascade Station	136	9750 Northeast Cascades Parkway	97220	Hyatt Hotel Corp.	Upscale
Summit Hotel OP, LP	086	Hilton Garden Inn - Birmingham/Lakeshore Drive	95	520 Wildwood Circle Drive North	35209	Hilton Worldwide	Upscale
Summit Hotel OP, LP	087	Hilton Garden Inn - Birmingham SE/Liberty Park	130	2090 Urban Center Parkway	35242	Hilton Worldwide	Upscale
Summit Hospitality I, LLC	094	Staybridge Suites - Denver/Cherry Creek	121	4220 East Virginia Avenue	80246	IHG	Upscale
Carnegie Hotels, LLC	099	Courtyard - Atlanta Downtown	150	133 Carnegie Way	30303	Marriott International	Upscale	(1)
Summit Hospitality 100, LLC	100	Hyatt Place - Garden City	122	5 North Avenue	11530	Hyatt Hotel Corp.	Upscale
Summit Hospitality I, LLC	102	Courtyard - New Orleans Downtown/Convention Center	202	300 Julia Street	70130	Marriott International	Upscale	(1)
Summit Hospitality 25, LLC	113	Hilton Garden Inn - Houston/Galleria Area	182	3201 Sage Road	77056	Hilton Worldwide	Upscale
Summit Hospitality 114, LLC	114	DoubleTree - San Francisco Airport North	210	5000 Sierra Point Parkway	94005	Hilton Worldwide	Upscale
Summit Hospitality 117, LLC	117	Hampton Inn & Suites - Austin/Downtown/Convention Center	209	200 San Jacinto Boulevard	78701	Hilton Worldwide	Upper Midscale
Summit Hospitality 118, LLC	118	Hampton Inn & Suites - Minneapolis/Downtown	211	19 North 8th Street	55403	Hilton Worldwide	Upper Midscale
Summit Hospitality 119, LLC	119	Residence Inn - Bridgewater/Branchburg	101	3241 Route 22 East	08876	Marriott International	Upscale
Summit Hospitality 120, LLC	120	Hyatt House - Orlando/Universal	168	5915 Caravan Court	32819	Hyatt Hotel Corp.	Upscale
Summit Hospitality 121, LLC	121	Residence Inn - Baltimore/Hunt Valley	141	45 Schilling Rd	21031	Marriott International	Upscale
Summit Hospitality 122, LLC	122	Hampton Inn - Boston/Norwood	139	434 Providence Highway (Rt. 1)	02062	Hilton Worldwide	Upper Midscale
Summit Hospitality 123, LLC	123	Hotel Indigo - Asheville Downtown	115	151 Haywood Street	28801	IHG	Upper Upscale
Summit Hospitality 126, LLC	126	Courtyard - Atlanta Decatur Downtown/Emory	179	130 Clairemont Avenue	30030	Marriott International	Upscale
Summit Hospitality 127, LLC	127	Courtyard - Nashville Vanderbilt/West End	226	1901 West End Avenue	37203	Marriott International	Upscale
Summit Hospitality 128, LLC	128	Residence Inn - Atlanta Midtown/Peachtree at 17th	160	1365 Peachtree Street Northeast	30309	Marriott International	Upscale
Summit Hospitality 129, LLC	129	Homewood Suites - Aliso Viejo/Laguna Beach	129	110 Vantis Dr	92656	Hilton Worldwide	Upscale
Summit Hospitality 130, LLC	130	Hyatt House - Miami Airport	163	5710 Blue Lagoon Drive	33126	Hyatt Hotel Corp.	Upscale
Summit Hospitality 131, LLC	131	Marriott - Boulder	165	2660 Canyon Boulevard	80302	Marriott International	Upper Upscale
Summit Hospitality 132, LLC	132	Hyatt Place - Chicago/Downtown-The Loop	206	28 North Franklin Street	60606	Hyatt Hotel Corp.	Upscale
Summit Hospitality 134, LLC	134	Courtyard - Fort Lauderdale Beach	261	440 Seabreeze Boulevard	33316	Marriott International	Upscale
Summit Hospitality 135, LLC	135	Courtyard - Charlotte City Center	181	237 South Tryon Street	28202	Marriott International	Upscale
Summit Hospitality 136, LLC	136	Hampton Inn & Suites - Baltimore Inner Harbor	116	131 East Redwood Street	21202	Hilton Worldwide	Upper Midscale
Summit Hospitality 137, LLC	137	Residence Inn - Baltimore Downtown/Inner Harbor	189	17 Light Street	21202	Marriott International	Upscale
Summit Hospitality 138, LLC	138	Courtyard - Kansas City Country Club Plaza	123	4600 JC Nichols Parkway	64112	Marriott International	Upscale
Summit Hospitality 139, LLC	139	Courtyard - Pittsburgh Downtown	182	945 Penn Avenue	15222	Marriott International	Upscale
Summit Hospitality 140, LLC	140	Courtyard - Fort Worth Downtown/Blackstone	203	601 Main Street	76102	Marriott International	Upscale	(1)
Summit Hospitality 141, LLC	141	AC Hotel - Atlanta Downtown	255	101 Andrew J.Young International Boule	30303	Marriott International	Upscale
Summit Hospitality 142, LLC	142	Homewood Suites - Tucson/St. Philip’s Plaza University	122	4250 North Campebell Avenue	85718	Hilton Worldwide	Upscale
Summit Hospitality 143, LLC	143	Hilton Garden Inn - Waltham	148	450 Totten Pond Road	02451	Hilton Worldwide	Upscale
Summit Hospitality 144, LLC	144	Residence Inn - Cleveland Downtown	175	527 Prospect Avenue East	44115	Marriott International	Upscale
Summit Hospitality 145, LLC	145	Courtyard - New Haven at Yale	207	30 Whalley Avenue	06511	Marriott International	Upscale
BP Watertown Hotel, LLC	146	Residence Inn - Boston/Watertown	150	570 Arsenal Street	02472	Marriott International	Upscale
TOTAL		49 Hotels w/ 7,604 Guestrooms	7,604

(1)	Hotel is subject to a combined management and franchise agreement.

Schedule 4.01(q) - Environmental Concerns

None.

Schedule 4.01(w) - Plans Welfare Plans

None.

EXHIBIT A-1 to the

CREDIT AGREEMENT

FORM OF REVOLVING NOTE

REVOLVING NOTE

$__________	Dated:_______ __, ____

FOR VALUE RECEIVED, the undersigned, SUMMIT HOTEL OP, LP, a Delaware limited partnership (the “Borrower”), HEREBY PROMISES TO PAY          (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances (each as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of December 6, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement) among the Borrower, the Lender, certain other Lender Parties party thereto, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, Deutsche Bank AG New York Branch, as Administrative Agent for the Lender and such other Lender Parties party thereto, on the Termination Date.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of each Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance from the date of such Revolving Credit Advance, Letter of Credit Advance or Swing Line Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Deutsche Bank AG New York Branch, as Administrative Agent, at 60 Wall Street, New York, New York 10005, in same day funds. Each Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Revolving Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Revolving Note.

This Revolving Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of advances (variously, the “Revolving Credit Advances”, “Letter of Credit Advances” or the “Swing Line Advances”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of an Event of Default and also for prepayments on account of principal hereof prior to the Termination Date upon the terms and conditions therein specified.

This Revolving Note shall be governed by, and construed in accordance with, the law of the State of New York.

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
Name:
Title:

Exh. A-1-2

REVOLVING CREDIT ADVANCES AND

PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Credit Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exh. A-1-3

EXHIBIT A-2 to the

CREDIT AGREEMENT

FORM OF TERM NOTE

TERM NOTE

$__________	Dated:_______ __, ____

FOR VALUE RECEIVED, the undersigned, SUMMIT HOTEL OP, LP, a Delaware limited partnership (the “Borrower”), HEREBY PROMISES TO PAY____________________ (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Term Loan Advances owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of December 6, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement) among the Borrower, the Lender, certain other Lender Parties party thereto, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, Deutsche Bank AG New York Branch, as Administrative Agent for the Lender and such other Lender Parties party thereto, on the Termination Date.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Term Loan Advance of the Lender from the date of such Term Loan Advance, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Deutsche Bank AG New York Branch, as Administrative Agent, at 60 Wall Street, New York, New York 10005, in same day funds. The Term Loan Advances owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Term Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Term Note.

This Term Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of one or more Term Loan Advances by the Lender to or for the benefit of the Borrower in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from the Term Loan Advances being evidenced by this Term Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of an Event of Default and also for prepayments on account of principal hereof prior to the Termination Date upon the terms and conditions therein specified.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exh. A-2-1

This Term Note shall be governed by, and construed in accordance with, the law of the State of New York.

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation, its sole member

By:
Name:
Title:

Exh. A-2-2

TERM LOAN ADVANCES AND
PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exh. A-2-3

EXHIBIT B to the

CREDIT AGREEMENT

FORM OF NOTICE

OF BORROWING

NOTICE OF [SWING LINE] BORROWING

_________ __, ____

Deutsche Bank AG New York Branch,
as Administrative Agent
under the Credit Agreement
referred to below
60 Wall Street
New York, New York 10005
Attention: [________]

Ladies and Gentlemen:

The undersigned, SUMMIT HOTEL OP, LP, a Delaware limited partnership, refers to the Credit Agreement dated as of December 6, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement), among the undersigned, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, the Lender Parties party thereto, Deutsche Bank AG New York Branch, as Administrative Agent for the Lender Parties party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.02(a)]1 [2.02(b)]2 of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is ________ __, ____.

(ii)	The Facility under which the Proposed Borrowing is requested is the [Revolving Credit][Swing Line][Term Loan] Facility.

(iii)	[The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].][3]

(iv)	The aggregate amount of the Proposed Borrowing is $[________].

(v)	[The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ________ month[s].][4] [The maturity of such Borrowing is ________.][5]

1 For Revolving Credit or Term Loan Advances.

2 For Swing Line Borrowings.

3 For Revolving Credit or Term Loan Advances.

4 For Eurodollar Rate Advances only.

5 For Swing Line Borrowings only. The maturity must be no later than the earlier of (A) the fifth Business Day after the requested date of the Borrowing and (B) the Termination Date.

Exh. B-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)	The representations and warranties contained in each Loan Document are true and correct on and as of the date of the Proposed Borrowing, before and after giving effect to (1) such Proposed Borrowing and (2) the application of the proceeds therefrom, as though made on and as of the date of the Proposed Borrowing;

(B)	No Default or Event of Default has occurred and is continuing, or would result from (1) such Proposed Borrowing or (2) from the application of the proceeds therefrom;

(C)	(1) the Total Unencumbered Asset Value equals or exceeds Consolidated Unsecured Indebtedness of the Parent Guarantor that will be outstanding after giving effect to the Proposed Borrowing, and (2) before and after giving effect to the Proposed Borrowing, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04 of the Credit Agreement, and

(D)	Attached hereto as Schedule A is supporting information showing the computations used in determining compliance with the covenants contained in Section 5.04 of the Credit Agreement.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
Name:
Title:

Exh. B-2

EXHIBIT C to the

CREDIT AGREEMENT

FORM OF
NOTICE OF ISSUANCE OF LETTER OF CREDIT

[                          ], 20[ ]

Deutsche Bank AG New York Branch,
as Administrative Agent
under the Credit Agreement
referred to below
60 Wall Street
New York, New York 10005
Attention: [__________]

[Issuing Bank]
[Letter of Credit Issuing Office]

Re:  Notice of Issuance of Letter of Credit

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 6, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement) among Summit Hotel OP, LP, a Delaware limited partnership, as Borrower, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, the Lender Parties party thereto, Deutsche Bank AG New York Branch, as Administrative Agent for the Lender Parties party thereto. Capitalized terms used herein without definition shall have the respective meanings given in the Credit Agreement.

Pursuant to Section 2.03 of the Credit Agreement, the Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [________] (the “Funding Date”) in an aggregate face amount or maximum aggregate liability, as applicable, of $[_________] (the “Proposed Issuance”).

Attached hereto for such Letter of Credit are the following:

(i)	the name and address of the beneficiary;

(ii)	the expiration date; and

(iii)	either (i) the verbatim text of such proposed Letter of Credit or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

The Borrower hereby certifies that:

(A)	The representations and warranties contained in each Loan Document are true and correct on and as of the date of the Proposed Issuance, before and after giving effect to (1) such Proposed Issuance and (2) the application of the proceeds therefrom, as though made on and as of the date of the Proposed Issuance;

Exh. C-1

(B)	No Default or Event of Default has occurred and is continuing, or would result from (1) such Proposed Issuance or (2) from the application of the proceeds therefrom; and

(C)	(1) the Total Unencumbered Asset Value equals or exceeds Consolidated Unsecured Indebtedness of the Parent Guarantor that will be outstanding after giving effect to the Proposed Issuance, and (2) before and after giving effect to the Proposed Issuance, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04 of the Credit Agreement, and attached hereto is supporting information showing the computations used in determining compliance with such covenants.

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
Name:
Title:

Exh. C-2

EXHIBIT D to the
CREDIT AGREEMENT

FORM OF
GUARANTY SUPPLEMENT

GUARANTY SUPPLEMENT

________ __, ____

Deutsche Bank AG New York Branch,
as Administrative Agent
under the Credit Agreement
referred to below
60 Wall Street
New York, New York 10005
Attention: [________]

Credit Agreement dated as of December 6, 2018 (as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Summit Hotel OP, LP, as Borrower, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, the Lender Parties party thereto, Deutsche Bank AG New York Branch, as Administrative Agent for the Lender Parties and the Arrangers party thereto.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty set forth in Article VII thereof (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement.

Section 1.          Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise in each case exclusive of all Excluded Swap Obligations (such guaranteed Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty Supplement, the Guaranty, the Credit Agreement or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection. Notwithstanding anything to the contrary herein, the Lender Parties shall immediately release the guaranty of the undersigned at such time as the undersigned has completed Transfers and/or designations in compliance with Section 5.02(e) of the Credit Agreement such that the undersigned does not own, directly or indirectly any one or more Unencumbered Assets.

Exh. D-1

(b)          The undersigned, and by its acceptance of the benefits of this Guaranty Supplement, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c)          The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

Section 2.          Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Subsidiary Guarantor by all of the terms and conditions of the Credit Agreement and the Guaranty to the same extent as each of the other Subsidiary Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Credit Agreement to an “Additional Guarantor”, a “Loan Party” or a “Subsidiary Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.          Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Subsidiary Guarantor; provided, however, that, to the extent there have been any changes in factual matters related to the addition of the undersigned as a Subsidiary Guarantor or the addition of any Asset owned by the undersigned as an Unencumbered Asset warranting updated Schedules to the Credit Agreement (so long as such changes in factual matters shall in no event comprise a Default or an Event of Default under the Credit Agreement), such updated Schedules are attached as Exhibit A hereto.

Section 4.          Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5.          Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Guaranty or the Credit Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Credit Agreement, the Guaranty thereunder or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

Exh. D-2

(c)          The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Credit Agreement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)          THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title:

Exh. D-3

EXHIBIT E to the
CREDIT AGREEMENT

FORM OF
ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of December 6, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement) among Summit Hotel OP, LP, a Delaware limited partnership, as Borrower, Summit Hotel Properties, Inc., the Subsidiary Guarantors party thereto, the Lender Parties party thereto, Deutsche Bank AG New York Branch, as Administrative Agent for the Lender Parties party thereto.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1.          Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement Facilities specified on Schedule 1 hereto. After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

2.          Such Assignor (a) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (d) attaches the Note or Notes (if any) held by such Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3.          Such Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (e) confirms that it is an Eligible Assignee; (f) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (g) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender Party; and (h) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

Exh. E-1

4.          Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5.          Upon such acceptance by the Administrative Agent and, if applicable, the Borrower and recording by the Administrative Agent, as of the Effective Date, (a) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender Party thereunder and (b) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

6.          Upon such acceptance by the Administrative Agent and, if applicable, the Borrower and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.          This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

8.          This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the person executing this Assignment and Acceptance) shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Exh. E-2

SCHEDULE 1
to
ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Revolving Credit Facility
Percentage interest assigned		%		%		%		%		%
Percentage interest retained		%		%		%		%		%
Revolving Credit Commitment assigned	$		$		$		$		$
Revolving Credit Commitment retained	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Credit Advances assigned	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Credit Advances retained	$		$		$		$		$
Principal amount of Revolving Note payable to Assignor	$		$		$		$		$
Letter of Credit Facility
Letter of Credit Commitment assigned	$		$		$		$		$
Letter of Credit Commitment retained	$		$		$		$		$
Term Loan Facility
Percentage interest assigned		%		%		%		%		%
Percentage interest retained		%		%		%		%		%
Term Loan Commitment assigned	$		$		$		$		$
Term Loan Commitment retained	$		$		$		$		$
Aggregate outstanding principal amount of the Term Advance assigned	$		$		$		$		$
Aggregate outstanding principal amount of	$		$		$		$		$
the Term Advance retained
Principal amount of Term Note payable to Assignor	$		$		$		$		$

ASSIGNEES:
Revolving Credit Facility
Percentage interest assumed		%		%		%		%		%
Revolving Credit Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Credit Advances assumed	$		$		$		$		$
Principal amount of Revolving Note payable to Assignee	$		$		$		$		$
Letter of Credit Facility
Letter of Credit Commitment assumed	$		$		$		$		$
Term Loan Facility
Percentage interest assumed		%		%		%		%		%
Term Loan Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of the Term Advance assumed	$		$		$		$		$
Principal amount of Term Note payable to Assignee	$		$		$		$		$

Exh. E-3

Effective Date (if other than date of acceptance by Administrative Agent):
6_________ __, ____

Assignors

______________________, as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

Dated: __________ __, ____

______________________, as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

Dated: __________ __, ____

______________________, as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

Dated: __________ __, ____

______________________, as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

Dated: __________ __, ____

6 This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent and, if applicable, the Borrower.

Exh. E-4

______________________, as Assignee
[Type or print legal name of Assignor]

By:
Name:
Title:
E-mail address for notices:

Dated: __________ __, ____

Domestic Lending Office:

Eurodollar Lending Office:

______________________, as Assignee
[Type or print legal name of Assignor]

By:
Name:
Title:
E-mail address for notices:

Dated: __________ __, ____

Domestic Lending Office:

Eurodollar Lending Office:

______________________, as Assignee
[Type or print legal name of Assignor]

By:
Name:
Title:
E-mail address for notices:

Dated: __________ __, ____

Domestic Lending Office:

Eurodollar Lending Office:

Exh. E-5

______________________, as Assignee
[Type or print legal name of Assignor]

By:
Name:
Title:
E-mail address for notices:

Dated: __________ __, ____

Domestic Lending Office:

Eurodollar Lending Office:

Exh. E-6

Accepted [and Approved] this _____
day of _________, ____

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Approved this _____ day
of ___________, _____

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
Name:
Title:

Exh. E-7

EXHIBIT F-1 to the
CREDIT AGREEMENT

FORM OF
OPINION OF KLEINBERG, KAPLAN, WOLFF & COHEN, P.C.

See Attached.

December 6, 2018

Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch,
as Administrative Agent
60 Wall Street
New York, New York 10005

Re:	Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Summit Hotel OP, LP, as borrower (“Borrower”), Summit Hotel Properties, Inc. (“Parent Guarantor”) and the subsidiary guarantors party thereto set forth on Schedule B attached hereto (each, a “Subsidiary Guarantor”, and, collectively, the “Subsidiary Guarantors”), as guarantors), the Initial Lenders, the Initial Issuing Bank and Swing Line Banks (as such capitalized terms are defined in the Credit Agreement), Deutsche Bank AG New York Branch (“DBAG”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lender Parties, and as Lender (as such capitalized terms are defined in the Credit Agreement), Bank of America, N.A., DBAG, Regions Bank and U.S. Bank National Association as Co-Syndication Agents (as defined in the Credit Agreement), and Deutsche Bank Securities Inc. as Arranger (as defined in the Credit Agreement), and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Regions Capital Markets and U.S. Bank National Association as Joint Bookrunners (as such capitalized terms are defined in the Credit Agreement)

Ladies and Gentlemen:

We have acted as special New York counsel to Borrower, Parent Guarantor and Subsidiary Guarantors (referred to herein, collectively, as the “Clients,” and each as a “Client”) solely with respect to the following documents (collectively, the “Loan Documents”):

(a)	the Credit Agreement;

(b)	(i) the Revolving Note, dated as of the date hereof, made by Borrower in favor of PNC Bank, National Association, in the original principal amount of $25,000,000, (ii) the Revolving Note, dated as of the date hereof, made by Borrower in favor of Regions Bank, in the original principal amount of $49,000,000, and (iii) the Revolving Note, dated as of the date hereof, made by Borrower in favor of U.S. Bank National Association, in the original principal amount of $49,000,000, and (iv) the Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch, as Administrative Agent December 6, 2018 Revolving Note, dated as of the date hereof, made by Borrower in favor of Royal Bank of Canada, in the original principal amount of $25,000,000, and (v) the Revolving Note, as of the date hereof, made by Borrower in favor of KeyBank National Association, in the original principal amount of $25,000,000, and (vi) the Revolving Note, dated as of the date hereof, made by Borrower in favor of Branch Banking and Trust Company, in the original principal amount of $25,000,000, and (vii); the Revolving Note, dated as of the date hereof, made by Borrower in favor of Capital One, National Association, in the original principal amount of $25,000,000, and (viii); the Revolving Note, dated as of the date hereof, made by Borrower in favor of Deutsche Bank AG New York Branch, in the original principal amount of $80,000,000, and (ix) the Revolving Note, dated as of the date hereof, made by Borrower in favor of BMO Harris Bank N.A, in the original principal amount of $25,000,000.

Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch,
as Administrative Agent
December 6, 2018

(c)	(i) the Term Note, dated as of the date hereof, made by Borrower in favor of Capital One, National Association, in the original principal amount of $15,000,000, (ii) the Term Note, dated as of the date hereof, made by Borrower in favor of U.S. National Bank National Association in the original principal amount of $31,000,000, and (iii) the Term Note, dated as of the date hereof, made by Borrower in favor of Regions Bank, in the original principal amount of $31,000,000, and (iv) the Term Note, dated as of the date hereof, made by Borrower in favor of BMO Harris Bank N.A., in the original principal amount of $15,000,000, and (v) the Term Note dated as of the date hereof, made by Borrower in favor of PNC Bank National Association, in the original principal amount of $15,000,000, and (vi) the Term Note, dated as of the date hereof, made by Borrower in favor of KeyBank National Association, in the original principal amount of $15,000,000, and (vii) the Term Note, dated as of the date hereof, made by Borrower in favor of Royal Bank of Canada, in the original principal amount of $15,000,000, and (vii) the Term Note, dated as of the date hereof, made by Borrower in favor of Branch Banking and Trust Company, in the original principal amount of $15,000,000.

For purposes of this opinion letter (this “Opinion”), we have examined execution counterparts of the Loan Documents.

With respect to all such examinations we have assumed without investigation (i) the authenticity of all Loan Documents furnished to us as originals and the genuineness of all signatures (including of the Clients) on all such original Loan Documents, (ii) the conformity to original Loan Documents of all Loan Documents furnished to us as photostatic or conformed copies of original Loan Documents, and (iii) the legal capacity of natural persons.

We have also assumed (i) the due authorization, execution and delivery of the Loan Documents by each of the parties thereto (including the Clients), (ii) that each such party has all Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch, as Administrative Agent December 6, 2018 requisite power and authority to perform its respective obligations under each Loan Document to which it is a party, (iii) the enforceability of the Loan Documents with respect to each party thereto (except the Clients), and (iv) the compliance with all applicable laws by each party to a Loan Document (other than as set forth in paragraphs 1, 2 and 3 below). We have been informed, and we further assume, that no collateral described and/or otherwise encumbered by any Loan Document is located in the State of New York.

We have assumed that all parties to the Loan Documents are, on the date hereof, in compliance with all of their obligations and undertakings arising thereunder. As to certain matters of fact, we have examined and relied upon the representations and warranties contained in the Loan Documents, and we have assumed the accuracy of all such representations and warranties without any independent investigation or verification of such facts. As to any other facts material to this Opinion which we did not independently establish or verify, we have relied upon statements, representations and/or certificates of the Clients. We have assumed that the Lenders have knowledge of all of the information and disclosures contained in or referred to in the Loan Documents and in the schedules and exhibits thereto, and each opinion and statement herein is qualified by such information and disclosures. We are not opining on Maryland or Delaware law (and certain other matters covered by other legal opinions) to which we understand you are relying on the following: (a) the opinion of Venable LLP, as Maryland counsel to Parent Guarantor and (b) the opinion of Hagen, Wilka & Archer, LLP, as special counsel to the Clients, each dated as of the date hereof (collectively, the “Other Opinions”), and have assumed the accuracy and completeness of all matters set forth therein (other than as to the matters set forth in paragraphs 1, 2 and 3 below, subject to the other assumptions and exclusions in this Opinion).

Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch,
as Administrative Agent
December 6, 2018

We call the Lenders’ attention to the fact that our engagement by the Clients has been limited to such specific matters as to which we are consulted or which are referred to us by the Clients, and there may exist matters of a legal nature which could have a bearing on the Clients’ obligations, commitments, legal status or financial condition with respect to which we have not been consulted or retained.

Based upon and subject to the foregoing, and subject further to all of the other assumptions, disclaimers, exceptions, qualifications and limitations hereinafter described, it is our opinion as of the date of this Opinion that:

1.          The execution and delivery by each Client of each Loan Document to which it is a party do not, and the performance by such Client of its applicable obligations thereunder and the consummation of the transactions contemplated by the Loan Documents in accordance with their terms will not, violate any New York law, rule or regulation which in our experience is typically applicable to borrowers, guarantors or persons granting security interests in the types of collateral described in the Loan Documents generally, assuming the correctness of Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch, Borrower’s, Parent Guarantor’s and/or any Subsidiary Guarantor’s statements made as representations and warranties in Section 4.01 and other provisions of the Credit Agreement, as applicable to Borrower, Parent Guarantor and/or any Subsidiary Guarantor.

2.          No authorization or approval or other action by, and no notice to or filing with, any New York governmental authority or regulatory body is required which in our experience is typically applicable to borrowers, guarantors or persons entering into similar transactions for (a) the due execution, delivery or performance by each Client of any Loan Document to which it is a party or the consummation of the transactions contemplated by the Loan Documents, or (b), to our knowledge, the exercise by the Administrative Agent or any Secured Party of its rights under the Loan Documents, in accordance with their terms.

3.          Assuming the due authorization, execution and delivery by each Client under Applicable Organizational Law (as hereinafter defined) of the Loan Documents to which such Client is party, each applicable Loan Document to which such Client is party is valid, binding and enforceable under New York law against such Client in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, debtor relief or similar laws, including those affecting the rights and remedies of creditors generally, (ii) the application of general equitable principles (whether such enforcement is sought by proceedings in equity or at law), and/or (iii) the application of principles of public policy. For purposes of this paragraph 3, “Applicable Organizational Law” shall mean, with respect to each Client, the relevant laws of the state of incorporation, formation, or other organization of such Client. With respect to each Loan Document, in the event the choice of New York law therein is not respected by a court acting under the laws of a state other than the State of New York or otherwise, we render no opinion whatsoever as to the enforceability of such Loan Document (or the terms contained therein).

The foregoing opinions are subject to the following further exceptions, qualifications and limitations:

A.           We express no opinion as to the legality, validity, binding effect or enforceability of any provisions of the Loan Documents that purport to permit the Lenders to increase the rate of interest or to collect a late charge or similar fee in the event of delinquency or default to the extent a court may find the same to constitute a penalty or to be unreasonable under the circumstances.

B.           Our opinions do not include, nor shall they be deemed to include, any opinion or supporting factual investigation as to any of the following (the term “laws” as used below includes all applicable rules, regulations, requirements, and judicial and agency decisions):

Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch,
as Administrative Agent
December 6, 2018

a.	compliance with state securities laws;

b.	any and all matters relating to state or local income taxation, or related income taxation questions, including all laws with respect thereto;

c.	federal and state laws governing financial institutions;

d.	pension and employee benefit laws;

e.	state antitrust and unfair competition laws;

f.	state laws concerning filing requirements;

g.	compliance with fiduciary duty laws;

h.	state and local environmental laws;

i.	any real property law, including state and local zoning, development and development or air rights, planning and land use laws, and any laws relating to the leasing of real property;

J.	state criminal and civil forfeiture laws;

k.	state laws concerning patents, trademarks, and copyrights;

l.	state labor and safety laws;

m.	federal or state civil rights, equal opportunity, anti-discrimination and similar laws;

n.	fraudulent transfer and fraudulent conveyance laws;

o.	racketeering laws and regulations (e.g., RICO);

p.	laws, regulations, and policies concerning (A) national and local emergency and (B) possible judicial deference to acts of sovereign states;

q.	health and safety laws and regulations;

r.	federal and state criminal laws and other statutes of general application to the extent they provide for criminal prosecution (e.g. mail fraud and wire fraud statutes);

s.	Foreign Corrupt Practices Act and similar laws and treaties;

t.	the USA Patriot ACT (Title III of Public L. 107-56) or other anti-money laundering laws or regulations;

u.	the Trading with the Enemy Act of 1917, 50 U.S.C.A. app. §1 et seq., of the United States;

Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch,
as Administrative Agent
December 6, 2018

v.	the International Emergency Economic Powers Act, 50 U.S.C.A. §1701 et seq., of the United States;

w.	all United States Executive Orders (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or support Terrorism), rules, regulations (including regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury), and other official acts promulgated under any of the foregoing;

x.	any provision of any Loan Document purporting to apply or be interpreted by the laws of a state other than the State of New York.

y.	the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state, or regional level);

z.	federal and state laws concerning ownership filing requirements (such as Exon-Florio);

aa.	state and local zoning, development or air rights, planning and land use laws;

bb.	any other statute, rule, regulation, ordinance, decree or decisional law relating to land use, fiduciary duty, bankruptcy, insolvency, antiterrorism, labor and employment, or criminal and civil forfeiture, laws governing the legality of investments for regulated entities, Regulations T, U or X of the Board of Governors of the Federal Reserve System, the International Investment and Trade in Services Survey Act or the implementing regulations therefor; or

cc.	judicial decisions to the extent that they deal with any of the foregoing.

C.           We have assumed that all laws, statutes, and judicial decisions constituting the law of the State of New York are generally available (i.e., in terms of access and distribution following publication thereof) to lawyers practicing in the State of New York, and are in a format that makes legal research reasonably feasible.

Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch,
as Administrative Agent
December 6, 2018

D.           The opinions expressed herein are qualified to reflect that enforceability may be limited by any unconscionable or inequitable conduct on the part of the Lenders (including, without limitation, any requirement that a lender and its agents act in a commercially reasonable manner and by restrictions on the rights of the Lenders to exercise rights and remedies under the Loan Documents, if it is determined, in substance, by a court of competent jurisdiction, that such exercise is not in good faith or commercially reasonable, or that a default is not material, or it cannot be demonstrated that enforcement is reasonably necessary for the protection of the Lenders), by defenses arising as a consequence of the passage of time, and by defenses arising as a result of the Lenders’ failure to act promptly, in a commercially reasonable manner, reasonably or in good faith. Notwithstanding anything expressly or by implication contained in this Opinion, we express no opinion as to the enforceability of (a) restrictive covenants, non-competition agreements or similar restrictions, (b) indemnity or contribution agreements under United States federal and New York State laws or under public policies underlying such laws, or (c) provisions in any of the Loan Documents (i) requiring the waiver of procedural, judicial or substantive rights, (ii) permitting modification of any of the Loan Documents only in writing, or (iii) stating that provisions in any of the Loan Documents are severable.

E.           We express no op1mon as to the legality, validity, binding effect or enforceability of any provision of the Loan Documents that purports to grant any power of attorney or constitute any person as an agent, proxy or attorney in fact of any of Borrower or any Guarantor, or any other person or entity, as applicable, or to create any trust or other fiduciary relationship.

F.          We express no opinion as to any potential conflict oflaws.

G.          We express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof with respect to the obligations of any applicable guarantor, joint obliger, surety, accommodation party or other secondary obliger.

H.          We express no opinion as to the ability of the Clients to repay the obligations reflected in the Loan Documents or as to the present or future value of any security that may be realized by your exercise of any remedy under the Loan Documents.

I.           We express no opinion with respect to the enforceability of the terms of any agreement or instrument (other than the terms of the Loan Documents) notwithstanding the fact that such other agreements or instruments may be referred to, or incorporated by reference, in the Loan Documents.

J.           We express no opinion as to the availability of the remedy of specific performance, or of injunctive relief, or any opinion with respect to the willingness of a court to enforce the Loan Documents in the event of a non-material breach thereof.

K.          We express no opinion concerning the validity or enforceability of the Loan Documents to the extent such validity or enforceability may be impaired or affected by any conduct of the Lenders that gives rise to claims based on allegations of lender liability. We express no opinion as to the creation, perfection or priority of any liens or security interests, including, without limitation, with respect to Section 2.18 of the Credit Agreement.

Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch,
as Administrative Agent
December 6, 2018

L.          We express no opinion as to the enforceability of any provision of any Loan Document: (a) that purports to establish (or may be construed to establish) evidentiary standards; (b) that constitutes a waiver which is prohibited under the Uniform Commercial Code of the State of New York; (c) under which a party waives any notices, rights, defenses or offsets afforded to it under law or constitutional provision, or by which a party waives any right afforded to it by applicable law or under principles of equity after a default, including, without limitation, any waiver of notices and/or the statute of limitations, a right to cause a marshaling of assets or a right to trial by jury; (d) purporting to preserve and maintain the liability of any party to any guaranty despite the fact that the guaranteed obligation is unenforceable due to illegalities; (e) under which a party may be obligated to pay legal and other professional fees incurred by or on behalf of a secured party or the cost of collection following a default, to the extent a court may conclude that such fees or costs are unreasonable or uncollectible; (f) under which a party disclaims liability or responsibility to any person for, or claims a right of indemnity for, any loss, claim, cause of action, indebtedness, damage or injury arising from such party’s actions or omissions; (g) purporting to give a right of self help, without legal process, to a secured party; or (h) pursuant to which a party consents to the jurisdiction of any federal court insofar as such provision relates to the subject matter jurisdiction of such court to adjudicate any controversy related to the Loan Documents; (i) purporting to establish or satisfy certain factual standards or conditions to be met by a lender to satisfy applicable law, or to define what is commercially reasonable behavior, or to establish any standard as the measure of any party’s obligation of good faith, diligence or reasonableness of care; G) purporting to sever unenforceable provisions from such Loan Document, to the extent that the enforcement of the remaining provisions would frustrate the fundamental intent of the parties to such documents; (k) purporting to provide for a waiver of Lender’s obligation to elect among remedies available pursuant to the Loan Documents or applicable law; (1) restricting access to legal or equitable remedies, to the extent a court deems such restriction against public policy; (m) providing that decisions or determinations by any person are conclusive without consent of such person subject to such provision; (n) purport to waive vaguely or broadly stated rights or unknown future rights; (o) [omitted]; (p) purporting to establish liability limitations with respect to third parties or rights of third parties to enforce provisions of any Loan Documents; or (q) purporting to establish rights of or to setoff (beyond those established by statutory law), penalties in respect of breach or prepayment or liquidated damages.

M.         We express no opinion with respect to any prov1s1on of any Loan Document (a) constituting an agreement to agree, (b) requiring a Client to act in contravention of other agreements, or (c) providing for the accrual of interest upon interest.

N.          We express no opinion with respect to any issue arising out of or related to the identity or status of any transferee of a Loan Document or participant under the Loan Documents.

In giving the opinions herein, the knowledge and awareness of this firm is expressly limited to acts, events and facts of which we presently have actual knowledge or awareness and to documents which we have actually examined; and no implied, apparent or constructive knowledge or awareness is to be attributed to or imputed to this firm, as counsel to the Clients or otherwise, by the Lenders in interpreting or relying upon the opinions herein expressed. In basing the opinions and other matters set forth herein on our “knowledge” or “awareness,” the word “knowledge” or “awareness” or similar language used herein signifies that, in the course of our representation of the Clients in matters with respect to which we have been engaged by the Clients as counsel, no information has come to our attention that would give us actual knowledge or actual awareness or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports and information on which we have relied are not accurate and complete. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters. The word “knowledge,” “awareness” and similar language used herein is intended to be limited to the knowledge or awareness of the lawyers within our firm who have worked on matters on behalf of the Clients in connection with the transactions contemplated by the Loan Documents.

Excluding the principles of conflict of laws, this Opinion is limited to the laws (to the extent in our experience typically applicable to transactions of the type contemplated by the Loan Documents) of the State of New York applicable thereto. In particular, no opinion is rendered hereunder with respect to any federal laws of the United States of America or on any matters for which an opinion or opinions have been rendered under any of the Other Opinions. We are not members of the bar of any jurisdiction other than the State of New York.

We note that the American Bar Association has indicated that law firms rendering opinions should not be considered financial guarantors of related transactions, and we expressly disclaim such a role.

[the rest of this page is blank]

Secured Parties under the Credit Agreement listed on Schedule A hereto and Deutsche Bank AG New York Branch,
as Administrative Agent
December 6, 2018

This Opinion is being rendered, and signed and released from our possession within the State of New York on the date hereof. By the Administrative Agent’s acceptance of this Opinion on behalf of the Lenders, the Administrative Agent (for itself and on behalf of the Lenders) irrevocably agrees that no action or proceeding may be brought against us in connection with or relating to this Opinion except in the federal and state courts located in the City, County and State of New York, and irrevocably consents to the exclusive jurisdiction of such courts for those purposes and waives any claims of forum non conveniens.

By accepting this Opinion, you agree that where, in rendering an opinion, we have made certain assumptions or limited the scope of our inquiry and review, we have done so with your consent.

We disclaim any undertaking to advise the Lenders about matters not specifically opined to herein. The opinions expressed in this Opinion are limited to the matters set forth in this Opinion, and no other opinions should be inferred beyond the matters expressly stated. The opinions expressed herein are subject to the qualifications and assumptions described herein and may be relied upon solely by the addressees hereof and by any assigns or successors thereof permitted under the Loan Documents (including banks subsequently added via syndication in accordance with the terms of the Loan Documents) for the purpose set forth above, and by no other persons and for no other purpose. The Lenders are not authorized to release, publish, communicate or otherwise divulge the contents of this Opinion to any third party (other than (1) successors and permitted assigns of the Secured Parties and (2) participants or assignees of the Loan Documents) without the prior written consent of Kleinberg, Kaplan, Wolff & Cohen, P.C.; except that the Lenders may (a) divulge this Opinion in litigation to the extent (i) not inconsistent with the second preceding paragraph (beginning with “This Opinion is being rendered”), (ii) required by legal process and (iii) we have been given reasonable advance written notice of such use and a reasonable opportunity to object and (b) provide copies to independent accountants, attorneys and other professional advisors acting on their behalf in connection with the Credit Agreement and the transaction contemplated thereby and governmental regulators if the Administrative Agent (on behalf of the Lenders) notifies us in writing within five (5) business days of doing so. We assume no obligation to supplement or amend this Opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Very truly yours,

SCHEDULE A

Secured Parties

Deutsche Bank AG New York Branch

Bank of America, N.A.

Regions Bank

Royal Bank of Canada

U.S. Bank National Association

PNC Bank, National Association

KeyBank National Association

Raymond James Bank, N.A.

Branch Banking and Trust Company

Capital One, National Association

BMO Harris Bank, N.A.

SCHEDULE B

List of Guarantors

Summit Hotel TRS 003, LLC

Summit Hotel TRS 005, LLC

Summit Hotel TRS 030, LLC

Summit Hotel TRS 037, LLC

Summit Hotel TRS 044, LLC

Summit Hotel TRS 045, LLC

Summit Hotel TRS 052, LLC

Summit Hotel TRS 053, LLC

Summit Hotel TRS 057, LLC

Summit Hotel TRS 060, LLC

Summit Hotel TRS 062, LLC

Summit Hotel TRS 065, LLC

Summit Hotel TRS 066, LLC

Summit Hotel TRS 084, LLC

Summit Hotel TRS 086, LLC

Summit Hotel TRS 087, LLC

Summit Hotel TRS 094, LLC

Summit Hotel TRS 099, LLC

Summit Hotel TRS 100, LLC

Summit Hotel TRS 102, LLC

Summit Hotel TRS 113, LLC

Summit Hotel TRS 114, LLC

Summit Hotel TRS 117, LLC

Summit Hotel TRS 118, LLC

Summit Hotel TRS 119, LLC

Summit Hotel TRS 120, LLC

Summit Hotel TRS 121, LLC

Summit Hotel TRS 122, LLC

Summit Hotel TRS 123, LLC

Summit Hotel TRS 126, LLC

Summit Hotel TRS 127, LLC

Summit Hotel TRS 128, LLC

Summit Hotel TRS 129, LLC

Summit Hotel TRS 130, LLC

Summit Hotel TRS 131, LLC

Summit Hotel TRS 132, LLC

Summit Hotel TRS 134, LLC

Summit Hotel TRS 135, LLC

Summit Hotel TRS 136, LLC

Summit Hotel TRS 137, LLC

Summit Hotel TRS 138, LLC

Summit Hotel TRS 139, LLC

Summit Hotel TRS 140, LLC

Summit Hotel TRS 141, LLC

Summit Hotel TRS 142, LLC

Summit Hotel TRS 143, LLC

Summit Hotel TRS 144, LLC

Summit Hotel TRS 145, LLC

Summit Hotel TRS 146, LLC

BP Watertown Hotel, LLC

Carnegie Hotels, LLC

San Fran N, LLC

Summit Group of Scottsdale, AZ LLC

Summit Hospitality 057, LLC

Summit Hospitality 060, LLC

Summit Hospitality 084, LLC

Summit Hospitality 100, LLC

Summit Hospitality 114, LLC

Summit Hospitality 117, LLC

Summit Hospitality 118, LLC

Summit Hospitality 119, LLC

Summit Hospitality 120, LLC

Summit Hospitality 121, LLC

Summit Hospitality 122, LLC

Summit Hospitality 123, LLC

Summit Hospitality 126, LLC

Summit Hospitality 127, LLC

Summit Hospitality 128, LLC

Summit Hospitality 129, LLC

Summit Hospitality 130, LLC

Summit Hospitality 131, LLC

Summit Hospitality 132, LLC

Summit Hospitality 134, LLC

Summit Hospitality 135, LLC

Summit Hospitality 136, LLC

Summit Hospitality 137, LLC

Summit Hospitality 138, LLC

Summit Hospitality 139, LLC

Summit Hospitality 141, LLC

Summit Hospitality 142, LLC

Summit Hospitality 143, LLC

Summit Hospitality 144, LLC

Summit Hospitality 145, LLC

Summit Hospitality 18, LLC

Summit Hospitality 25, LLC

Summit Hospitality I, LLC

Summit Hospitality VI, LLC

EXHIBIT F-2 to the
CREDIT AGREEMENT

FORM OF
OPINION OF VENABLE LLP

See Attached.

December 6, 2018

Deutsche Bank AG New York Branch,

as Administrative Agent and Lender and on behalf of the secured parties under the Credit Agreement (as defined herein)

Bank of America, N,A.

Regions Bank

Royal Bank of Canada

U.S. Bank National Association

PNC Bank, National Association

KeyBank National Association Raymond James Bank, N.A.

Branch Banking and Trust Company

Capital One, National Association

BMO Harris Banlc, N.A.

c/o Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005

Re:	Summit Hotel Properties, Inc.

Ladies and Gentlemen:

We have served as Maryland counsel to Summit Hotel Properties, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among the Company, Summit Hotel OP, LP, a Delaware limited liability company (the “Borrower”), the entities listed on the signature pages thereof as the subsidiary guarantors (together with any additional guarantors acceding thereto pursuant to Sections 5.0l(i), 5.0l(x) or 7.05), the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders (the “Initial Lenders” and, together with each acceding lender that shall become a party thereto pursuant to Section 2.17 and each person that shall become a lender pursuant to Section 9.07, the “Lenders”), Deutsche Bank AG New York Branch (“DBNY”), Bank of America, N.A., Regions Bank and U.S. Bank National Association, as the initial issuers of letters of credit, DBNY, as administrative agent (the “Administrative Agent”), Bank of America, N.A., Regions Bank and U.S. Bank National Association, as co-syndication agents, and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Regions Capital Markets and U.S. Bank National Association, as joint lead arrangers and as joint bookrunners. This firm did not participate in the negotiation or drafting of the Credit Agreement or the other Transaction Documents (as defined herein).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.          The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2.          The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

3.          Resolutions adopted by the Board of Directors of the Company, relating to, among other matters, the execution, delivery and performance of the Transaction Documents, certified as of the date hereof by an officer of the Company;

1

Deutsche Bank AG New York Branch, et al.
December 6, 2018

4.          The Credit Agreement;

5.          Eight Revolving Notes, each dated as of the date hereof (the “Revolving Notes”), made by the Borrower in favor of the Lender named therein;

6.          Seven Term Notes, each dated as of the date hereof (the “Term Notes” and, together with the Credit Agreement and the Revolving Notes, the “Transaction Documents”), made by the Borrower in favor of the Lender named therein;

7.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8.          A certificate executed by an officer of the Company, dated as of the date hereof; and

9.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As used herein, the term “Affiliated Capacity” shall mean the Company’s capacity as the sole member of Summit Hotel GP, LLC, a Delaware limited liability company (“Summit GP”), acting in Summit GP’s capacity as general partner of the Borrower.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original Documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

Deutsche Bank AG New York Branch, et al.
December 6, 2018

2.          The Company has the corporate power to enter into and perform its obligations, in its own capacity and in its Affiliated Capacity, as applicable, under the Transaction Documents, and to consummate the transactions contemplated by the Transaction Documents.

3.          The execution and delivery by the Company, in its own capacity and in its Affiliated Capacity, as applicable, and the performance by the Company, in its own capacity and in its Affiliated Capacity, as applicable, of its obligations under the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company.

4.          The Transaction Documents have been duly executed and, so far as is known to us, delivered by the Company, in its own capacity and in its Affiliated Capacity, as applicable.

5.          The execution and delivery by the Company, in its own capacity and in its Affiliated Capacity, as applicable, of the Transaction Documents, and the performance by the Company, in its own capacity and in its Affiliated Capacity, as applicable, of its obligations thereunder and the consummation of the transactions contemplated by the Transaction Documents, do not violate (a) the Charter or the Bylaws, or (b) any Maryland statutes, rules or regulations or, so far as is known to us, any decrees or orders, of any Maryland governmental authority applicable to the Company, in its own capacity or in its Affiliated Capacity, as applicable.

6.          No consent, approval, authorization or other action by or order of, or notice to or filing, registration or qualification with, any Maryland court or governmental authority in the State of Maryland in respect of the Company is required in connection with the execution, delivery or performance of the Transaction Documents by the Company, in its own capacity or in its Affiliated Capacity, as applicable, or the consummation by the Company, in its own capacity or in its Affiliated Capacity, as applicable, of the transactions contemplated thereby.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws· regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. We express no opinion with respect to the actions which may be required for the Borrower or Summit GP to authorize, execute, deliver or perform any document. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. Our opinion expressed in paragraph 5(b) above is based upon our consideration of only those Maryland statutes, rules or regulations, if any, and those decrees or orders of governmental authorities of the State of Maryland, if any, which, in our experience, are normally applicable to transactions of the type referred to in such paragraph. Our opinion expressed in paragraph 6 above is based upon our consideration of only those consents, approvals, authorizations, actions, orders of, notices to, or filings, registrations or qualifications with, any Maryland court or governmental authority of the State of Maryland, if any, which, in our experience, are normally applicable to transactions of the type referred to in such paragraph. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Deutsche Bank AG New York Branch, et al.
December 6, 2018

This opinion is being furnished to you solely for your benefit in connection with the execution delivery and performance of the Transaction Documents. Accordingly, it may not be relied upon by, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent. Notwithstanding the foregoing sentence, a copy of this opinion may be delivered to (i) Hagen, Wilka & Archer, LLP, counsel to the Company, in connection with its opinion of even date herewith in connection with the Transaction Documents and (ii) any person that becomes a Lender in accordance with the Credit Agreement and such parties may rely on this opinion as if it were addressed to it and had been delivered to it on the date hereof. Notwithstanding the foregoing sentence, a copy of this opinion may be delivered (but may not be relied upon by any recipient pursuant to this sentence) by you to your accountants, auditors and attorney and to any regulatory authorities or as otherwise required by law, in each case, for informational purposes only.

Very truly yours,

EXHIBIT F-3 to the
CREDIT AGREEMENT

FORM OF
OPINION OF HAGEN, WILKA & ARCHER, LLP

See Attached.

December 6, 2018

Deutsche Bank AG New York Branch,
as Administrative Agent and Lender and on behalf of the secured parties under the Credit Agreement (as defined herein)

Bank of America, N.A.

Regions Bank

U.S. Bank National Association
Royal Bank of Canada

PNC Bank, National Association

KeyBank National Association

Capital One, National Association

BMO Harris Bank, N.A.

Raymond James Bank, N.A.

Branch Banking and Trust Company

c/o Deutsche Bank AG New York Branch 60 Wall Street

New York, NY 10005

Summit Hotel OP, LP
Credit Agreement, Dated as of December 6, 2018

Ladies and Gentlemen:

We have acted as local counsel to Summit Hotel OP, LP, a Delaware limited partnership (the “Borrower”), and each of the subsidiary guarantors listed on the signature pages to the Credit Agreement (as defined below) (the “Subsidiary Guarantors”) in connection with the execution and delivery by the Borrower and the Subsidiary Guarantors of that certain Credit Agreement, dated as of December 6, 2018 (the “Credit Agreement”), by and among the Borrower, Summit Hotel Properties, Inc., a Maryland corporation, as Parent Guarantor, the Subsidiary Guarantors and the Lenders thereto. This opinion is being delivered at the request of the Borrower and the Subsidiary Guarantors pursuant to Section 3.01(a)(xiii)(B) of the Credit Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

In connection with the foregoing, we have examined the following documents:

i.	the Credit Agreement;

ii.	the Revolving Notes of the Borrower identified on Schedule 1 attached hereto (collectively, the “Revolving Notes”);

iii.	the Term Notes of the Borrower identified on Schedule 1 attached hereto (collectively, the “Term Notes”);

iv.	the Certificate of Formation of Summit Hotel GP, LLC, a Delaware limited liability company (the “General Partner”), as certified by the Secretary of the General Partner on the date hereof;

v.	the Limited Liability Company Agreement of the General Partner as certified by the Secretary of the General Partner on the date hereof;

vi.	the certificate of good standing issued by the Secretary of State of the State of Delaware (“DSOS”) with respect to the General Partner on November 7, 2018 (the “General Partner Good Standing Certificate”);

December 6, 2018

vii.	the Certificate of Limited Partnership of the Borrower and all amendments thereto, as certified by the Secretary of the General Partner on the date hereof;

viii.	the First Amended and Restated Agreement of Limited Partnership of the Borrower, together with all amendments thereto through the date hereof, as certified by the Secretary of the General Partner on the date hereof;

ix.	the certificate of good standing issued by the DSOS with respect to the Borrower on November 7, 2018 (the “Borrower Good Standing Certificate”);

x.	the Certificate of Incorporation of Summit Hotel TRS, Inc., a Delaware corporation (“TRS Holdco”), as certified by the Secretary of TRS Holdco on the date hereof;

xi.	the Bylaws of TRS Holdco as certified by the Secretary of TRS Holdco on the date hereof;

xii.	the certificate of good standing issued by the DSOS with respect to TRS Holdco on November 7, 2018 (the “TRS Holdco Good Standing Certificate”);

xiii.	with respect to each Subsidiary Guarantor listed on Schedule 2 attached hereto that has been referred to on such schedule as an “Ownership Entity,” the Certificate of Formation and Limited Liability Company Agreement, each as certified by the Secretary of such Subsidiary Guarantor on the date hereof;

xiv.	with respect to each Subsidiary Guarantor listed on Schedule 2 attached hereto that has been referred to on such schedule as an “Ownership Entity,” the certificate of good standing issued by the DSOS (the “Ownership Entity Good Standing Certificates”);

xv.	with respect to each Subsidiary Guarantor listed on Schedule 2 attached hereto that has been referred to on such schedule as a “TRS Lessee,” the Certificate of Formation and Limited Liability Company Agreement, each as certified by the Secretary of TRS Holdco on the date hereof;

xvi.	with respect to each Subsidiary Guarantor listed on Schedule 2 attached hereto that has been referred to on such schedule as a “TRS Lessee,” the certificate of good standing issued by the DSOS (the “TRS Lessee Good Standing Certificates,” and collectively with the General Partner Good Standing Certificate, the Borrower Good Standing Certificate, the TRS Holdco Good Standing Certificate and Ownership Entity Good Standing Certificates, the “Good Standing Certificates”);

xvii.	with respect to Summit Group of Scottsdale, Arizona, LLC (“Summit of Scottsdale”), the Second Amended and Restated Operating Agreement, the Articles of Organization, each as certified by the Secretary of Summit Group of Scottsdale, Arizona, LLC on the date hereof;

xviii.	with respect to Summit of Scottsdale, the certificate of good standing issued by the Secretary of State of the State of South Dakota (the “Scottsdale Good Standing Certificate”);

xix.	with respect to BP Watertown Hotel, LLC (“BP Watertown”), (i) the certificate of formation issued by the Secretary of State of the State of Massachusetts (the “BP Certificate of Formation”) and (ii) the certificate of good standing issued by the Secretary of State of the State of Massachusetts (the “BP Watertown Good Standing Certificate”);

xx.	with respect to Carnegie Hotels, LLC (“Carnegie Hotels”), (i) the certificate of formation issued by the Secretary of State of the State of Georgia (the “Carnegie Certificate of Formation”) and (ii) the certificate of good standing issued by the Secretary of State of the State of Georgia (the “Carnegie Good Standing Certificate”);

December 6, 2018

xxi.	the resolutions identified on Schedule 3 attached hereto; and

xxii.	such other documents, certificates and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

The Borrower, the General Partner, TRS Holdco, the Subsidiary Guarantors and Summit of Scottsdale are referred to collectively as the “Opinion Parties.” The Opinion Parties, BP Watertown and Carnegie Hotels are referred to collectively as the “Loan Parties”. With respect to each Opinion Party, the documents in items (iv) and (v), items (vii) and (viii), items (x) and (xi), item (xiii), item (xiv) and item (xvii) above are referred to as such Opinion Party’s “Organizational Documents,” as applicable.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents, submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, electronic or photostatic copies and the authenticity of the originals of such documents, (iii) the due authorization, execution and delivery of all documents by all parties thereto, except as expressly set forth in paragraph 2 below, and the legality, validity, binding effect and enforceability thereof against all parties thereto, (iv) the legal capacity of all natural persons and (v) the genuineness of all signatures.

As to factual matters, we have relied upon the accuracy of the representations and warranties made in the Credit Agreement, on certificates of officers of the Opinion Parties and on certificates of public officials. Certain matters of New York law are addressed in a separate opinion, addressed to you and dated the date hereof, of Kleinberg, Kaplan, Wolff & Cohen, P.C. and we express no opinion with respect to those matters. Certain matters of Maryland law are addressed in a separate opinion, addressed to you and dated the date hereof, of Venable LLP and we express no opinion with respect to those matters.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.	Each of the Opinion Parties is a limited partnership, limited liability company or corporation, as applicable, duly formed or incorporated, as applicable, and validly existing under the laws of the State of Delaware or the State of South Dakota, as applicable, with the limited partnership, limited liability company or corporate power and authority, as applicable, to execute and deliver and to perform its obligations under each Loan Document to which it is a party. Based solely on the applicable Good Standing Certificate, each Opinion Party is in good standing in the State of Delaware or South Dakota, as applicable.

2.	The execution, delivery and performance of each of the Loan Documents to which each Loan Party is a party has been duly authorized by all necessary limited partnership, limited liability company or corporate action, as applicable, and has been duly executed and delivered by such Loan Party.

3.	The execution and delivery by each Loan Party of each Loan Document to which it is a party do not, and the borrowings and issuances of letters of credit thereunder and the performance by each Loan Party of its respective obligations thereunder will not, violate (i) such Loan Party’s Organizational Documents, and (ii) with respect to each Opinion Party, the South Dakota Limited Liability Company Act (the “SDLLCA”), the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), the Delaware General Corporation Law (the “DGCL”) or the Delaware Limited Liability Company Act (the “DLLCA”).

December 6, 2018

4.	No filing with, notice to, or consent, approval, authorization or order of any court or governmental agency or body or official, not already made or obtained, is required to be made or obtained by any Opinion Party under the SDLLCA, the DRULPA, the DGCL or the DLLCA in connection with the execution and delivery by such Opinion Party of each Loan Document to which it is a party, the borrowings and issuances of letters of credit thereunder and the performance by such Opinion Party of its respective obligations thereunder.

5.	Based solely on the BP Certificate of Formation, BP Watertown is duly formed and validly existing under the laws of the State of Massachusetts. Based solely on the BP Watertown Good Standing Certificate, BP Watertown Hotel LLC is in good standing in the State of Massachusetts. Based solely on the Carnegie Certificate of Formation, Carnegie Hotels is duly formed and validly existing under the laws of the State of Georgia. Based solely on the Carnegie Good Standing Certificate, Carnegie Hotels, LLC is in good standing in the State of Georgia. Each of BP Watertown and Carnegie Hotels has the limited liability company power and authority to execute and deliver and to perform its obligations under each Loan Document to which it is a party.

6.	Each Loan Party is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company, respectively, in each other jurisdiction, as set forth opposite such Person’s name in Schedule 2 hereto, in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed.

7.	None of the Loan Parties are required to register as an investment company under the Investment Company Act of 1940, as amended.

The opinion expressed in paragraph 1 as to the good standing of each Opinion Party is given as of the date of issuance by the Secretary of State of the State of Delaware or Secretary of State of the State of South Dakota, respectively, of the Good Standing Certificate with respect to such Opinion Party.

We have assumed for purposes of the opinion expressed in paragraph 3 and 4 above that: (i) other than as required to be made or obtained under the SDLLCA, the DRULPA, the DGCL and the DLLCA, the Loan Parties and Opinion Parties, as applicable will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the transactions contemplated by the Loan Documents or performance of the Loan Documents; and (ii) all parties to the Loan Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents.

We do not express any opinion with respect to any accounting, financial or economic matters or the accuracy as to factual matters or any representation, warranty, data or other information, whether oral or written, that may have been made by any entity involved in the transaction described above, whether named herein or otherwise.

We do not purport to express any opinion as to the effect of any laws other than the SDLLCA, the DRULPA, the DLLCA and the DGCL.

The opinions set forth herein are rendered to the addressees hereof and their successors and permitted assigns (including any Person who becomes a Lender under the Credit Agreement pursuant to the terms of Section 9.07 of the Credit Agreement) in connection with the transactions referred to in this letter, are solely for the benefit of the addressees and their successors and permitted assigns (including any Person who becomes a Lender under the Credit Agreement pursuant to the terms of Section 9.07 of the Credit Agreement) and may not be distributed to or relied upon by any other Person or relied upon by the addressees in any other context, or quoted in whole or in part or otherwise reproduced in any other document, nor is this opinion to be filed with any governmental entity, except that the addressees and their successors and permitted assigns may disclose this opinion to their respective counsel, accountants, auditors, other consultants and advisors and regulatory agencies having jurisdiction over them or to the extent otherwise required by applicable law. This opinion speaks as of its date or, in the case of the opinion expressed in paragraph 1 as to the good standing of each Opinion Party, as of the date of issuance by the Secretary of State of the State of Delaware or Secretary of State of the State of South Dakota, respectively, of the Good Standing Certificate with respect to such Opinion Party, and this opinion does not purport to address matters which may arise after such date. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth.

Finally, our opinions set forth herein are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

Very truly yours,

SCHEDULE 1

Revolving Notes

Revolving Note of the Borrower, dated as of December 6, 2018, payable to the order of Deutsche Bank AG New York Branch, evidencing the indebtedness of the Borrower to Deutsche Bank AG New York Branch under the Revolving Credit Facility.

Revolving Note of the Borrower, dated as of December 6, 2018, payable to the order of Branch Banking and Trust Company, evidencing the indebtedness of the Borrower to Branch Banking and Trust Company under the Revolving Credit Facility.

Revolving Note of the Borrower, dated as of December 6, 2018, payable to the order of KeyBank National Association, evidencing the indebtedness of the Borrower to KeyBank National Association under the Revolving Credit Facility.

Revolving Note of the Borrower, dated as of December 6, 2018, payable to the order of PNC Bank, National Association, evidencing the indebtedness of the Borrower to PNC Bank, National Association under the Revolving Credit Facility.

Revolving Note of the Borrower, dated as of December 6, 2018, payable to the order of Regions Bank, evidencing the indebtedness of the Borrower to Regions Bank under the Revolving Credit Facility.

Revolving Note of the Borrower, dated as of December 6, 2018, payable to the order of Capital One, National Association, evidencing the indebtedness of the Borrower to Capital One, National Association under the Revolving Credit Facility.

Revolving Note of the Borrower, dated as of December 6, 2018, payable to the order of BMO Harris Bank, N.A., evidencing the indebtedness of the Borrower to BMO Harris Bank, N.A. under the Revolving Credit Facility.

Revolving Note of the Borrower, dated as of December 6, 2018, payable to the order of U.S. Bank National Association, evidencing the indebtedness of the Borrower to U.S. Bank National Association under the Revolving Credit Facility.

Term Notes

Term Note of the Borrower, dated as of December 6, 2018, payable to the order of Branch Banking and Trust Company, evidencing the indebtedness of the Borrower to Branch Banking and Trust Company under the Term Credit Facility.

Term Note of the Borrower, dated as of December 6, 2018, payable to the order of KeyBank National Association, evidencing the indebtedness of the Borrower to KeyBank National Association under the Term Credit Facility.

Term Note of the Borrower, dated as of December 6, 2018, payable to the order of PNC Bank, National Association, evidencing the indebtedness of the Borrower to PNC Bank, National Association under the Term Credit Facility.

Term Note of the Borrower, dated as of December 6, 2018, payable to the order of Regions Bank, evidencing the indebtedness of the Borrower to Regions Bank under the Term Credit Facility.

December 6, 2018

Term Note of the Borrower, dated as of December 6, 2018, payable to the order of Capital One, National Association, evidencing the indebtedness of the Borrower to Capital One, National Association under the Term Credit Facility.

Term Note of the Borrower, dated as of December 6, 2018, payable to the order of BMO Harris Bank, N.A., evidencing the indebtedness of the Borrower to BMO Harris Bank, N.A. under the Term Credit Facility.

Term Note of the Borrower, dated as of December 6, 2018, payable to the order of U.S. Bank National Association, evidencing the indebtedness of the Borrower to U.S. Bank National Association under the Term Credit Facility.

December 6, 2018

SCHEDULE 2

Subsidiary Guarantors

Ownership Entity	State of Formation	Good Standing Certificate Issuance	Foreign Qualification
San Fran JV, LLC	Delaware	November 7, 2018	California
Summit Hospitality 057, LLC	Delaware	November 7, 2018	Minnesota
Summit Hospitality 060, LLC	Delaware	November 7, 2018	Tennessee
Summit Hospitality 084, LLC	Delaware	November 7, 2018	Oregon
Summit Hospitality 100, LLC	Delaware	November 7, 2018	New York
Summit Hospitality 114, LLC	Delaware	November 13, 2018	California
Summit Hospitality 117, LLC	Delaware	November 7, 2018	Texas
Summit Hospitality 118, LLC	Delaware	November 7, 2018	Minnesota
Summit Hospitality 119, LLC	Delaware	November 7, 2018	New Jersey
Summit Hospitality 120, LLC	Delaware	December 3, 2018	Florida
Summit Hospitality 121, LLC	Delaware	November 7, 2018	Maryland
Summit Hospitality 122, LLC	Delaware	November 7, 2018	Massachusetts
Summit Hospitality 123, LLC	Delaware	November 7, 2018	North Carolina
Summit Hospitality 126, LLC	Delaware	November 7, 2018	Georgia
Summit Hospitality 127, LLC	Delaware	November 7, 2018	Tennessee
Summit Hospitality 128, LLC	Delaware	November 13, 2018	Georgia
Summit Hospitality 129, LLC	Delaware	November 13, 2018	California
Summit Hospitality 130, LLC	Delaware	November 13, 2018	Florida
Summit Hospitality 131, LLC	Delaware	November 13, 2018	Colorado
Summit Hospitality 132, LLC	Delaware	November 13, 2018	Illinois
Summit Hospitality 134, LLC	Delaware	November 13, 2018	Florida
Summit Hospitality 135, LLC	Delaware	November 13, 2018	North Carolina
Summit Hospitality 136, LLC	Delaware	November 13, 2018	Maryland
Summit Hospitality 137, LLC	Delaware	November 13, 2018	Maryland
Summit Hospitality 138, LLC	Delaware	November 13, 2018	Missouri
Summit Hospitality 139, LLC	Delaware	November 13, 2018	Pennsylvania
Summit Hospitality 140, LLC	Delaware	November 13, 2018	Texas
Summit Hospitality 141, LLC	Delaware	November 13, 2018	Georgia
Summit Hospitality 142, LLC	Delaware	November 13, 2018	Arizona
Summit Hospitality 143, LLC	Delaware	November 13, 2018	Massachusetts
Summit Hospitality 144, LLC	Delaware	November 13, 2018	Ohio
Summit Hospitality 145, LLC	Delaware	November 13, 2018	Connecticut
Summit Hospitality 17, LLC	Delaware	November 7, 2018	Minnesota
Summit Hospitality 18, LLC	Delaware	November 7, 2018	Minnesota
Summit Hospitality 25, LLC	Delaware	November 13, 2018	Texas
Summit Hospitality I, LLC	Delaware	November 7, 2018	Colorado, Louisiana, Texas
Summit Hospitality VI, LLC	Delaware	November 7, 2018	Minnesota

December 6, 2018

TRS Lessees	State of Formation	Good Standing Certificate Issuance
Summit Hotel TRS 003, LLC	Delaware	November 7, 2018	Minnesota
Summit Hotel TRS 005, LLC	Delaware	November 7, 2018	Minnesota
Summit Hotel TRS 030, LLC	Delaware	November 7, 2018	California
Summit Hotel TRS 037, LLC	Delaware	November 7, 2018	Texas
Summit Hotel TRS 044, LLC	Delaware	November 7, 2018	West Virginia
Summit Hotel TRS 045, LLC	Delaware	November 7, 2018	West Virginia
Summit Hotel TRS 052, LLC	Delaware	November 13, 2018	Arizona
Summit Hotel TRS 053, LLC	Delaware	November 13, 2018	Arizona
Summit Hotel TRS 057, LLC	Delaware	November 7, 2018	Minnesota
Summit Hotel TRS 060, LLC	Delaware	November 7, 2018	Tennessee
Summit Hotel TRS 062, LLC	Delaware	November 7, 2018	Minnesota
Summit Hotel TRS 065, LLC	Delaware	November 7, 2018	Minnesota
Summit Hotel TRS 066, LLC	Delaware	November 13, 2018	Louisiana
Summit Hotel TRS 084, LLC	Delaware	November 13, 2018	Oregon
Summit Hotel TRS 086, LLC	Delaware	November 13, 2018	Alabama
Summit Hotel TRS 087, LLC	Delaware	November 13, 2018	Alabama
Summit Hotel TRS 094, LLC	Delaware	November 13, 2018	Colorado
Summit Hotel TRS 099, LLC	Delaware	November 13, 2018	Georgia
Summit Hotel TRS 100, LLC	Delaware	November 13, 2018	New York
Summit Hotel TRS 102, LLC	Delaware	November 13, 2018	Louisiana
Summit Hotel TRS 113, LLC	Delaware	November 13, 2018	Texas
Summit Hotel TRS 114, LLC	Delaware	November 13, 2018	California
Summit Hotel TRS 117, LLC	Delaware	November 7, 2018	Texas
Summit Hotel TRS 118, LLC	Delaware	November 7, 2018	Minnesota
Summit Hotel TRS 119, LLC	Delaware	November 7, 2018	New Jersey
Summit Hotel TRS 120, LLC	Delaware	December 3, 2018	Florida
Summit Hotel TRS 121, LLC	Delaware	November 7, 2018	Maryland
Summit Hotel TRS 122, LLC	Delaware	November 7, 2018	Massachusetts
Summit Hotel TRS 123, LLC	Delaware	November 13, 2018	North Carolina
Summit Hotel TRS 126, LLC	Delaware	November 13, 2018	Georgia
Summit Hotel TRS 127, LLC	Delaware	November 13, 2018	Tennessee
Summit Hotel TRS 128, LLC	Delaware	November 13, 2018	Georgia
Summit Hotel TRS 129, LLC	Delaware	November 13, 2018	California
Summit Hotel TRS 130, LLC	Delaware	November 13, 2018	Florida
Summit Hotel TRS 131, LLC	Delaware	November 13, 2018	Colorado
Summit Hotel TRS 132, LLC	Delaware	November 13, 2018	Illinois
Summit Hotel TRS 134, LLC	Delaware	November 13, 2018	Florida
Summit Hotel TRS 135, LLC	Delaware	November 13, 2018	North Carolina
Summit Hotel TRS 136, LLC	Delaware	November 13, 2018	Maryland
Summit Hotel TRS 137, LLC	Delaware	November 13, 2018	Maryland
Summit Hotel TRS 138, LLC	Delaware	November 13, 2018	Missouri
Summit Hotel TRS 139, LLC	Delaware	November 13, 2018	Pennsylvania
Summit Hotel TRS 140, LLC	Delaware	November 13, 2018	Texas
Summit Hotel TRS 141, LLC	Delaware	November 13, 2018	Georgia
Summit Hotel TRS 142, LLC	Delaware	November 13, 2018	Arizona
Summit Hotel TRS 143, LLC	Delaware	November 13, 2018	Massachusetts
Summit Hotel TRS 144, LLC	Delaware	November 13, 2018	Ohio
Summit Hotel TRS 145, LLC	Delaware	November 13, 2018	Connecticut
Summit Hotel TRS 146, LLC	Delaware	December 3, 2018	Massachusetts
Summit Group of Scottsdale, Arizona, LLC	South Dakota	November 16, 2018	Arizona
BP Watertown Hotel LLC	Massachusetts	November 16, 2018	N/A
Carnegie Hotels, LLC	Georgia	November 16, 2018	N/A

SCHEDULE 3

1.	Resolutions adopted on December 6, 2018 by the Board of Directors of Summit Hotel Properties, Inc. on behalf of Summit Hotel Properties, Inc. in its own capacity and in its capacity as the sole member of Summit Hotel GP, LLC, a Delaware limited liability company and the general partner of Summit Hotel OP, LP, a Delaware limited partnership.

2.	Resolutions adopted on December 6, 2018 by the Board of Managers of each Subsidiary Guarantor listed on Schedule 2 attached hereto and referred to in such schedule as an “Ownership Entity.”

3.	Resolutions adopted on December 6, 2018 by the Board of Directors of TRS Holdco on behalf of each Subsidiary Guarantor listed on Schedule 2 attached hereto and referred to in such schedule as a “TRS Lessee.”

EXHIBIT G to the
CREDIT AGREEMENT

FORM OF
SECTION 2.12(g) U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of December 6, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Summit Hotel OP, LP, as borrower, and Deutsche Bank AG New York Branch, as administrative agent, and the other parties party thereto.

Pursuant to the provisions of Section 2.12(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER PARTY]

By:
Name:
Title:

Date:__________, __